     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 13, 1996
                                                      REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        PACKAGING RESOURCES INCORPORATED
             (Exact name of registrant as specified in its charter)

         DELAWARE                       3089                  36-3321568
      (State or other            (Primary Standard           (IRS Employer
      jurisdiction of                Industrial           Identification No.)
     incorporation or           Classification Code
       organization)                  Number)

                                                              JERRY J. CORIROSSI
               ONE CONWAY PARK                    VICE PRESIDENT-FINANCE AND ADMINISTRATION
          100 FIELD DRIVE, SUITE 300                     AND CHIEF FINANCIAL OFFICER
         LAKE FOREST, ILLINOIS 60045             ONE CONWAY PARK, 100 FIELD DRIVE, SUITE 300
                (847) 295-6100                           LAKE FOREST, ILLINOIS 60045
                                                                (847) 295-6100
 (Address, including zip code, and telephone       (Name, address, including zip code, and
 number, including area code, of registrant's     telephone number, including area code, of
         principal executive offices)                         agent for service)

                            ------------------------

                                    COPY TO:
                                Steven J. Gavin
                                Winston & Strawn
                              35 West Wacker Drive
                            Chicago, Illinois 60601
                                 (312) 558-5600
                            ------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
   AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration number for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                     PROPOSED
                                                    PROPOSED          MAXIMUM
                                                     MAXIMUM         AGGREGATE        AMOUNT OF
  TITLE OF SECURITIES BEING      AMOUNT BEING    OFFERING PRICE      OFFERING       REGISTRATION
          REGISTERED            REGISTERED (1)    PER UNIT (1)       PRICE (1)           FEE
11 5/8% Senior Secured Notes
 due 2003.....................   $110,000,000         100%         $110,000,000        $37,932

(1) In accordance with Rule 457(f)(2), the registration fee is calculated based on the book value, which has been computed as of June 11, 1996, of the outstanding 11 5/8% Senior Secured Notes due 2003 of Packaging Resources Incorporated.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                        PACKAGING RESOURCES INCORPORATED
                             CROSS-REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

  ITEM
 NUMBER                           ITEM                                        LOCATION IN PROSPECTUS
- ---------  --------------------------------------------------  ----------------------------------------------------
    1.     Forepart of the Registration Statement and Outside
            Front Cover Page of Prospectus...................  Facing Page; Cross-Reference Sheet; Outside Front
                                                                Cover Page of Prospectus
    2.     Inside Front and Outside Back Cover Pages of
            Prospectus.......................................  Inside Front Cover Page of Prospectus and Outside
                                                                Back Cover Page of Prospectus
    3.     Summary Information, Risk Factors and Ratio of
            Earnings to Fixed Charges........................  Prospectus Summary; Risk Factors; Selected Financial
                                                                Data
    4.     Use of Proceeds...................................  Use of Proceeds
    5.     Determination of Offering Price...................  Not Applicable
    6.     Dilution..........................................  Not Applicable
    7.     Selling Security Holders..........................  Not Applicable
    8.     Plan of Distribution..............................  Outside Front Cover Page of Prospectus; The Exchange
                                                                Offer; Description of Exchange Notes; Plan of
                                                                Distribution
    9.     Description of Securities to Be Registered........  Outside Front Cover Page of Prospectus; Prospectus
                                                                Summary; Description of Exchange Notes
   10.     Interests of Named Experts and Counsel............  Legal Matters
   11.     Information with Respect to the Registrant........  Prospectus Summary; Risk Factors; Capitalization;
                                                                Selected Financial Data; Management's Discussion
                                                                and Analysis of Financial Condition and Results of
                                                                Operations; Business; Management; Security
                                                                Ownership of Certain Beneficial Owners and
                                                                Management; Description of Exchange Notes; Old
                                                                Notes Registration Rights; Financial Statements
   12.     Disclosure of Commission Position on
            Indemnification for Securities Act
            Liabilities......................................  Not Applicable

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JUNE 13, 1996
PROSPECTUS

                                     [LOGO]
              OFFER TO EXCHANGE $1,000 IN PRINCIPAL AMOUNT OF ITS
                     11 5/8% SENIOR SECURED NOTES DUE 2003
            WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT FOR
               EACH $1,000 IN PRINCIPAL AMOUNT OF ITS OUTSTANDING
                     11 5/8% SENIOR SECURED NOTES DUE 2003

        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                       ON        , 1996, UNLESS EXTENDED.
                            ------------------------

    Packing Resources Incorporated, a Delaware Corporation ("PRI" or the "Company"), hereby offers to exchange (the "Exchange Offer") up to $110,000,000 in aggregate principal amount of its new 11 5/8% Senior Secured Notes due 2003 (the "Exchange Notes") for up to $110,000,000 in aggregate principal amount of its outstanding 11 5/8% Senior Secured Notes due 2003 (the "Old Notes" and, together with the Exchange Notes, the "Notes") that were issued and sold in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act").

    The terms of the Exchange Notes are substantially identical (including principal amount, interest rate, maturity, security and ranking) to the terms of the Old Notes for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Notes (i) are freely transferable by holders thereof (except as provided below) and (ii) are not entitled to certain registration rights and certain additional interest provisions which are applicable to the Old Notes under the Registration Rights Agreement (as defined). The Exchange Notes will be issued under the indenture governing the Old Notes. See "Risk Factors -- Ability to Realize on Collateral; No Assurance as to Value of Assets." The Exchange Notes will be, and the Old Notes are, senior secured obligations of PRI, secured by certain equipment, fixtures and general intangibles, and mortgages on substantially all of the owned and certain of the leased real property of the Company, and proceeds therefrom, and the Exchange Notes will rank, and the Old Notes rank, senior to all subordinated indebtedness of PRI and PARI PASSU in right of payment with all other senior indebtedness of PRI. However, lenders under PRI's Senior Credit Facility (as defined) have claims with respect to the Company's accounts receivable, raw materials and finished goods inventory and the proceeds therefrom constituting collateral for such indebtedness that are effectively senior in right of payment to the claims of holders of the Notes with respect to such assets. At February 29, 1996, on a pro forma basis, after giving effect to the offering of the Old Notes (the "Old Notes Offering"), the application of the net proceeds therefrom and certain related transactions, PRI would have had outstanding approximately $112.2 million in aggregate principal amount of indebtedness (excluding trade payables and other accrued liabilities), all of which would have constituted senior indebtedness and $0.4 million of which would have been indebtedness under the Senior Credit Facility. In addition, PRI would have had, subject to certain borrowing conditions and limitations, $19.6 million in unused senior secured borrowing capacity under the Senior Credit Facility. The Indenture (as defined) under which the Exchange Notes will be, and the Old Notes were, issued permits PRI to incur additional indebtedness, including indebtedness that ranks PARI PASSU with the Notes. The ability of the Company to incur any such additional indebtedness is limited only by the covenants under the Senior Credit Facility and the Indenture. The Indenture provides that lenders under an Acquisition Financing Facility (as defined) will have the right to share on a PARI PASSU basis in any proceeds from the sale of Collateral (as defined) securing the Notes. For a complete description of the terms of the Exchange Notes, including provisions relating to the ability of the Company to create indebtedness that is senior or PARI PASSU to the Exchange Notes, see "Description of Exchange Notes." There will be no cash proceeds to the Company from the Exchange Offer.

    The Exchange Notes will bear interest from May 17, 1996. Holders of Old Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued from May 17, 1996 to the date of the issuance of the Exchange Notes. Interest on the Exchange Notes is payable semiannually in arrears on May 1 and November 1 of each year, commencing November 1, 1996, accruing from May 17, 1996 at a rate of 11 5/8% per annum.

                                                        (CONTINUED ON NEXT PAGE)

                           --------------------------

    HOLDERS OF OLD NOTES SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH IN "RISK FACTORS" COMMENCING ON PAGE 11 OF THIS PROSPECTUS PRIOR TO MAKING A DECISION WITH RESPECT TO THE EXCHANGE OFFER.
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE  COMMISSION OR ANY  STATE SECURITIES COMMISSION  NOR HAS THE
       SECURITIES AND EXCHANGE  COMMISSION OR  ANY STATE  SECURITIES
            COMMISSION  PASSED UPON THE  ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO  THE
                           CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

              THE DATE OF THIS PROSPECTUS IS               , 1996.

(COVER PAGE CONTINUED)

    The Notes are redeemable at the option of the Company, in whole or in part, at any time on or after May 1, 2000, at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. In addition, at any time on or prior to May 1, 1999, the Company, at its option, may redeem up to 30% of the aggregate principal amount of the Notes originally issued with the net cash proceeds of one or more Public Equity Offerings (as defined) at 111 5/8% of their principal amount, together with accrued and unpaid interest, if any, to the redemption date; provided that at least $70.0 million in principal amount of Notes remain outstanding immediately after any such redemption. Upon a Change of Control (as defined), each holder of Notes will have the right to require PRI to repurchase all or any part of such holder's Notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest to the date of purchase. See "Description of Exchange Notes -- Repurchase at the Option of Holders -- Change of Control."

    The Old Notes were originally issued and sold on May 17, 1996 in a transaction not registered under the Securities Act, in reliance upon the exemption provided in Section 4(2) of the Securities Act and Rule 144A promulgated under the Securities Act. Accordingly, the Old Notes may not be reoffered, resold or otherwise pledged, hypothecated or transferred in the United States unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. Based upon its view of interpretations provided to third parties by the Staff (the "Staff") of the Securities and Exchange Commission (the "Commission"), the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for the Old Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act (an "Affiliate"), (ii) a broker-dealer who acquired Old Notes directly from the Company or (iii) a broker-dealer who acquired Old Notes as a result of market making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal that is filed as an exhibit to the Registration Statement of which this Prospectus is a part (the "Letter of Transmittal") states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Broker-dealers who acquired Old Notes as a result of market making or other trading activities may use this Prospectus, as supplemented or amended, in connection with resales of the Exchange Notes. The Company has agreed that, for a period of 180 days after this Registration Statement is declared effective by the Commission, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes and any other holder that cannot rely upon such interpretations must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

    Old Notes initially purchased by qualified institutional buyers who did not elect to take physical delivery of their certificates were initially represented by a single, global Note in registered form, registered in the name of a nominee of The Depository Trust Company ("DTC"), as depositary. Notes (i) originally purchased by or transferred to certain "foreign purchasers" or accredited investors (as defined in Rule 501(a)(1)(2)(3) or (7) of the Securities Act, "Accredited Investors") or (ii) held by qualified institutional buyers who elected to take physical delivery of their certficates instead of holding their interest through the global Note were issued in registered form. The Exchange Notes exchanged for Old Notes represented by the global Note will be represented by one or more global Exchange Notes in registered form, registered in the name of the nominee of DTC. See "Description of Exchange Notes -- Book-entry; Delivery and Form." Exchange Notes issued to non-qualified institutional buyers in exchange for Old Notes held by such investors will be issued only in certificated, fully registered, definitive form. Except as described herein, Exchange Notes in definitive certificated form will not be issued in exchange for the global Exchange Note(s) or interests therein.

    The Old Notes and the Exchange Notes constitute new issues of securities with no established public trading market. Any Old Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered, Old Notes could be adversely affected. Following consummation of the Exchange Offer, the holders of any remaining Old Notes will continue to be subject to the existing restrictions on transfer thereof and the Company will have no further obligation to such holders to provide for the registration under the Securities Act of the Old Notes except under certain limited circumstances. See "Old Notes Registration Rights." No assurance can be given as to the liquidity of the trading market for either the Old Notes or the Exchange Notes. The Old Notes are not listed on any securities exchange, and the Company does not intend to apply for listing of the Exchange Notes on any securities exchange.

    The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered or accepted for exchange. The Exchange Offer
will expire at 5:00 p.m., New York City time, on         , 1996, unless extended
(the "Expiration Date"). The date of acceptance for exchange of the Old Notes (the "Exchange Date") will be the first business day following the Expiration Date, upon surrender of the Old Notes. Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date; otherwise such tenders are irrevocable.

                             AVAILABLE INFORMATION

    The Company has filed with the Commission a Registration Statement on Form S-1 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement") under the Securities Act with respect to the Exchange Notes being offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Exchange Notes, reference is hereby made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, where such contract or other document is an exhibit to the Registration Statement, each such statement is qualified in all respects by the provisions in such exhibit, to which reference is hereby made.

    The Company is not currently subject to the informational requirements of the Exchange Act of 1934, as amended (the "Exchange Act"). Upon the effectiveness of the Registration Statement or, if earlier, the Shelf Registration Statement (as defined), the Company will become subject to the informational requirements of the Exchange Act and, in accordance therewith, will file all reports and other information required by the Commission. The Registration Statement as well as periodic reports, proxy statements and other information filed by the Company with the Commission may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Company upon request. Any such request should be addressed to the Company's principal office at One Conway Park, 100 Field Drive, Suite 300, Lake Forest, Illinois 60045 Attention: Secretary (telephone number (847) 295-6100).

    The Company's obligation to file periodic reports with the Commission pursuant to the Exchange Act may be suspended if the Notes are held of record by fewer than 300 holders at the beginning of any fiscal year of the Company, other than the fiscal year in which the Registration Statement or the Shelf
Registration Statement becomes effective. However, the Company has agreed, pursuant to the indenture governing the Notes dated as of May 17, 1996 (the "Indenture") between PRI and LaSalle National Bank, as trustee (the "Trustee"), that, whether or not it is then subject to Section 13 or 15(d) of the Exchange Act, it will furnish to the holders of the Notes and the Trustee (and, if filing such documents with the Commission is prohibited, to prospective holders of the Notes upon request) copies of the annual reports, quarterly reports and other periodic reports which the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections. In addition, the Company will furnish, upon the request of any holder of a Note, such information as is specified in paragraph
(d)(4) of Rule 144A, to such holder or to a prospective purchaser of such Note which such holder reasonably believes is a qualified institutional buyer within the meaning of Rule 144A, in order to permit compliance by such holder with Rule 144A in connection with the resale of such Note by such holder unless, at the time of such request, the Company is subject to the reporting requirements of
Section 13 or 15(d) of the Exchange Act.

    NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE EXCHANGE OFFER MADE BY THIS PROSPECTUS TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE EXCHANGE NOTES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

    UNTIL              , 1996 (90 DAYS AFTER  THE DATE OF THIS PROSPECTUS),  ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS. AS USED IN THIS PROSPECTUS, UNLESS THE CONTEXT OTHERWISE REQUIRES, EACH OF "PRI" AND THE "COMPANY" REFERS TO PACKAGING RESOURCES INCORPORATED AND ITS PREDECESSORS. THE COMPANY'S FISCAL YEAR ENDS ON THE LAST DAY OF FEBRUARY IN EACH YEAR. ALL REFERENCES IN THIS PROSPECTUS TO FISCAL YEARS REFER TO THE FISCAL YEAR OF THE COMPANY ENDED IN THE YEAR INDICATED. FOR EXAMPLE, "FISCAL 1996" REFERS TO THE FISCAL YEAR OF THE COMPANY ENDED FEBRUARY 29, 1996.

                                  THE COMPANY

GENERAL

    The Company is a leading developer, manufacturer and marketer of rigid plastic packaging, serving primarily as a supplier of customized containers for national branded consumer products. The Company is the largest domestic manufacturer of refrigerated yogurt containers, shelf stable, multi-layer
(impermeable to air and moisture) containers for nutritional supplements and frosting containers. The Company also believes that it is the largest designer, manufacturer and supplier of promotional beverage cups in the United States, marketing these products primarily to the fast-food and beverage industries. For the fiscal year ended February 29, 1996, the Company generated net sales of $133.8 million. Approximately 82.8% of the Company's net sales in such period were attributable to rigid plastic packaging and 17.2% to promotional beverage cups. In fiscal 1996, the Company produced almost four billion plastic containers, cups and lids.

    The Company's packaging products are sold to over 450 customers, including manufacturers of national branded food, dairy and pharmaceutical products such as General Mills, Inc. ("General Mills"), including its Yoplait U.S.A. division ("Yoplait"), The Dannon Company, Inc. ("Dannon"), Ross Laboratories ("Ross Labs"), a division of Abbott Laboratories, Inc. ("Abbott Labs"), The Haagen Dazs Company, Inc. ("Haagen Dazs"), Procter & Gamble Company ("Procter & Gamble") and Pillsbury Company ("Pillsbury"). The Company is also a major supplier of promotional beverage cups to over 150 companies in the fast-food and beverage industries, including McDonald's, Burger King, Pizza Hut, Hardee's, Taco Bell, Coca-Cola and Pepsi.

    The Company's rigid plastic packaging business has benefitted from, and is positioned to continue to participate in, the growth of the markets for its customers' products, particularly refrigerated yogurt and nutritional supplements. According to data compiled by Find/SVP, Inc., a New York-based market research firm ("Find/SVP"), between 1991 and 1994 U.S. retail yogurt sales grew at a compound annual rate of 10.6%, reaching approximately $2.0 billion in 1994. This expansion of the U.S. yogurt market resulted, in part, from new product innovations such as lower fat and lower calorie product offerings, the introduction of new flavors and consistencies, the increasing recognition of yogurt's nutritional benefits and innovative packaging solutions targeting niche market segments. Despite this growth, the Company believes U.S. yogurt consumption still lags behind that of Europe. During 1991 and 1992, the most recent periods examined by Find/SVP, the per capita consumption of yogurt in Europe was six times that in the U.S. Net sales of Ross Labs' ENSURE-Registered Trademark- ready-to-drink nutritional supplement increased 20% in 1995, reflecting, in part, the aging of the U.S. population and the corresponding growth in the market for such products. Based on these industry and demographic factors, management expects the markets for refrigerated yogurt and nutritional supplements to continue to grow for the foreseeable future.

COMPETITIVE STRENGTHS

    The Company attributes its leading market positions to the following factors:

        WELL ESTABLISHED CUSTOMER RELATIONSHIPS. The Company has long-standing customer relationships, in many instances as a sole source supplier under multi-year supply agreements. Yoplait, Dannon and Ross Labs, which accounted for over 50% of fiscal 1996 sales, have been customers of PRI since 1979, 1984 and 1991, respectively. In addition, the Company's established position with its largest customers is evidenced by its status as the sole supplier of such customers' most popular sized containers, including the six ounce container for Yoplait, the four, six and eight ounce containers for Dannon and the eight ounce multi-layer container for Ross Labs' ENSURE-REGISTERED TRADEMARK- nutritional supplement. PRI's status as the sole supplier of such containers positions the Company to benefit from future growth in these product markets. In recognition of the Company's performance, Ross Labs recently awarded PRI certified supplier status in Ross Labs' Partners in Excellence Program.

        CUSTOMER INTEGRATED PRODUCT DEVELOPMENT AND MANUFACTURING. The Company has worked closely with its customers in all phases of product design and production and has invested heavily in customer-driven research and development activities. For example, PRI developed the
    Autoweld-Registered Trademark- system, a technology that enables Yoplait to assemble, fill and seal its distinctive cone-shaped container. Yoplait leases from the Company the equipment necessary to operate the Autoweld-Registered Trademark- system for use in Yoplait's production facilities. For Dannon, the Company recently designed and developed a four ounce yogurt cup targeted for the food service and children's markets. The Company also worked successfully with Ross Labs to develop the shelf stable, multi-layer packaging applications for its nutritional supplements and infant formula product lines. In promotional cups, the Company has worked closely with several of its promotional beverage cup customers to develop new and distinctive high-definition graphic designs. In 1993, for example, the Company was the winner of the McDonald's Performance Award for the "Jurassic Park" promotional cup. In addition, the Company's facilities are located, in most cases, adjacent to or within close proximity to its largest customers' manufacturing operations, which has created manufacturing and distribution efficiencies. As more of the Company's customers adopt "just-in-time" inventory systems, these efficiencies have become increasingly important.

        STATE-OF-THE-ART MANUFACTURING TECHNOLOGIES. The Company, through its five manufacturing facilities, has developed production capabilities in injection molding, linear melt phase thermoforming ("thermoforming") and solid phase pressure forming ("pressure forming") and believes it is the only manufacturer in the rigid plastic packaging industry with capabilities in all three such processes. Because each of these processes offers advantages in achieving certain performance features such as structural strength, rigidity and graphics retention, the Company is able to be highly responsive to customer requirements and preferences by offering a broader range of packaging alternatives than its competitors. The Company's three technical facilities feature design, engineering, prototype production, graphics and diagnostic capabilities. Management believes that the Company's in-house capability to design, engineer and build production molds distinguishes the Company from many of its competitors. This capability provides PRI with an important competitive advantage in maintaining product quality as well as in controlling design, development and maintenance costs. To satisfy the rigorous quality control standards of its customers, the Company maintains a comprehensive quality assurance program. During fiscal 1996, based on internal estimates, the return rate for all of the Company's products was less than one quarter of one percent.

        ADVANCED GRAPHICS TECHNOLOGIES. Management believes that the Company's MasterColor printing system, which produces high definition graphics utilizing a computer controlled nine color press, is the most technologically advanced color processing system in the rigid plastic packaging and promotional beverage cup industries. The MasterColor system enables the Company to create photograph quality images on plastic containers at speeds comparable to conventional high speed printers and thus provides an important competitive advantage. Although the Company employs the MasterColor system primarily in the printing of promotional beverage cups, management believes significant opportunities exist to apply this technology to create more sophisticated and colorful designs for other forms of plastic packaging as manufacturers of branded products seek to enhance and distinguish the image of their products on store shelves.

        LOW COST PRODUCTION. The Company believes that its manufacturing costs are among the lowest in its industry primarily due to: (i) the economies of scale provided by the Company's high volume production; (ii) the Company's use of state-of-the-art molds and manufacturing techniques that minimize resin requirements, reduce waste and enhance productivity; (iii) the Company's ability to obtain favorable resin pricing based on its substantial purchase requirements; (iv) the low transportation costs resulting from the proximity of the Company's six manufacturing and warehouse facilities to its major customers; and (v) the Company's continual efforts to achieve operating efficiencies and increase productivity. Over the past several years, the Company has significantly upgraded and automated its manufacturing operations, consolidated certain manufacturing facilities and centralized all of its administrative functions to reduce costs and increase efficiency.

    The Company was founded in 1984 to capitalize on the growth in outsourcing among nationally branded food producers for their packaging needs. Since its formation, the Company has made six strategic acquisitions which have expanded the Company's product mix and enhanced its competitive position. Most recently, during fiscal 1994, the Company acquired Louisiana Plastics, Incorporated ("Louisiana Plastics") and substantially all the assets of Miner Container Printing, Inc. and certain affiliated companies (collectively, "Miner Container"), which established market share leadership in promotional beverage cups, increased injection molding capacity and packaging sales and provided the MasterColor graphics technology.

    The Company believes that the fundamental benefits of plastic relative to other packaging materials, including (i) design versatility, (ii) light weight and low cost, (iii) strength and durability, (iv) insulating ability and (v) clarity, will promote opportunities for growth in sales and profitability in both the rigid plastic packaging and promotional beverage cup industries. The Company further believes it is well-positioned to capitalize on these opportunities through its advanced, low-cost, customer-oriented operations.

STRATEGY

    The Company's strategy is to enhance its position in the industry by: (i) participating in the growth being experienced by its largest customers by continuing to meet their increasing packaging needs; (ii) strengthening its relationships with these existing customers by continuing to provide new value-added products and services; (iii) expanding into new packaging and promotional cup products and markets; and (iv) continuing to seek opportunities to reduce manufacturing costs and enhance productivity.

        GROWTH WITH EXISTING CUSTOMERS. The Company will continue to focus on meeting the rigid plastic packaging needs of Yoplait, Dannon and Ross Labs to keep pace with the growth in the markets for their products. Based in part on growth in domestic consumption of refrigerated yogurt, the Company's net sales to Yoplait and Dannon, who rely on the Company to provide substantially all of their single-serving yogurt containers, have increased at a compound annual growth rate of over 19% during the last four years. In addition, the Company's net sales as the sole source supplier of multi-layer containers to Ross Labs for its ENSURE-REGISTERED TRADEMARK- nutritional supplement and SIMILAC-REGISTERED TRADEMARK- infant formula grew at a compound annual rate in excess of 29% during the last four years.

        NEW APPLICATIONS FOR EXISTING CUSTOMERS. The Company intends to expand its relationships with existing customers by developing new applications based on its extensive manufacturing capabilities and advanced graphics technologies. For example, the Company applied thin-wall technology, which combines structural strength with reduced cost and weight, to develop Dannon's six and eight ounce containers. In addition, the Company developed the six ounce multi-layer container presently used by Yoplait which features a glossy exterior finish designed to enhance graphics.

        NEW PRODUCTS AND MARKETS. The Company plans to expand into related product lines serving new markets with several products under development in both rigid plastic packaging and promotional beverage cups. With respect to packaging, management believes there will be significant opportunities to expand the Company's shelf stable, multi-layer packaging to the extent plastic containers are substituted for metal, glass and composites for products requiring extended shelf life, such as condensed soups, vegetables, baby foods and pet foods. In promotional beverage cups, the Company recently entered the professional sports and college stadium cup market and also has under development a number of new products, including a new cup for the gourmet coffee market. In addition, in both packaging and promotional cups, the Company intends to leverage its advanced graphics capabilities by introducing new products which highlight its high definition printing and quality designs. The Company believes these initiatives will reinforce its reputation as an innovative, value-added marketing partner for its customers while adding to future profitability.

        CONTINUED COST REDUCTION AND PRODUCTIVITY ENHANCEMENTS. The Company continually seeks opportunities to reduce its costs and improve productivity to maintain its competitive position as a low-cost manufacturer. For example, following the acquisition of Miner Container and Louisiana Plastics, the Company selectively consolidated certain manufacturing facilities and centralized administrative functions. During the first quarter of fiscal 1997, the Company completed the consolidation of its Lenexa, Kansas printing operation into the Kansas City, Missouri facility to reduce overhead and transportation costs and increase manufacturing productivity. In fiscal 1997, the Company intends to initiate projects to further reduce costs and enhance productivity, by, among other things, increasing the automation of its packaging and handling systems.

STRUCTURE OF THE COMPANY

    All of the outstanding capital stock of PRI is held by Packaging Resources Group, Inc. ("Group"). All of the outstanding capital stock of Group is held by HPH Industries, Ltd. ("HPH"), which is wholly-owned by Howard P. Hoeper, the Chairman of the Board of Directors, Chief Executive Officer and President of Group and PRI. As of May 31, 1996, assuming the exercise of all outstanding warrants to acquire the capital stock of Group ("Warrants"), HPH, Apollo Packaging Partners, L.P., a Delaware limited partnership and an affiliate of Apollo Advisors, L.P. ("Apollo"), and TCW/Crescent Mezzanine Partners, L.P. together with TCW/ Crescent Mezzanine Trust (collectively, the "TCW Entities") would beneficially own 60%, 29.3% and 10.7% of such stock, respectively. Each of the TCW Entities is an affiliate of Trust Company of the West.

    The Company's principal executive offices are located at One Conway Park, 100 Field Drive, Suite 300, Lake Forest, Illinois 60045 and its phone number is
(847) 295-6100.

                               THE FINANCING PLAN

    The Old Notes Offering was part of a plan of financing designed to provide the Company with long-term fixed rate financing and increase the Company's revolving credit availability. In connection with such plan of financing, the Company (i) issued $110.0 million aggregate principal amount of Notes, (ii) entered into a credit agreement which provides for a $20.0 million revolving loan facility, subject to certain borrowing conditions and limitations (the "Senior Credit Facility"), (iii) repaid all outstanding borrowings under PRI's existing senior secured credit facility (the "Old Credit Agreement") in the aggregate principal amount of $73.5 million and (iv) funded a dividend to Group in the amount of $31.7 million. Group, in turn, used the dividend from PRI to redeem without penalty or premium a portion of the outstanding 12.5% Senior Subordinated Notes due June 30, 2003 of Group (the "12.5% Notes") at an aggregate redemption price of $31.7 million, leaving $19 million in principal of the 12.5% Notes outstanding as of May 17, 1996. The foregoing transactions by PRI and Group are collectively referred to herein as the "Financing Plan." See "Use of Proceeds" and "Capitalization."

    The following table illustrates the sources and uses of funds under the Financing Plan:

                                                                                    AMOUNT
                                                                                 -------------
                                                                                      (IN
                                                                                  THOUSANDS)
SOURCES OF FUNDS:
Notes..........................................................................   $   110,000
                                                                                 -------------
  Total Sources................................................................   $   110,000
                                                                                 -------------
                                                                                 -------------
USES OF FUNDS:
Repayment of indebtedness under Old Credit Agreement...........................   $    73,500
Dividend to Group(a)...........................................................        31,700
Fees and expenses(b)...........................................................         4,150
Working capital................................................................           650
                                                                                 -------------
  Total Uses...................................................................   $   110,000
                                                                                 -------------
                                                                                 -------------

- ------------------------
(a) Dividend proceeds were used by Group to redeem, without penalty or premium, a portion of the 12.5% Notes.

(b) Includes the discount paid to the Initial Purchasers (as defined) in connection with the issuance of the Old Notes, bank financing fees and legal and accounting expenses.

                                 THE EXCHANGE OFFER

The Exchange Offer............  The  Company  is  offering to  exchange  up  to $110,000,000 aggregate principal  amount  of  Exchange Notes  for  up  to
                                $110,000,000  aggregate principal  amount of  the Old Notes.
                                The  Old  Notes  were  initially  offered  and  sold  by  BT
                                Securities  Corporation  and  Donaldson,  Lufkin  & Jenrette
                                Securities Corporation as the initial purchasers of the  Old
                                Notes  (the  "Initial  Purchasers"),  to  certain "qualified institutional buyers"  (as defined  in Rule  144A under  the
                                Securities  Act) and institutional accredited investors at a price of 100% of the principal amount thereof. The form  and terms  of  the  Exchange Notes  are  substantially identical
                                (including  principal  amount,   interest  rate,   maturity,
                                security and ranking) to the form and terms of the Old Notes for  which they  may be  exchanged pursuant  to the Exchange
                                Offer,  except   that   the  Exchange   Notes   are   freely
                                transferable  by holders  thereof except  as provided herein
                                (see "The Exchange Offer--Terms of the Exchange" and  "Terms
                                and  Conditions of the  Letter of Transmittal")  and are not
                                entitled  to   certain  registration   rights  and   certain
                                additional  interest provisions which  are applicable to the
                                Old Notes under a registration rights agreement dated as  of
                                May  17, 1996 (the  "Registration Rights Agreement") between the Company and the Initial Purchasers.
                                Exchange Notes  issued pursuant  to  the Exchange  Offer  in exchange for the Old Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder  which is  (i) an  Affiliate of  the Company,  (ii) a broker-dealer who  acquired  Old  Notes  directly  from  the
                                Company or (iii) a broker-dealer who acquired Old Notes as a
                                result   of  market-making  or  other  trading  activities),
                                without compliance  with  the  registration  and  prospectus delivery provisions of the Securities Act provided that such
                                Exchange  Notes are acquired in  the ordinary course of such holders' business and such holders  are not engaged in,  and do  not  intend to  engage in,  and  have no  arrangement or
                                understanding  with  any   person  to   participate  in,   a
                                distribution of such Exchange Notes.
Minimum Condition.............  The  Exchange  Offer  is not  conditioned  upon  any minimum aggregate principal amount  of Old Notes  being tendered  or accepted for exchange.
Expiration Date...............  The  Exchange Offer will expire at  5:00 p.m., New York City
                                time, on             , unless extended.
Exchange Date.................  The first date of acceptance for exchange for the Old  Notes will  be  the first  business  day following  the Expiration
                                Date.
Conditions to the Exchange      The obligation  of the  Company to  consummate the  Exchange
Offer.........................  Offer  is subject  to certain conditions.  See "The Exchange
                                Offer --  Conditions to  the  Exchange Offer."  The  Company
                                reserves  the right to terminate or amend the Exchange Offer at any time prior to the Expiration Date upon the occurrence of any such condition.
Withdrawal Rights.............  Tenders of Old Notes pursuant  to the Exchange Offer may  be withdrawn  at any time prior to the Expiration Date. Any Old
                                Notes not accepted for any  reason will be returned  without expense  to  the tendering  holders  thereof as  promptly as practicable after  the  expiration  or  termination  of  the
                                Exchange Offer.

Procedures for Tendering Old    See "The Exchange Offer -- How to Tender."
Notes.........................
Federal Income Tax              The  exchange of Old  Notes for Exchange  Notes by tendering
Consequences..................  holders will not  be a taxable  exchange for federal  income tax  purposes,  and such  holders  should not  recognize any taxable gain or loss as a result of such exchange.
Use of Proceeds...............  There wil  be  no cash  proceeds  to the  Company  from  the exchange pursuant to the Exchange Offer.
Effect on Holders of Old        As  a result of the making  of this Exchange Offer, and upon
Notes.........................  acceptance for exchange  of all validly  tendered Old  Notes pursuant  to the terms  of this Exchange  Offer, the Company will have fulfilled a covenant contained in the terms of the
                                Old  Notes  and  the  Registration  Rights  Agreement,  and,
                                accordingly,  the  holders of  the  Old Notes  will  have no further registration or other rights under the  Registration
                                Rights    Agreement,    except    under    certain   limited
                                circumstances. See "Old Notes Registration Rights."  Holders of  the Old Notes who  do not tender their  Old Notes in the
                                Exchange Offer will continue to hold such Old Notes and will be entitled  to all  the rights  and limitations  applicable thereto  under the  Indenture. All  untendered, and tendered but unaccepted, Old Notes will continue to be subject to the restrictions on transfer provided for  in the Old Notes  and the Indenture. To the extent that Old Notes are tendered and accepted  in the Exchange Offer, the trading market, if any, for the  Old  Notes  not  so  tendered  could  be  adversely affected.  See "Risk  Factors -- Consequences  of Failure to
                                Exchange Old Notes."

                          TERMS OF THE EXCHANGE NOTES

Securities Offered............  $110,000,000 principal  amount  of 11  5/8%  Senior  Secured
                                Notes due 2003.

Issuer........................  Packaging Resources Incorporated.

Maturity Date.................  May 1, 2003.

Interest Rate.................  The Exchange Notes will bear interest at the rate of 11 5/8%
                                per annum.

Interest Payments.............  Interest  on the Notes will accrue  from May 17, 1996 and is payable in cash semi-annually on each May 1 and November  1, commencing November 1, 1996.

Optional Redemption...........  The  Exchange Notes may be redeemed at the option of PRI, in whole or in part, from time to time on or after May 1, 2000, at the redemption prices set  forth herein plus accrued  and unpaid  interest to the redemption date. In addition, at any time on or prior to May 1, 1999, up to 30% of the  aggregate principal  amount of the  Exchange Notes may  be redeemed at the option of PRI  with the cash proceeds  from one or  more
                                Public  Equity  Offerings  at 111  5/8%  of  their principal amount, together  with accrued  and unpaid  interest to  the redemption  date, if any, provided  that after giving effect to such  redemption, at  least  $70.0 million  in  principal amount  of the Exchange Notes remain outstanding immediately after any such redemption. In the case of any Public  Equity
                                Offering  by Group, PRI is required to apply to a redemption of the Exchange  Notes an amount  not less than  50% of  the aggregate  net proceeds of such  Public Equity Offering. See
                                "Description of Exchange Notes -- Optional Redemption."

Ranking.......................  The Exchange Notes will be senior secured obligations of PRI ranking senior to all  subordinated indebtedness of PRI  and
                                PARI  PASSU  in  right  of  payment  with  all  other senior indebtedness of  PRI.  However,  lenders  under  the  Senior
                                Credit  Facility have  claims with respect  to the Company's accounts receivable, raw  materials and  finished goods  in-
                                ventory  and the proceeds  therefrom constituting collateral for such indebtedness that  are effectively senior in  right of  payment to the  claims of holders  of the Exchange Notes with respect to such assets. At February 29, 1996, on a  pro forma  basis, after giving effect to the Financing Plan, PRI would have had outstanding  approximately $112.2 million  in aggregate  principal amount of indebtedness (excluding trade payables and other accrued liabilities), all of which  would have  constituted  senior indebtedness  and $0.4  million of which would have been  indebtedness under the Senior  Credit
                                Facility.  In addition, PRI would  have had $19.6 million in unused senior secured  borrowing capacity  under the  Senior
                                Credit Facility, subject to certain borrowing conditions and limitations.  See "Description of  Exchange Notes -- Ranking and Security."
Collateral....................  The Collateral securing the  Exchange Notes will consist  of certain  equipment,  fixtures and  general  intangibles, and mortgages on substantially all of  the owned and certain  of the  leased  property  of  the  Company,  and  the  proceeds therefrom. The  Indenture  provides that  lenders  under  an
                                Acquisition  Financing Facility will have the right to share on a  PARI PASSU  basis in  any proceeds  from the  sale  of
                                Collateral. See "Description of Exchange Notes -- Security."
Sinking Fund..................  None.
Change of Control.............  Upon  a Change of  Control, PRI will be  required to make an offer to purchase all of the  Exchange Notes at 101% of  the principal  amount thereof, plus  accrued and unpaid interest to the date of purchase. There can be no assurance that  PRI will  have  sufficient funds  to  satisfy its  obligation to repurchase the Exchange Notes upon a Change of Control.  See
                                "Description  of Certain  Indebtedness --  The Senior Credit
                                Facility" and "Description of  Exchange Notes --  Repurchase
                                at the Option of Holders -- Change of Control."
Asset Sales...................  Under certain circumstances, PRI will be required to make an offer  to  purchase  all  outstanding  Exchange  Notes  at a purchase price  in cash  equal to  100% of  their  principal amount,  plus  accrued and  unpaid interest  to the  date of purchase, with the proceeds of Asset Sales. See "Description of Exchange Notes -- Repurchase at the Option of Holders  --
                                Asset Sales; Collateral Loss Events."
Certain Covenants.............  The  Indenture contains certain  covenants that, among other
                                things,  limit  the  Company's   ability  to  make   certain
                                restricted  payments,  incur  indebtedness,  create  certain liens, sell assets, engage in transactions with  affiliates, merge  or consolidate with  other entities or  engage in new lines of  business. See  "Description of  Exchange Notes  --
                                Certain Covenants."

                                  RISK FACTORS

    Holders of Old Notes should consider carefully the specific factors set forth under "Risk Factors," as well as the other information set forth in this Prospectus, before making an investment decision with respect to the Exchange Offer.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

    The following table presents summary historical and pro forma financial information for the Company. The summary statement of operations data and other operating data set forth below for the years ended February 28, 1994 and 1995 and February 29, 1996 and the balance sheet data at February 28, 1995 and February 29, 1996 have been derived from, and are qualified by reference to, the audited financial statements of the Company included elsewhere in this Prospectus. The summary statement of operations data and other operating data set forth below for the years ended February 29, 1992 and February 28, 1993 and the balance sheet data at February 29, 1992 and February 28, 1993 and 1994 have been derived from the Company's audited financial statements not included herein. Historical financial data reflects the acquisitions of Louisiana
Plastics and Miner Container from March 12, 1993 and December 15, 1993, respectively. The unaudited pro forma financial data for fiscal 1996 give effect to the Financing Plan as if it had occurred on March 1, 1995 for purposes of the statement of operations data and the other operating data and as of February 29, 1996 for purposes of the balance sheet data. The unaudited pro forma financial data do not purport to represent what the Company's results of operations would have been if the Financing Plan had in fact occurred as of the beginning of the period or on the date indicated, as applicable, or to project the Company's financial position or results of operations for any future date or period. The information in this table should be read in conjunction with "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements of the Company included elsewhere in this Prospectus.

                                                                                     FISCAL YEAR ENDED
                                                           ----------------------------------------------------------------------
                                                            FEB. 29,     FEB. 28,    FEB. 28,   FEB. 28,   FEB. 29,
                                                            1992 (A)       1993        1994       1995       1996
                                                           -----------  -----------  ---------  ---------  ---------   PRO FORMA
                                                                                                                       FEB. 29,
                                                                                                                       1996 (B)
                                                                                                                      -----------
                                                                                                                      (UNAUDITED)
                                                                                   (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net sales................................................   $  80,473    $  74,950   $ 118,844  $ 135,696  $ 133,756   $ 133,756
Cost of goods sold (c)...................................      65,996       59,232      93,248    113,928    111,448     111,448
                                                           -----------  -----------  ---------  ---------  ---------  -----------
Gross profit.............................................      14,477       15,718      25,596     21,768     22,308      22,308
Selling, general and administrative expenses.............       4,990        4,512       6,657      8,407      6,864       6,864
Amortization of intangibles..............................         620          424       1,122      3,102      2,434       2,434
Nonrecurring charge (d)..................................      --           --          --          7,257     --          --
                                                           -----------  -----------  ---------  ---------  ---------  -----------
Operating income.........................................       8,867       10,782      17,817      3,002     13,010      13,010
Interest expense, net (e)................................       6,082        5,406       5,482      8,503     10,671      13,416
                                                           -----------  -----------  ---------  ---------  ---------  -----------
Income (loss) before income taxes, extraordinary item and
 cumulative effect of change in accounting principle.....       2,785        5,376      12,335     (5,501)     2,339        (406)
Income tax expense (benefit).............................       1,268        2,215       5,057     (1,980)     1,006        (175)
                                                           -----------  -----------  ---------  ---------  ---------  -----------
Income (loss) before extraordinary item and cumulative
 effect of change in accounting principle................       1,517        3,161       7,278     (3,521)     1,333   $    (231)
                                                           -----------  -----------  ---------  ---------  ---------  -----------
                                                                                                                      -----------
Extraordinary item (f)...................................      --           --          (2,743)    --         --
Cumulative effect of change in accounting principle
 (g).....................................................      --           --          (2,300)    --         --
                                                           -----------  -----------  ---------  ---------  ---------
Net income (loss)........................................   $   1,517    $   3,161   $   2,235  $  (3,521) $   1,333
                                                           -----------  -----------  ---------  ---------  ---------
                                                           -----------  -----------  ---------  ---------  ---------
OTHER OPERATING DATA:
EBITDA (h)...............................................   $  12,570    $  14,434   $  24,096  $  20,751  $  22,731   $  22,731
Depreciation and amortization (i)........................       3,703        3,652       6,279     10,492      9,721       9,721
Capital expenditures (j).................................       2,735        4,435       5,556      7,925      3,449       3,449
Ratio of earnings to fixed charges (k)...................       1.43x        1.93x       3.00x         (l)     1.21x          (l)
Ratio of EBITDA to interest expense......................       2.07x        2.67x       4.40x      2.44x      2.13x       1.69x
Ratio of EBITDA to cash interest expense (m).............       2.29x        3.00x       5.04x      2.71x      2.52x       1.77x

BALANCE SHEET DATA (PERIOD END):
Property, plant, and equipment, net......................   $  30,302    $  31,276   $  56,912  $  56,213  $  52,352   $  52,352
Total assets.............................................      61,337       62,727     136,545    121,966    110,683     112,620
Total debt...............................................      41,903       42,861      86,361     84,177     77,524     112,152
Stockholder's equity (deficit)...........................        (561)       1,134      22,953     16,932     18,265     (13,563)

- ------------------------------
(a) Fiscal 1992 amounts have been restated to reflect a change in accounting for inventory. In fiscal 1993, the Company changed its inventory costing method from the last in, first out ("LIFO") method to the first in, first out ("FIFO") method. Cost of goods sold for all fiscal years presented is valued using the FIFO method.

(b) Financial data for fiscal 1996 gives effect to the Financing Plan, as if such transactions had occurred on March 1, 1995 for purposes of the statement of operations data and the other operating data and as of February 29, 1996 for purposes of the balance sheet data. Pro forma adjustments to statement of operations data and other operating data include (i) adjustments to interest expense in the aggregate amount of $2.7 million, reflecting the elimination of interest expense relating to the Old Credit Agreement and the addition of interest expense associated with the Notes and the Senior Credit Facility and (ii) a non-cash extraordinary charge of $1.4 million for the write-off of unamortized financing fees (net of tax) and costs associated with the Old Credit Agreement. Pro forma adjustments to balance sheet data reflect (i) a non-cash extraordinary charge of $1.4 million (net of tax benefit) for the write-off of the unamortized financing fees and debt issuance costs associated with the Old Credit Agreement and (ii) a dividend from PRI to Group in the amount of $30.5 million to redeem a portion of the 12.5% Notes. See "Capitalization."

(c) Cost of goods sold includes costs for raw materials, labor, maintenance and repair of property, plant and equipment, manufacturing overhead and research and development.

(d) The nonrecurring charges in fiscal 1995 include a charge of $6.4 million relating to the closing and consolidation of certain manufacturing facilities and the write-off of $894 in costs associated with a public debt offering that was not completed by the Company.

(e) Interest expense, net includes interest income of $83, $129 and $77 in fiscal 1993, 1994 and 1995, respectively.

(f) The extraordinary item in fiscal 1994 represents the write-off of unamortized financing fees and costs and the payment of certain premiums in connection with the recapitalization and refinancing that occurred in June 1993 (the "1993 Transaction"). See Notes 8 and 11 to the Company's financial statements included elsewhere in this Prospectus.

(g) Cumulative effect of change in accounting principle in fiscal 1994 reflects the Company's adoption of Statement of Financial Accounting Standards ("SFAS") 109, "Accounting for Income Taxes." See Notes 1 and 12 to the Company's financial statements included elsewhere in this Prospectus.

(h) EBITDA represents earnings (loss) before interest expense, provision (benefit) for income taxes, depreciation and amortization (excluding amortization of deferred financing costs), adjusted to exclude the nonrecurring charges, extraordinary items and cumulative effect of changes in accounting principles described in notes (d), (f) and (g) above. EBITDA is presented because such data is used by certain investors to measure a company's ability to service debt. EBITDA should not be considered as an alternative to cash flow from operations as determined by generally accepted accounting principles, and does not necessarily indicate whether cash flow will be sufficient for cash requirements.

(i)  Depreciation  and  amortization  as  presented  excludes  amortization   of
     deferred financing costs.

(j) Capital expenditures in fiscal 1994 do not include $26.9 million expended for property, plant and equipment obtained through the acquisitions of Louisiana Plastics and Miner Container.

(k) For purposes of this computation, earnings are defined as income before income taxes plus fixed charges. Fixed charges consist of interest (including amortization of deferred financing costs and debt discount or premium) and that portion of rental expense that is representative of interest (deemed to be one-third of operating lease rental expense).

(l) The Company's earnings were inadequate to cover fixed charges for fiscal 1995 and pro forma 1996 by $5.5 million and $406, respectively.

(m) For the purpose of calculating the ratio of EBITDA to cash interest expense, interest expense does not include amortization of deferred financing costs. Amortization of deferred financing costs for fiscal 1992, 1993, 1994, 1995, 1996 and pro forma 1996 was $595, $593, $705, $848, $1.7 million and $593, respectively.

                                  RISK FACTORS

    In addition to the other information contained in this Prospectus, before tendering their Old Notes for the Exchange Notes offered hereby, holders of Old Notes should consider carefully the following factors, which may be generally applicable to the Old Notes as well as to the Exchange Notes:

CONSEQUENCES OF FAILURE TO EXCHANGE OLD NOTES

    Holders of Old Notes who do not exchange their Old Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes, as set forth in the legend thereon, as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws, or unless offered or sold pursuant to an exemption therefrom. Except under certain limited circumstances, the Company does not intend to register the Old Notes under the Securities Act. In addition, any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent Old Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Old Notes not so tendered could be adversely affected. See "The Exchange Offer" and "Old Notes Registration Rights."

LEVERAGE; RESTRICTIVE COVENANTS

    The Company is highly leveraged and has indebtedness that is substantial in relation to its stockholder's equity. As a result of the Financing Plan, including the Old Notes Offering and PRI's payment of a portion of the net proceeds therefrom as a dividend to Group, the Company's aggregate indebtedness for borrowed money and interest expense increased and its stockholder's equity decreased. At February 29, 1996, on a pro forma basis, after giving effect to the Financing Plan, the Company would have had approximately $112.2 million in aggregate principal amount of indebtedness outstanding (excluding trade payables and other accrued liabilities) and a stockholder's deficit of approximately $13.6 million. See "Capitalization." In addition, subject to the restrictions in the Senior Credit Facility and the Indenture, the Company may incur additional indebtedness from time to time to finance working capital, capital expenditures, acquisitions or for other purposes. In fiscal 1995 and pro forma 1996, PRI's earnings were inadequate to cover its fixed charges by $5.5 million and $406,000, respectively.

    The level of the Company's indebtedness has important consequences to holders of the Notes, including: (i) a substantial portion of the Company's cash flow from operations must be dedicated to debt service and will not be available for other purposes, (ii) the Company's ability to obtain additional debt financing in the future for working capital, capital expenditures, general corporate purposes or other purposes may be impaired, (iii) PRI's borrowings under the Senior Credit Facility are at floating rates of interest, which could result in higher interest expense in the event of an increase in interest rates,
(iv) the Indenture and the Senior Credit Facility contain financial and other restrictive covenants that could limit the Company's operating and financial flexibility and, if violated, would result in an event of default that could preclude the Company's access to credit under such facility or otherwise have a material adverse effect on the Company, and (v) the level of the Company's indebtedness could limit its flexibility in reacting to changes in its industry and economic conditions generally.

    The Indenture restricts, among other things, the Company's ability to incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, merge or consolidate with any other person, sell, assign, transfer, lease, convey or otherwise dispose of substantially all of the assets of the Company or engage in new lines of business. In addition, the Senior Credit Facility contains other and more restrictive covenants and prohibits PRI from prepaying other indebtedness. See "Description of Exchange Notes -- Certain Covenants" and "Description of Certain Indebtedness -- The Senior Credit Facility." The Senior Credit Facility also requires PRI to maintain specified financial ratios and satisfy certain financial condition tests. PRI's ability to meet such financial ratios and tests can be affected by events beyond its control, and there can be no assurance that PRI will meet such tests. Although there can be no assurances, the Company anticipates that its operating cash flow, together with borrowings under the Senior Credit Facility, will be sufficient to meet its operating expenses, projected capital expenditures and debt service requirements as they become due.

ABILITY TO REALIZE ON COLLATERAL; NO ASSURANCE AS TO VALUE OF ASSETS

    The Notes are secured by certain equipment, fixtures and general intangibles, and mortgages on substantially all of the owned and certain of the leased real property of the Company, and proceeds of the foregoing. The ability of the holders of the Notes to realize upon such Collateral may be limited and subject to substantial delays. In an Event of Default (as defined) by the Company, before the Trustee or the holders of the Notes can take possession of or sell any Collateral, the Trustee and the holders of the Notes will have to comply with all applicable state judicial or non-judicial foreclosure and sale laws. Such laws may include cure provisions, mandatory sale notice provisions, manner of sale provisions and redemption period provisions. These provisions may significantly increase the time associated with taking possession or the sale of any Collateral. Failure to comply with such provisions could void the foreclosure on or sale of any Collateral.

    The Company's manufacturing facility in Kansas City, Missouri is leased. The lien on such leasehold interest granted in favor of the holders of the Notes is subject to the terms of the lease and the rights of the landlord thereunder in the event of a breach of the lease, including the landlord's right to terminate the lease. If the lease is terminated, the Company would lose possession of the leasehold property and its ability to conduct operations on the premises, and the lien granted to the Trustee, for the benefit of the holders of the Notes, would be extinguished. The Trustee has no obligation under the Indenture to cure any such breach unless so instructed by the holders of a majority of the outstanding Notes. There can, therefore, be no assurance that any default under the lease will be timely cured, or that the lease will not be terminated, in which event, the lien on such Collateral would be lost. Further, the lease contains restrictions on assignment which may affect the ability of the Trustee to dispose of the Collateral following a foreclosure. Finally, if the Company or the landlord were to become the debtor in a bankruptcy proceeding, the leases could be rejected, which may result in the loss of the leasehold interest as Collateral, or could be assumed and assigned.

    The Notes are not secured by certain other assets of the Company, such as accounts receivable, raw materials and finished goods inventory, proceeds of any of the foregoing or cash. To the extent that the Company grants a lien on such assets to secure other indebtedness, the Notes will be effectively subordinated to the claims of holders of such other indebtedness with respect to such assets. The Company has granted a first priority lien on all of its accounts receivable and raw materials and finished goods inventory, including proceeds thereof, to the lenders under the Senior Credit Facility. In the event of a default on the Notes, or a bankruptcy, liquidation or reorganization of the Company, such assets will be available to satisfy obligations with respect to the indebtedness secured thereby before any payment therefrom could be made on the Notes. To the extent that the value of such collateral granted under the Senior Credit Facility is not sufficient to satisfy the obligations thereunder, amounts remaining outstanding on such indebtedness would be entitled to share with holders of the Notes and other claims on the Company with respect to unencumbered assets of the Company. At February 29, 1996, on a pro forma basis, after giving effect to the Financing Plan, the Company would have had outstanding $0.4 million of secured indebtedness and $19.6 million in unused secured borrowing capacity under the Senior Credit Facility. In addition, the Indenture provides that the lenders under an Acquisition Financing Facility will be entitled to share, on a PARI PASSU basis, in any proceeds from any foreclosure upon the Collateral. To the extent that PRI has outstanding obligations to lenders under an Acquisition Financing Facility, amounts realized by holders of the Notes in respect thereof will be reduced. See "Description of Certain Indebtedness -- The Senior Credit Facility" and "Description of Exchange Notes -- Security."

CERTAIN BANKRUPTCY CONSIDERATIONS

    The ability of the holders of the Notes to realize upon the Collateral will be subject to certain bankruptcy law limitations in the event of a bankruptcy of PRI. Under applicable federal bankruptcy laws, secured creditors are prohibited from repossessing their security from a debtor in a bankruptcy case, or from disposing of security repossessed from such a debtor, without bankruptcy court approval. Moreover, applicable federal bankruptcy laws generally permit the debtor to continue to retain collateral even though the debtor is in default under the applicable debt instruments, provided generally that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to the circumstances, but is intended in general to protect the value of the secured creditor's interest in the collateral at the commencement of the bankruptcy case and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition of the collateral by the debtor during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, the Company cannot predict whether payments under the Notes would be made following commencement of and during a bankruptcy case, whether or when the Trustee could foreclose upon or sell the Collateral or whether or to what extent holders of the Notes would be compensated for any delay in payment or loss of value of the Collateral through the requirement of "adequate protection." Furthermore, in the event the bankruptcy court determines that the value of the Collateral is not sufficient to repay all amounts due on the Notes, the holders of the Notes would hold "undersecured claims." Applicable federal bankruptcy laws do not permit the payment and/or accrual of interest, costs and attorney's fees for "undersecured claims" during the debtor's bankruptcy case. See "Description of Exchange Notes
- -- Security."

RELIANCE ON KEY CUSTOMERS AND SUPPLY AGREEMENTS

    The Company's business is substantially dependent on a limited number of customers. In fiscal 1996, the Company's ten largest customers accounted for approximately 77.7% of its total net sales. PRI's largest customers are General Mills (including Yoplait), Dannon and Ross Labs, which represented approximately 21.9%, 18.7% and 15.2%, respectively, of the Company's total net sales for fiscal 1996. During fiscal 1996, no customer other than General Mills, Dannon or Ross Labs accounted for more than 4.7% of the Company's total net sales. The loss of a substantial customer, or a significant reduction in its business, could have a material adverse effect on the Company's business, financial condition and results of operations. Sales to each of the Company's customers are dependent on the Company's ability to manufacture products of acceptable quality that meet the customer's specifications and to deliver such products on a timely basis. Sales to each of the Company's customers are also subject to the level of consumer demand for such customers' products for which the Company manufactures containers. Although management does not expect the Company to lose or suffer a significant reduction in business from any of its large customers, there can be no assurance that it will not suffer such a loss or reduction in the future. See "Business -- Products and Customers."

    A substantial portion of the Company's sales to its largest customers, including Yoplait, Dannon and Ross Labs, are made pursuant to multi-year supply agreements. Supply agreements accounting for 37% and 20% of the Company's total net sales in fiscal 1996 are scheduled to expire in fiscal 1997 and 1998, respectively. While the Company anticipates that, upon expiration, it will be able to extend or renew its existing supply agreements with its customers on terms no less favorable to the Company, no assurance can be given that it will be able to do so.

EXPOSURE TO FLUCTUATIONS IN RESIN COST AND SUPPLY

    The Company uses various plastic resins in the manufacture of its products. For fiscal 1996, the aggregate cost for such resins was $46.4 million, or 41.7% of the Company's total cost of goods sold. Under supply agreements with customers that accounted for approximately 57% of the Company's net sales in fiscal 1996, the Company has the ability to pass through resin price increases (as well as the obligation to credit any resin price decreases). In the case of sales which are not made pursuant to supply agreements containing such pass-through provisions, the Company historically has passed on increases in resin prices (as well as decreases in resin prices) to its customers through price adjustments. Sales prices for promotional beverage cups are generally determined in advance of a promotion and, accordingly, the Company bears the risk of resin price increases while producing such products. Because plastic resin is the principal component in the Company's products, the Company's financial performance is materially dependent on its ability to pass resin price increases on to its customers through contractual arrangements or otherwise. Plastic resin prices are subject to fluctuations due, in part, to industry capacity, consumption levels of resins and changes in the cost of feed stocks. Although the Company will continue to have the benefit of resin price pass-through provisions under its supply agreements for so long as such agreements remain in effect, there can be no assurance that it will continue to be able to effect such a pass-through under contractual agreements or otherwise in the future. In addition, there can be no assurance that a significant increase in resin prices would not negatively impact the Company's existing business or future business opportunities, including those relating to the potential conversion from the glass, metal and composite containers to rigid plastic, and thereby have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Products and Customers."

    The Company purchases one of several of the resins required for the shelf stable, multi-layer containers that it manufactures for Ross Labs exclusively from Exxon Corporation ("Exxon"). During fiscal 1996, these products accounted for approximately 14.5% of the Company's total net sales. The Company's current supply agreement with Ross Labs requires that PRI obtain such resin from this single source, and management is unaware of any alternative supplier that manufactures such resin which conforms to the specifications required by Ross Labs. The Company has relied on Exxon as the sole source supplier of this particular resin since it began manufacturing products for Ross Labs in 1991 and has no reason to believe that Exxon will not continue to supply the Company with this resin. However, there can be no assurance that Exxon will be able to continue to supply the Company with adequate amounts of this resin on a timely basis in the future to allow the Company to meet its production requirements for Ross Labs containers. The loss of Exxon as a supplier or a delay in its shipments could have a material adverse effect on the Company's business, financial condition and results of operations. As is customary in its industry, PRI maintains a renewable one-year supply contract with Exxon. This contract is scheduled to expire on February 28, 1997.

    The Company believes that alternative sources are available for its other resin requirements. However, should any of the Company's resin suppliers fail to deliver under their arrangements, the Company would be forced to purchase resin in the open market, and no assurances can be given that it would be able to make such purchases at prices which would allow it to remain competitive.

RISKS ASSOCIATED WITH PROMOTIONAL BEVERAGE CUP BUSINESS

    The Company significantly expanded its promotional beverage cup business with the acquisitions of Louisiana Plastics in March 1993 and Miner Container in December 1993. Promotional beverage cups represented approximately 17.2% of the Company's total net sales in fiscal 1996. Unlike the Company's customized container products, which are sold primarily under multi-year supply agreements that generally require the customer to provide the Company with forecasts of its container requirements, the Company's promotional beverage cups typically are sold pursuant to one-time purchase orders. In many instances, these orders involve large quantities and mandate specific delivery times as the Company's promotional beverage cups often are used in connection with extensive marketing or promotional campaigns that are national in scope and are tied to movie releases or sporting events. While orders for promotional beverage cups historically are highest in the spring and summer months, the predictability of the timing and volume of such orders is limited. There can be no assurance that the Company will not experience a temporary or extended shortage of orders for these products which could have a material adverse effect on the Company's business, financial condition and results of operations.

    Management believes that the use of plastic promotional beverage cups has grown dramatically in recent years and that this growth is in large part attributable to the emergence of such cups as a featured element of marketing and advertising campaigns for major fast-food and beverage companies. There can be no assurance as to the extent, if any, that fast-food and beverage companies, the Company's principal customers for promotional beverage cups, will continue to employ such cups as part of their marketing and advertising strategies.

COMPETITION

    Most of the Company's products are sold in highly competitive markets in the United States. The Company competes with a significant number of companies of varying sizes, including divisions or subsidiaries of larger companies, on the basis of price, service, quality and the ability to supply products to customers in a timely manner. A number of the Company's competitors have financial and other resources that are substantially greater than those of the Company. Competitive pressures or other factors could cause the

Company to lose existing business or opportunities to generate new business or could result in significant price erosion, all of which would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Competition."

RISK OF INABILITY TO FINANCE A CHANGE OF CONTROL OFFER

    Upon the occurrence of a Change of Control, the Company will be required to make an offer to purchase all of the outstanding Notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. The Senior Credit Facility prohibits the purchase of the Notes by the Company in the event of a Change of Control, unless and until such time as the indebtedness under the Senior Credit Facility is repaid in full. PRI's failure to purchase the Notes would result in a default under the
Indenture and the Senior Credit Facility. The inability to repay the indebtedness under the Senior Credit Facility, if accelerated, would also constitute an event of default under the Indenture, which could have adverse consequences to the Company and the holders of the Notes. In the event of a Change of Control, there can be no assurance that the Company would have sufficient assets to satisfy all of its obligations under the Senior Credit Facility and the Notes. See "Description of Exchange Notes--Repurchase at the Option of Holders--Change of Control" and "Description of Certain Indebtedness--The Senior Credit Facility."

CONTROL BY HOWARD P. HOEPER AND CERTAIN INTERESTS OF AFFILIATES

    Mr. Hoeper indirectly owns all of the outstanding shares of capital stock of Group and is the Chairman, Chief Executive Officer and President of Group and PRI. As a result of the foregoing, Mr. Hoeper will continue to have control over the day-to-day management policies and corporate affairs of the Company. PRI historically has paid and will continue to pay certain management fees to HPH, which owns all of the presently outstanding shares of capital stock of Group and is, in turn, wholly-owned by Mr. Hoeper. See "Certain Transactions -- Management Agreement."

    Apollo owns Warrants to purchase 27,500 shares of common stock of Group (or 29.3% of the outstanding common stock of Group, assuming exercise of all of the Warrants). Under a Stock and Warrant Holders Agreement dated as of June 30, 1993 (the "Stockholders Agreement"), Apollo has the right, which it has exercised, to appoint two directors to the five person Boards of Directors of Group and PRI, with Mr. Hoeper, by virtue of his ownership of HPH, having the power to appoint the remaining directors. Group has agreed that it will not take certain corporate actions or make material changes in its line of business (and will cause PRI to refrain from taking such actions), unless authorized by the affirmative vote of the directors appointed by Apollo. See "Security Ownership of Certain Beneficial Owners and Management" and "Certain Transactions -- Stock and Warrant Holders Agreement and Option."

    Certain decisions concerning the operations or financial structure of the Company may present conflicts of interest between the owners of the Company's equity and the holders of the Notes. For example, if the Company encounters financial difficulties or is unable to pay its debts as they mature, the interests of the Company's equity investors might conflict with those of the holders of Notes. In addition, such equity investors may have an interest in pursuing acquisitions, divestitures, financings or other transactions that in their judgment would enhance their equity investment, even though such transactions might involve risks to the holders of the Notes.

ENVIRONMENTAL MATTERS

    Federal, state and local governments or regulatory agencies could enact laws or regulations concerning environmental matters that increase the cost of producing, or otherwise adversely affect the demand for, plastic products. The Company is aware that certain local governments have adopted ordinances prohibiting or restricting the use or disposal of certain plastic products that are among the types of products manufactured by the Company. If widely adopted, such regulatory and environmental measures or a decline in consumer preference for plastic products due to environmental considerations could have a material adverse effect upon the Company's business, financial condition and results of operations. In addition, certain of the Company's operations are subject to federal, state and local environmental laws and regulations that impose limitations on the discharge of pollutants into the air and water and establish standards for the treatment, storage and disposal of solid and hazardous wastes. While the Company has not been required historically to make significant capital expenditures in order to comply with applicable environmental laws and regulations, in the future the Company may have to make capital expenditures in excess of current estimates because of continually changing compliance standards and environmental technology. Furthermore, unknown contamination of sites currently or formerly owned or operated by the Company (including contamination caused by prior owners and operators of such sites) and off-site disposal of hazardous substances may give rise to additional compliance costs. The Company does not have insurance coverage for environmental liabilities and does not anticipate obtaining such coverage in the future. See "Business -- Environmental Matters and Governmental Regulation."

GOVERNMENT REGULATION

    The Company is subject to federal and state government regulation, including regulation by the Food and Drug Administration (the "FDA"). The FDA regulates the material content of direct-contact food and beverage containers and packages and periodically examines the Company's operations. The Company uses approved resins and pigments in its direct-contact food products and believes that it is in material compliance with all FDA and other regulations. While compliance with FDA and other governmental regulations has not impeded the growth of the Company's business, no assurances can be made that future regulatory measures will not adversely affect the Company's existing business or its ability to generate additional business or introduce new packaging products.

    The Company also must adhere to applicable regulations governing "good manufacturing practices," including testing, quality control, manufacturing and documentation requirements. If violations of such regulations are noted during inspections of the Company's manufacturing facilities by public health regulatory officials, the Company may be required or may elect to cease manufacturing until the violation is corrected or to recall products that were manufactured under improper conditions, either of which could have a material adverse effect on the Company's continued marketing of its products and on the Company's business, financial condition and results of operations.

ABSENCE OF PUBLIC MARKET FOR THE EXCHANGE NOTES

    The Exchange Notes are being offered to the holders of the Old Notes. The Old Notes were offered and sold in May 1996 to a small number of institutional investors and are eligible for trading in the Private Offerings, Resale and Trading through Automatic Linkages (PORTAL) Market.

    The Company does not intend to apply for a listing of the Exchange Notes on any securities exchange. There is currently no established market for the Exchange Notes and there can be no assurance as to the liquidity of markets that may develop for the Exchange Notes, the ability of the holders of the Exchange Notes to sell their Exchange Notes or the price at which such holders would be able to sell their Exchange Notes. If such markets were to exist, the Exchange Notes could trade at prices that may be lower than the initial market values thereof depending on many factors, including prevailing interest rates, the markets for similar securities, and the financial performance of the Company. Although there is currently no market for the Exchange Notes, the Initial Purchasers advised the Company that they currently intend to make a market in the Exchange Notes. However, the Initial Purchasers are not obligated to do so, and any such market making with respect to the Exchange Notes may be discontinued at any time without notice. In addition, such market-making activities will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the Exchange Offer or the pendency of an applicable Shelf Registration Statement (as defined herein).

    In addition, the liquidity of, and trading markets for, Exchange Notes also may be adversely affected by declines in the market for high yield securities generally. Such a decline may adversely affect such liquidity and trading markets independent of the financial performance of, and prospects for, the Company.

FRAUDULENT CONVEYANCE

    The incurrence by PRI of indebtedness, including the indebtedness represented by the Notes, and the granting by PRI of Liens (as defined) to secure indebtedness, including the Liens granted on the Collateral under the Security Documents (as defined) to secure the Notes, are subject to state and federal fraudulent conveyance laws. If a court of competent jurisdiction in a lawsuit by an unpaid creditor or representative of creditors of PRI, such as a trustee in bankruptcy or a debtor-in-possession, were to find (i) that, at the time of the incurrence of the indebtedness represented by the Notes or the granting of the Liens securing the Notes

(or, in certain circumstances, the indebtedness refinanced by the Notes), PRI was insolvent, was rendered insolvent by reason of such incurrence, was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital, or intended to incur, or believed it would incur, debts beyond its ability to pay such debts as they matured, and that the indebtedness was incurred for less than reasonably equivalent value, or (ii) that the indebtedness represented by the Notes was incurred or the Liens securing the Notes were granted with actual intent to hinder, delay or defraud its creditors, then such court could, among other things, (a) void all or a portion of PRI's obligations to the holders of the Notes and/or the Liens on the Collateral or seek to recover all or a portion of any payments previously made in respect of the Notes, the effect of which could be that the holders of the Notes may not be repaid in full and/or (b) subordinate PRI's obligations to the holders of the Notes to other existing or future indebtedness of PRI and/or subordinate the Liens on the Collateral to other existing or future Liens, the effect of which would be to entitle such other creditors to be paid in full before any payment could be made on the Notes.

    The measure of insolvency for purposes of the foregoing will vary depending upon the law of the jurisdiction being applied. Generally, an entity would be considered insolvent (a) if the sum of its debts (including contingent liabilities) is greater than all of its property at a fair valuation, or (b) if the present fair saleable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts (including contingent liabilities) as they become absolute and matured. In addition, under some state fraudulent transfer laws, an entity that is generally not paying its debts as they become due is presumed to be insolvent. The Company believes that the indebtedness represented by the Notes is being incurred, and the Liens on the Collateral are being granted, for proper purposes and in good faith and that, based on present forecasts and other financial information, PRI is solvent, will continue to have sufficient capital to carry on its business and will continue to be able to pay its debts as they mature. Furthermore, the Company believes that the proceeds from the issuance of the Old Notes constituted reasonably equivalent value or consideration for the incurrence of the indebtedness represented by the Notes and the granting of the Liens on the Collateral. There can be no assurance, however, that a court would not determine that PRI was insolvent at the time and after giving effect to the incurrence of the indebtedness represented by the Notes. Nor can there be any assurance that, regardless of whether PRI was solvent, the incurrence of the indebtedness represented by the Notes and the granting of the Liens on the Collateral would not constitute fraudulent transfers under any other criterion listed above.

                                USE OF PROCEEDS

    There will be no cash proceeds to the Company resulting from the Exchange Offer.

    The net proceeds from the Old Notes Offering of approximately $106.7 million were used by PRI to (i) repay outstanding borrowings under the Old Credit
Agreement in the aggregate principal amount of $73.5 million, (ii) fund a dividend to Group in the amount of $31.7 million, (iii) pay certain fees and expenses in connection with the Financing Plan of approximately $850,000 and
(iv) provide working capital of approximately $650,000. Group, in turn, used the dividend from PRI to redeem, without penalty or premium, a portion of the outstanding 12.5% Notes at an aggregate redemption price of $31.7 million. As of February 29, 1996, HPH, certain affiliates of Apollo and Union Bank of Switzerland, New York Branch ("Union Bank of Switzerland"), held $3.0 million, $33.0 million and $12.0 million in principal amount of the 12.5% Notes, respectively. After giving effect to the redemption of the 12.5% Notes, HPH, Apollo and Union Bank of Switzerland had $1.2 million, $13.0 million and $4.8 million, respectively, of the 12.5% Notes. See "Certain Transactions -- Repayment of Debt to Related Parties."

    As of February 29, 1996, borrowings under the Old Credit Agreement totaled $75.7 million (of which $2.25 million was paid on March 31, 1996) and had a weighted average maturity of 1.2 years. Indebtedness repaid under the Old Credit Agreement accrued interest at a variable rate equal to the Base Rate (generally defined as the prime lending rate from time to time announced by Union Bank of Switzerland) plus 1.5%. As of February 29, 1996, indebtedness under the Old Credit Agreement accrued interest at 9.75% per annum. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

    The following table illustrates the sources and uses of funds under the Financing Plan:

                                                                                              AMOUNT
                                                                                           -------------
                                                                                                (IN
                                                                                            THOUSANDS)
SOURCES OF FUNDS:
Notes....................................................................................   $   110,000
                                                                                           -------------
  Total Sources..........................................................................   $   110,000
                                                                                           -------------
                                                                                           -------------
USES OF FUNDS:
Repayment of indebtedness under Old Credit Agreement.....................................   $    73,500
Dividend to Group(a).....................................................................        31,700
Fees and expenses(b).....................................................................         4,150
Working capital..........................................................................           650
                                                                                           -------------
  Total Uses.............................................................................   $   110,000
                                                                                           -------------
                                                                                           -------------

- ------------------------
(a) Dividend proceeds were used by Group to redeem, without penalty or premium, a portion of the 12.5% Notes.

(b) Includes the discount paid to the Initial Purchasers in connection with the issuance of the Old Notes, bank financing fees and legal and accounting expenses.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

    The sole purpose of the Exchange Offer is to fulfill the obligations of the Company with respect to the registration of the Old Notes.

    The Old Notes were originally issued and sold on May 17, 1996 (the "Issue Date"). Such sales were not registered under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act and Rule 144A promulgated under the Securities Act. In connection with the sale of the Old Notes, the Company agreed to file with the Commission a registration statement relating to the Exchange Offer pursuant to which the Exchange Notes, consisting of another series of senior secured notes of the Company covered by such Registration Statement and containing substantially identical terms to the Old Notes, except as set forth in this Prospectus, would be offered in exchange for Old Notes tendered at the option of the holders thereof. If (i) because of any change in law or in currently prevailing interpretations of the Staff, the Company is not permitted to effect an Exchange Offer, (ii) the Exchange Offer is not consummated within 165 days of the Issue Date, (iii) in certain circumstances, certain holders of unregistered Exchange Notes so request, (iv) the holders of not less than a majority in aggregate principal amount of the Notes reasonably determine that the interests of the holders of Notes would be materially adversely affected by consummation of the Exchange Offer or (v) in the case of any holder of Old Notes that participates in the Exchange Offer, such holder of Old Notes does not receive Exchange Notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder of Old Notes as an Affiliate of the Company) then the Company will, within three Business Days thereof, deliver written notice thereof to the Trustee and at its cost, as promptly as practicable, file with the Commission a registration statement (the "Shelf Registration Statement") to cover resales of the Old Notes. In the event that (i) the Company fails to file the Registration Statement, (ii) the Registration Statement or, if applicable, the Shelf Registration Statement, is not declared effective by the Commission, or (iii) the Exchange Offer is not consummated or the Shelf Registration Statement ceases to be effective, in each case within specified time periods, the interest rate borne by the Old Notes will be increased. See "Old Notes Registration Rights."

TERMS OF THE EXCHANGE

    The Company hereby offers to exchange, upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal accompanying the Registration Statement of which this Prospectus is a part (the "Letter of Transmittal"), $1,000 in principal amount of Exchange Notes for each $1,000 in principal amount of Old Notes. The terms of the Exchange Notes are substantially identical to the terms of the Old

Notes for which they may be exchanged pursuant to this Exchange Offer, except that the Exchange Notes will generally be freely transferable by holders thereof, and the holders of the Exchange Notes (as well as remaining holders of any Old Notes) are not entitled to certain registration rights and certain additional interest provisions which are applicable to the Old Notes under the Registration Rights Agreement. The Exchange Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture. See "Description of Exchange Notes."

    The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered or accepted for exchange. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act, and the rules and regulations of the Commission thereunder, including Rule 14e-1, to the extent applicable.

    Based on its view of interpretations set forth in no-action letters issued by the Staff to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for the Old Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an Affiliate of the Company, (ii) a broker-dealer who acquired Old Notes directly from the Company or (iii) a broker-dealer who acquired Old Notes as a result of market making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such holders' business, and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging, and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Broker-dealers who acquired Old Notes as a result of market making or other trading activities may use this Prospectus, as supplemented or amended, in connection with resales of the Exchange Notes. The Company has agreed that, for a period of 180 days after the Registration Statement is declared effective, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes or any other holder that cannot rely upon such interpretations must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

    Tendering holders of Old Notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of the Old Notes pursuant to the Exchange Offer.

    The Exchange Notes will bear interest from May 17, 1996. Holders of Old Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued from May 17, 1996 to the date of the issuance of the Exchange Notes. Interest on the Exchange Notes is payable semiannually in arrears on May 1, and November 1 of each year, commencing November 1, 1996, accruing from May 17, 1996 at a rate of 11 5/8% per annum.

EXPIRATION DATE; EXTENSIONS; TERMINATION; AMENDMENTS

    The Exchange  Offer expires  on the  Expiration Date.  The term  "Expiration
Date"  means 5:00 p.m., New York City time, on         , 1996 unless the Company
in its sole discretion extends the period during which the Exchange Offer is open, in which event the term "Expiration Date" means the latest time and date on which the Exchange Offer, as so extended by the Company, expires. The Company reserves the right to extend the Exchange Offer at any time and from time to time prior to the Expiration Date by giving written notice to LaSalle National Bank (the "Exchange Agent") and by timely public announcement communicated by no later than 5:00 p.m. on the next business day following the Expiration Date, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service. During any extension of the Exchange Offer, all Old Notes previously tendered pursuant to the Exchange Offer will remain subject to the Exchange Offer.

    The initial Exchange Date will be the first business day following the Expiration Date. The Company expressly reserves the right to (i) terminate the Exchange Offer and not accept for exchange any Old Notes for any reason, including if any of the events set forth below under "Conditions to the Exchange Offer" shall have occurred and shall not have been waived by the Company and
(ii) amend the terms of the Exchange Offer in any manner, whether before or after any tender of the Old Notes. If any such termination or amendment occurs, the Company will notify the Exchange Agent in writing and will either issue a press release or give written notice to the holders of the Old Notes as promptly as practicable. Unless the Company terminates the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date, the Company will exchange the Exchange Notes for Old Notes on the Exchange Date.

    This Prospectus and the related Letter of Transmittal and other relevant materials will be mailed by the Company to record holders of Old Notes and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of Old Notes.

HOW TO TENDER

    The tender to the Company of Old Notes by a holder thereof pursuant to one of the procedures set forth below will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

    GENERAL PROCEDURES

    A holder of an Old Note may tender the same by (i) properly completing and signing the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the certificate or certificates representing the Old Notes being tendered and any required signature guarantees (or a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") pursuant to the procedure described below), to the Exchange Agent at its address set forth on the back cover of this Prospectus on or prior to the Expiration Date or (ii) complying with the guaranteed delivery procedures described below.

    If tendered Old Notes are registered in the name of the signer of the Letter of Transmittal and the Exchange Notes to be issued in exchange therefor are to be issued (and any untendered Old Notes are to be reissued) in the name of the registered holder, the signature of such signer need not be guaranteed. In any other case, the tendered Old Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Company and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a bank, broker, dealer, credit union, savings association, clearing agency or other institution (each an "Eligible Institution") that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act. If the Exchange Notes and/or Old Notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the Old Notes, the signature on the Letter of Transmittal must be guaranteed by an Eligible Institution.

    Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Old Notes should contact such holder promptly and instruct such holder to tender Old Notes on such beneficial owner's behalf. If such beneficial owner wishes to tender such Old Notes himself, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering such Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such beneficial owner's name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

    BOOK-ENTRY TRANSFER

    The Exchange Agent will make a request to establish an account with respect to the Old Notes at DTC (the "Book-Entry Transfer Facility") for purposes of the Exchange Offer within two business days after receipt of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer

Facility's systems may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address specified on the back cover of this Prospectus on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

    THE METHOD OF DELIVERY OF OLD NOTES AND ALL OTHER DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SENT BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, RETURN RECEIPT REQUESTED, BE USED, PROPER INSURANCE BE OBTAINED, AND THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT ON OR BEFORE THE EXPIRATION DATE.

    Unless an exemption applies under the applicable law and regulations concerning "backup withholding" of federal income tax, the Exchange Agent will be required to withhold, and will withhold, 31% of the gross proceeds otherwise payable to a holder pursuant to the Exchange Offer if the holder does not provide a taxpayer identification number (social security number or employer identification number, as applicable) and certify that such number is correct. Each tendering holder should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal, so as to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the Company and the Exchange Agent.

    GUARANTEED DELIVERY PROCEDURES

    If a holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Old Notes to reach the Exchange Agent before the Expiration Date, a tender may be effected if the Exchange Agent has received at its office listed on the Letter of Transmittal on or prior to the Expiration Date a letter, telegram or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering holder, the principal amount of the Old Notes being tendered, the names in which the Old Notes are registered and, if possible, the certificate numbers of the Old Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the date of execution of such letter, telegram or facsimile transmission by the Eligible Institution, the Old Notes, in proper form for transfer, will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Old Notes being tendered by the above-described method (or a timely Book-Entry Confirmation) are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), the Company may, at its option, reject the tender. Copies of a Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent.

    A tender will be deemed to have been received as of the date when the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by the Old Notes (or a timely Book-Entry Confirmation) is received by the Exchange Agent. Issuances of Exchange Notes in exchange for Old Notes tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the Letter of Transmittal (and any other required documents) and the tendered Old Notes (or a timely Book-Entry Confirmation).

    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Old Notes will be determined by the Company, whose determination will be final and binding. The Company reserves the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, in the opinion of counsel to the Company, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularities in tenders of any particular holder whether or not similar defects or irregularities are waived in the case of other holders. Neither the Company, the Exchange Agent nor any other person will be under any duty to give notification of any defects or irregularities in tenders or shall incur any liability for failure to give any such notification. The
Company's interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

    The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

    The party tendering Old Notes for exchange (the "Transferor") exchanges, assigns and transfers the Old Notes to the Company and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Old Notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Old Notes and to acquire Exchange Notes issuable upon the exchange of such tendered Old Notes, and that, when the same are accepted for exchange, the Company will acquire good and unencumbered title to the tendered Old Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange, assignment and transfer of tendered Old Notes. All authority conferred by the Transferor will survive the death or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

    By tendering Old Notes and executing the Letter of Transmittal, the Transferor certifies that (a) it is not an Affiliate of the Company, that it is not a broker-dealer that owns Old Notes acquired directly from the Company or an Affiliate of the Company, that it is acquiring the Exchange Notes offered hereby in the ordinary course of such Transferor's business and that such Transferor has no arrangement with any person to participate in the distribution of such Exchange Notes, (b) that it is an Affiliate of the Company or of the initial purchaser of the Old Notes in the Offering and that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable to it, or (c) that it is a broker dealer which is a beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of Exchange Notes received by such broker dealer in the Exchange Offer (a "Participating Broker-Dealer") and that it will deliver a prospectus in connection with any resale of such Exchange Notes. By tendering Old Notes and executing a Letter of Transmittal, the Transferor further certifies that it is not engaged in and does not intend to engage in a distribution of the Exchange Notes.

WITHDRAWAL RIGHTS

    Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

    For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at its address set forth on the back cover of this Prospectus prior to the Expiration Date. Any such notice of withdrawal must specify the person named in the Letter of Transmittal as having tendered Old Notes to be withdrawn, the certificate numbers of Old Notes to be withdrawn, the principal amount of Old Notes to be withdrawn, a statement that such holder is withdrawing his election to have such Old Notes exchanged, and the name of the registered holder of such Old Notes, and must be signed by the holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Old Notes being withdrawn. The Exchange Agent will return the properly withdrawn Old Notes promptly following receipt of notice of withdrawal. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by the Company, and such determination will be final and binding on all parties.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

    Upon the terms and subject to the conditions of the Exchange Offer, the acceptance for exchange of Old Notes validly tendered and not withdrawn and the issuance of the Exchange Notes will be made on the

Exchange Date. For the purposes of the Exchange Offer, the Company shall be deemed to have accepted for exchange validly tendered Old Notes when, as and if the Company has given written notice thereof to the Exchange Agent.

    The Exchange Agent will act as agent for the tendering holders of Old Notes for the purposes of receiving Exchange Notes from the Company and causing the Old Notes to be assigned, transferred and exchanged. Upon the terms and subject to conditions of the Exchange Offer, delivery of Exchange Notes to be issued in exchange for accepted Old Notes will be made by the Exchange Agent promptly after acceptance of the tendered Old Notes. Old Notes not accepted for exchange by the Company will be returned without expense to the tendering holders (or in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the procedures described above, such non-exchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) promptly following the Expiration Date or, if the Company terminates the Exchange Offer prior to the Expiration Date, promptly after the Exchange Offer is so terminated.

CONDITIONS TO THE EXCHANGE OFFER

    Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, the Company will not be required to issue Exchange Notes in respect of any properly tendered Old Notes not previously accepted and may terminate the Exchange Offer (by oral or written notice to the Exchange Agent and by timely public announcement communicated by no later than 5:00 p.m. on the next business day following the Expiration Date, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service) or, at its option, modify or otherwise amend the Exchange Offer, if (a) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission, (i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer,
(ii) assessing or seeking any damages as a result thereof or (iii) resulting in a material delay in the ability of the Company to accept for exchange or exchange some or all of the Old Notes pursuant to the Exchange Offer; (b) any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the reasonable judgment of the Company might directly or indirectly result in any of the consequences referred to in clauses (a)(i) or (ii) above or, in the reasonable judgment of the Company, might result in the holders of Exchange Notes having obligations with respect to resales and transfers of Exchange Notes which are greater than those described in the interpretations of the Staff referred to on the cover page of this Prospectus, or would otherwise make it inadvisable to proceed with the Exchange Offer; or (c) a material adverse change shall have occurred in the business, condition (financial or otherwise), operations, or prospects of the Company.

    The foregoing conditions are for the sole benefit of the Company and may be asserted by it with respect to all or any portion of the Exchange Offer regardless of the circumstances (including any action or inaction by the Company) giving rise to such condition or may be waived by the Company in whole or in part at any time or from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each right will be deemed an ongoing right which may be asserted at any time or from time to time. In addition, the Company has reserved the right, notwithstanding the satisfaction of each of the foregoing conditions, to terminate or amend the Exchange Offer.

    Any   determination   by   the  Company   concerning   the   fulfillment  or
nonfulfillment of any conditions will be final and binding upon all parties.

    In addition, the Company will not accept for exchange any Old Notes tendered and no Exchange Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

EXCHANGE AGENT

    LaSalle National Bank has been appointed as the Exchange Agent for the Exchange Offer. Letters of Transmittal must be addressed to the Exchange Agent at:

                             LaSalle National Bank
                            Corporate Trust Division
                            135 South LaSalle Street
                                   Suite 1825
                            Chicago, Illinois 60603
                            Attention: Sarah H. Webb
                           Telephone: (312) 904-2444
                           Facsimilie: (312) 904-2236

    Delivery to an address other than as set forth herein, or transmissions of instructions via a facsimile or telex number other than the ones set forth herein, will not constitute a valid delivery.

SOLICITATION OF TENDERS; EXPENSES

    The Company has not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the Exchange Offer. The Company will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding tenders for their customers. The expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the Exchange Agent and printing, accounting, legal fees and miscellaneous expenses will be paid by the Company and are estimated to be approximately $150,000.

    No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Old Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Company may, at its discretion, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to holders of Old Notes in such jurisdiction. In any jurisdiction the securities laws or blue sky laws of which require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer is being made on behalf of the Company by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

APPRAISAL RIGHTS

    HOLDERS OF OLD NOTES WILL NOT HAVE DISSENTERS' RIGHTS OR APPRAISAL RIGHTS IN CONNECTION WITH THE EXCHANGE OFFER.

FEDERAL INCOME TAX CONSEQUENCES

    The exchange of Old Notes for Exchange Notes by tendering holders will not be a taxable exchange for federal income tax purposes, and such holders should not recognize any taxable gain or loss as a result of such exchange.

OTHER

    Participation in the Exchange Offer is voluntary and holders of Old Notes should carefully consider whether to accept the terms and conditions thereof. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take with respect to the Exchange Offer.

    As a result of the making of, and upon acceptance for exchange of all validly tendered Old Notes pursuant to the terms of this Exchange Offer, the Company will have fulfilled a covenant contained in the terms of the Old Notes and the Registration Rights Agreement. Holders of the Old Notes who do not tender their Old Notes in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights, and limitations applicable thereto, under the Indenture, except for any such rights under the Registration Rights Agreement which by their terms terminate or cease to have further effect as a result of the making of this Exchange Offer. See "Description of Exchange Notes." All untendered Old Notes will continue to be subject to the restriction on transfer set forth in the Indenture. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for any remaining Old Notes could be adversely affected. See "Risk Factors -- Consequences of Failure to Exchange Old Notes."

    Subject to the restrictions contained in the Indenture, the Company may in the future seek to acquire untendered Old Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Company has no present plan to acquire any Old Notes which are not tendered in the Exchange Offer.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of February 29, 1996 and as adjusted to reflect the Financing Plan as described under "Use of Proceeds." This table should be read in conjunction with the financial statements of the Company and the related notes thereto and other information appearing elsewhere in this Prospectus.

                                                                                              FEBRUARY 29, 1996
                                                                                            ----------------------
                                                                                             ACTUAL
                                                                                            ---------
                                                                                                       AS ADJUSTED
                                                                                                       -----------
                                                                                                       (UNAUDITED)
                                                                                                (IN THOUSANDS)
Long-term debt (including current maturities):
  Old Credit Agreement (a)................................................................  $  75,724   $  --
  Other Notes Payable.....................................................................      1,800       1,800
  Senior Credit Facility (b)..............................................................     --             352
  11 5/8% Senior Secured Notes due 2003 (c)...............................................     --         110,000
                                                                                            ---------  -----------
    Total long-term debt (including current maturities):                                       77,524     112,152
                                                                                            ---------  -----------
Stockholder's equity:
  Common stock, par value $.01 per share; 1,000 shares authorized, issued and
   outstanding............................................................................     --          --
  Additional paid-in capital..............................................................     20,278      20,278
  Retained earnings (deficit) (d).........................................................     (2,013)    (33,841)
                                                                                            ---------  -----------
    Total stockholder's equity (deficit)..................................................     18,265     (13,563)
                                                                                            ---------  -----------
      Total capitalization................................................................  $  95,789   $  98,589
                                                                                            ---------  -----------
                                                                                            ---------  -----------

- ------------------------
(a) Includes $2.25 million of indebtedness paid on March 31, 1996.

(b) The Senior Credit Facility provides for revolving loans of up to $20.0 million, subject to certain borrowing conditions and limitations. See "Description of Certain Indebtedness -- The Senior Credit Facility."

(c) Reflects the issuance of the Old Notes.

(d) Reflects (i) a non-cash extraordinary charge of $1.4 million (net of tax benefit) for the write-off of the unamortized financing fees and debt issuance costs associated with the Old Credit Agreement and (ii) a dividend from PRI to Group in the amount of $30.5 million used to redeem a portion of the 12.5% Notes. See "Security Ownership of Certain Beneficial Owners and Management" for a description of the Warrants.

                            SELECTED FINANCIAL DATA

    The following table presents summary historical and pro forma financial information for the Company. The summary statement of operations data and other operating data set forth below for the years ended February 28, 1994 and 1995 and February 29, 1996 and the balance sheet data at February 28, 1995 and February 29, 1996 have been derived from, and are qualified by reference to, the audited financial statements of the Company included elsewhere in this Prospectus. The summary statement of operations data and other operating data set forth below for the years ended February 29, 1992 and February 28, 1993 and the balance sheet data at February 29, 1992 and February 28, 1993 and 1994 have been derived from the Company's audited financial statements not included herein. Historical financial data reflects the acquisitions of Louisiana Plastics and Miner Container from March 12, 1993 and December 15, 1993, respectively. The unaudited pro forma financial data for fiscal 1996 give effect to the Financing Plan as if it had occurred on March 1, 1995 for purposes of the statement of operations data and the other operating data and as of February 29, 1996 for purposes of the balance sheet data. The unaudited pro forma financial data do not purport to represent what the Company's results of operations would have been if the Financing Plan had in fact occurred as of the beginning of the period or on the date indicated, as applicable, or to project the Company's financial position or results of operations for any future date or period. The selected financial data below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements of the Company included elsewhere in this Prospectus.

                                                                                     FISCAL YEAR ENDED
                                                                   -----------------------------------------------------
                                                                   FEB. 29,   FEB. 28,   FEB. 28,   FEB. 28,   FEB. 29,
                                                                   1992 (A)     1993       1994       1995       1996
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                                  (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net sales........................................................  $  80,473  $  74,950  $ 118,844  $ 135,696  $ 133,756
Cost of goods sold (c)...........................................     65,996     59,232     93,248    113,928    111,448
                                                                   ---------  ---------  ---------  ---------  ---------
Gross profit.....................................................     14,477     15,718     25,596     21,768     22,308
Selling, general and administrative expenses.....................      4,990      4,512      6,657      8,407      6,864
Amortization of intangibles......................................        620        424      1,122      3,102      2,434
Nonrecurring charge (d)..........................................     --         --         --          7,257     --
                                                                   ---------  ---------  ---------  ---------  ---------
Operating income.................................................      8,867     10,782     17,817      3,002     13,010
Interest expense, net (e)........................................      6,082      5,406      5,482      8,503     10,671
                                                                   ---------  ---------  ---------  ---------  ---------
Income (loss) before income taxes, extraordinary item and
 cumulative effect of change in accounting principle.............      2,785      5,376     12,335     (5,501)     2,339
Income tax expense (benefit).....................................      1,268      2,215      5,057     (1,980)     1,006
                                                                   ---------  ---------  ---------  ---------  ---------
Income (loss) before extraordinary item and cumulative effect of
 change in accounting principle..................................      1,517      3,161      7,278     (3,521)     1,333
                                                                   ---------  ---------  ---------  ---------  ---------
Extraordinary item (f)...........................................     --         --         (2,743)    --         --
Cumulative effect of change in accounting principle (g)..........     --         --         (2,300)    --         --
                                                                   ---------  ---------  ---------  ---------  ---------
Net income (loss)................................................  $   1,517  $   3,161  $   2,235  $  (3,521) $   1,333
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                   ---------  ---------  ---------  ---------  ---------
OTHER OPERATING DATA:
EBITDA (h).......................................................  $  12,570  $  14,434  $  24,096  $  20,751  $  22,731
Depreciation and amortization (i)................................      3,703      3,652      6,279     10,492      9,721
Capital expenditures (j).........................................      2,735      4,435      5,556      7,925      3,449
Ratio of earnings to fixed charges(k)............................      1.43x      1.93x      3.00x         (l)     1.21x
Ratio of EBITDA to interest expense..............................      2.07x      2.67x      4.40x      2.44x      2.13x
Ratio of EBITDA to cash interest expense (m).....................      2.29x      3.00x      5.04x      2.71x      2.52x
BALANCE SHEET DATA (PERIOD END):
Property, plant, and equipment, net..............................  $  30,302  $  31,276  $  56,912  $  56,213  $  52,352
Total assets.....................................................     61,337     62,727    136,545    121,966    110,683
Total debt.......................................................     41,903     42,861     86,361     84,177     77,524
Stockholder's equity (deficit)...................................       (561)     1,134     22,953     16,932     18,265


                                                                    PRO FORMA
                                                                    FEB. 29,
                                                                    1996 (B)
                                                                   -----------

                                                                   (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Net sales........................................................   $ 133,756
Cost of goods sold (c)...........................................     111,448
                                                                   -----------
Gross profit.....................................................      22,308
Selling, general and administrative expenses.....................       6,864
Amortization of intangibles......................................       2,434
Nonrecurring charge (d)..........................................      --
                                                                   -----------
Operating income.................................................      13,010
Interest expense, net (e)........................................      13,416
                                                                   -----------
Income (loss) before income taxes, extraordinary item and
 cumulative effect of change in accounting principle.............        (406)
Income tax expense (benefit).....................................        (175)
                                                                   -----------
Income (loss) before extraordinary item and cumulative effect of
 change in accounting principle..................................   $    (231)
                                                                   -----------
                                                                   -----------
Extraordinary item (f)...........................................
Cumulative effect of change in accounting principle (g)..........

Net income (loss)................................................

OTHER OPERATING DATA:
EBITDA (h).......................................................   $  22,731
Depreciation and amortization (i)................................       9,721
Capital expenditures (j).........................................       3,449
Ratio of earnings to fixed charges(k)............................          (l)
Ratio of EBITDA to interest expense..............................       1.69x
Ratio of EBITDA to cash interest expense (m).....................       1.77x
BALANCE SHEET DATA (PERIOD END):
Property, plant, and equipment, net..............................   $  52,352
Total assets.....................................................     112,620
Total debt.......................................................     112,152
Stockholder's equity (deficit)...................................     (13,563)

- --------------------------
(a) Fiscal 1992 amounts have been restated to reflect a change in accounting for inventory. In fiscal 1993, the Company changed its inventory costing method from the LIFO method to the FIFO method. Cost of goods sold for all fiscal years presented is valued using the FIFO method.

(b) Financial data for  fiscal 1996 gives  effect to the  Financing Plan, as  if such transactions had occurred on March 1, 1995 for purposes of the statement of operations data and the other operating data and as of February 29, 1996 for purposes of the balance sheet data. Pro forma adjustments to statement of operations data and other operating data include (i) adjustments to interest expense in the aggregate amount of $2.7 million, reflecting the elimination of interest expense relating to the Old Credit Agreement and the addition of interest expense associated with the Notes and the Senior Credit Facility and (ii) a non-cash extraordinary charge of $1.4 million for the write-off of unamortized financing fees (net of tax) and costs associated with the Old Credit Agreement. Pro forma adjustments to balance sheet data reflect (i) a non-cash extraordinary charge of $1.4 million (net of tax benefit) for the write-off of the unamortized financing fees and debt issuance costs associated with the Old Credit Agreement and
    (ii) a dividend from PRI to Group in the amount of $30.5 million to redeem a portion of the 12.5% Notes. See "Capitalization."

(c) Cost of goods sold includes costs for raw materials, labor, maintenance and repair of property, plant and equipment, manufacturing overhead and research and development.

(d) The nonrecurring charges in fiscal 1995 include a charge of $6.4 million relating to the closing and consolidation of certain manufacturing facilities and the write-off of $894 in costs associated with a public debt offering that was not completed by the Company.

(e) Interest expense, net includes interest income of $83, $129 and $77 in fiscal 1993, 1994 and 1995, respectively.

(f) The extraordinary item in fiscal 1994 represents the write-off of unamortized financing fees and costs and the payment of certain premiums in connection with the 1993 Transaction. See Notes 8 and 11 to the Company's financial statements included elsewhere in this Prospectus.

(g) Cumulative effect of change in accounting principle in fiscal 1994 reflects the Company's adoption of SFAS 109, "Accounting for Income Taxes." See Notes 1 and 12 to the Company's financial statements included elsewhere in this Prospectus.

(h) EBITDA represents earnings (loss) before interest expense, provision (benefit) for income taxes, depreciation and amortization (excluding amortization of deferred financing costs), adjusted to exclude the nonrecurring charges, extraordinary items and cumulative effect of changes in accounting principles described in notes (d), (f) and (g) above. EBITDA is presented because such data is used by certain investors to measure a company's ability to service debt. EBITDA should not be considered as an alternative to cash flow from operations as determined by generally accepted accounting principles, and does not necessarily indicate whether cash flow will be sufficient for cash requirements.

(i) Depreciation and amortization as presented excludes amortization of deferred financing costs.

(j) Capital expenditures in fiscal 1994 do not include $26.9 million expended for property, plant and equipment obtained through the acquisitions of Louisiana Plastics and Miner Container.

(k) For purposes of this computation, earnings are defined as income before income taxes plus fixed charges. Fixed charges consist of interest (including amortization of deferred financing costs and debt discount or premium) and that portion of rental expense that is representative of interest (deemed to be one-third of operating lease rental expense).

(l) The Company's earnings were inadequate to cover fixed charges for fiscal 1995 and pro forma 1996 by $5.5 million and $406, respectively.

(m) For the purpose of calculating the ratio of EBITDA to cash interest expense, interest expense does not include amortization of deferred financing costs. Amortization of deferred financing costs for fiscal 1992, 1993, 1994, 1995, 1996 and pro forma 1996 was $595, $593, $705, $848, $1.7 million and $593, respectively.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    The Company is a leading developer, manufacturer and marketer of rigid plastic packaging, serving primarily as a supplier of customized containers for national branded consumer products. The Company is the largest domestic manufacturer of refrigerated yogurt containers, shelf stable, multi-layer
(impermeable to air and moisture) containers for nutritional supplements and frosting containers. The Company also believes that it is the largest designer, manufacturer and supplier of promotional beverage cups in the United States, marketing these products primarily to the fast-food and beverage industries.

    The Company's results of operations during the last three fiscal years are not readily comparable due to a variety of extraordinary transactions and non-recurring items. The following discussion summarizes such extraordinary transactions and nonrecurring items.

    ACQUISITIONS. During the last quarter of fiscal 1994, the Company acquired Miner Container for an aggregate purchase price of approximately $21.0 million. The acquisition of Miner Container was financed primarily through incurrence of indebtedness and was treated as a purchase for accounting purposes. Through this transaction, the Company expanded its sales of eight ounce yogurt containers for Dannon (enabling the Company to become the sole supplier of such containers), increased injection molding capacity, improved graphics technology and established market share leadership in promotional beverage cups.

    RESTRUCTURING. During fiscal 1994, the Company's net income was reduced by nonrecurring charges of $2.7 million relating to prepayment premiums and the write-off of unamortized financing costs in connection with the 1993 Transaction. In fiscal 1995, the Company incurred a nonrecurring charge of $7.3 million, $6.4 million of which related primarily to costs associated with the closing of the Sparks, Nevada and the Louisiana, Missouri facilities, and $894,000 of which resulted from the write-off of costs associated with a public debt offering which was not completed by the Company. The $6.4 million restructuring charge relating to the closed facilities consisted primarily of expenditures made or anticipated to be made in connection with such closings, including employee severance benefits and costs associated with the relocation of equipment from the closed facilities. Substantially all of the expenditures associated with this charge were made in fiscal 1995.

    ACCOUNTING CHANGES.   Fiscal 1994  net income  was further  reduced by  $2.3
million representing the cumulative effect of the Company's adoption of SFAS 109, "Accounting for Income Taxes."

    OTHER. The principal elements comprising the Company's cost of goods sold are raw materials consisting primarily of plastic resins, labor, manufacturing overhead and research and development expenses. Historically, the Company has been able to pass along resin price increases or decreases to packaging customers. The Company's selling, general and administrative expenses include salaries, management fees payable to HPH and other items of corporate overhead. In April 1994, the Company paid discretionary bonuses to management employees totaling $810,545. For financial reporting purposes, $250,000 and $560,545 of such bonus payments were expensed in fiscal 1994 and 1995, respectively. No such bonuses were paid in fiscal 1996.

    The following table sets forth, for the fiscal years indicated, the income statement of the Company expressed as a percentage of net sales:

                                                                         1994       1995       1996
                                                                       ---------  ---------  ---------
Net sales by product category:
  Packaging products.................................................       79.9%      75.8%      82.8%
  Promotional beverage cups..........................................       19.0       21.1       17.2
  Housewares.........................................................        1.1        3.1     --
                                                                       ---------  ---------  ---------
Net sales............................................................      100.0      100.0      100.0
Cost of goods sold...................................................       78.5       84.0       83.3
                                                                       ---------  ---------  ---------
Gross profit.........................................................       21.5       16.0       16.7
Selling, general and administrative expenses.........................        5.6        6.2        5.1
Amortization of intangibles..........................................        0.9        2.3        1.8
Nonrecurring charge..................................................     --            5.3     --
                                                                       ---------  ---------  ---------
Operating income.....................................................       15.0        2.2        9.8
Interest expense, net................................................        4.6        6.3        8.0
                                                                       ---------  ---------  ---------
Income (loss) before income taxes, extraordinary item and cumulative
 effect of change in accounting principle............................       10.4       (4.1)       1.8
                                                                       ---------  ---------  ---------
Income tax expense (benefit).........................................        4.3       (1.5)       0.8
                                                                       ---------  ---------  ---------
Income (loss) before extraordinary item and cumulative effect of
 change in accounting principle......................................        6.1       (2.6)       1.0
Extraordinary item...................................................        2.3     --         --
Cumulative effect of change in accounting principle..................        1.9     --         --
                                                                       ---------  ---------  ---------
  Net income (loss)..................................................        1.9       (2.6)       1.0
                                                                       ---------  ---------  ---------
                                                                       ---------  ---------  ---------

    In the first fiscal quarter of fiscal 1997, the Company will incur an extraordinary non-cash charge of $1.4 million (net of tax benefit) for the write-off of unamortized financing fees and costs associated with the Old Credit Agreement.

RESULTS OF OPERATIONS

    The following discussion represents the analysis by the Company's management of the results of operations for fiscal 1994, 1995 and 1996. This discussion should be read in conjunction with the financial statements of the Company and the notes thereto included elsewhere in this Prospectus.

FISCAL 1996 COMPARED TO FISCAL 1995

    NET SALES. Net sales decreased $1.9 million, or 1.4%, from $135.7 million in fiscal 1995 to $133.8 million in fiscal 1996. Packaging sales increased 7.7%, from $102.9 million in fiscal 1995, to $110.8 million in fiscal 1996. Net sales in fiscal 1996 to Yoplait, Ross Labs and Dannon increased by $5.1 million, $2.6 million and $1.5 million, respectively, over the prior fiscal year to an aggregate of $24.0 million, $20.3 million and $25.0 million, respectively, primarily reflecting higher unit volume. Partially offsetting such increases was the loss of certain low margin packaging accounts. Promotional cup sales declined approximately $5.6 million, or 19.6%, from $28.6 million in fiscal 1995 to $23.0 million in fiscal 1996, due to fewer customer promotions. Divestiture of the housewares product line acquired in connection with the acquisition of Miner Container also resulted in a decline of $4.2 million in net sales.

    GROSS PROFIT. Gross profit increased $0.5 million, from $21.8 million in fiscal 1995 to $22.3 million in fiscal 1996. Gross margins improved from 16.0% in fiscal 1995 to 16.7% in fiscal 1996. This increase in gross margin reflects a favorable shift in product mix to higher margin products, such as yogurt containers and shelf stable, multi-layer nutritional supplement containers, the discontinuance of certain lower margin packaging businesses and the divestiture of the housewares product line. The increase is also attributable to cost savings achieved by closing the Sparks, Nevada, and Louisiana, Missouri plants. These increases were offset, in part, by higher costs of resin used in promotional beverage containers.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses decreased $1.5 million, or 17.8%, from $8.4 million in fiscal 1995 to $6.9 million in fiscal 1996 and decreased as a percentage of net sales from 6.2% to 5.1%. This decline reflects cost savings resulting from a reduction in administrative staff, a reduction in variable selling expenses as a result of fewer promotional beverage cup sales as well as the fact that no management bonuses were paid during fiscal 1996.

    AMORTIZATION EXPENSE. Amortization expense decreased $0.7 million, from $3.1 million in fiscal 1995 to $2.4 million in fiscal 1996, primarily due to the completion of the amortization in fiscal 1996 of the non-compete agreements entered into in connection with the purchase of Miner Container and Louisiana Plastics.

    OPERATING INCOME. Operating income increased $10.0 million from $3.0 million, or 2.2% of net sales, in fiscal 1995 to $13.0 million, or 9.8% of net sales, in fiscal 1996. Without giving effect to the $7.3 million nonrecurring charge taken in fiscal 1995, operating income would have increased $2.8 million, or 26.8%, from fiscal 1995 to fiscal 1996, reflecting the favorable change in product mix and the impact of the cost reductions noted above. As a percentage of net sales, operating income, without giving effect to the nonrecurring charge in fiscal 1995, increased from 7.6% in fiscal 1995 to 9.8% in fiscal 1996.

    INTEREST EXPENSE. Interest expense increased 25.9% from $8.5 million in fiscal 1995 to $10.7 million in fiscal 1996 primarily due to accelerated amortization of deferred financing costs as a result of the shortening of the maturity of the Old Credit Agreement.

    INCOME TAXES. Income taxes increased from a benefit of $2.0 million in fiscal 1995 to an expense of $1.0 million in fiscal 1996 due to pre-tax income in fiscal 1996 as compared to a pre-tax loss fiscal 1995. The Company's effective state and Federal tax rate increased from 36.0% in fiscal 1995 to 43.0% in fiscal 1996.

    NET INCOME (LOSS). For the reasons stated above, net loss was $3.5 million in fiscal 1995 compared to net income of $1.3 million in fiscal 1996.

FISCAL 1995 COMPARED TO FISCAL 1994

    NET SALES. Net sales increased $16.9 million, or 14.2%, from $118.8 million in fiscal 1994 to $135.7 million in fiscal 1995. Packaging sales increased 8.4%, from $94.9 million in fiscal 1994 to $102.9 million in fiscal 1995. Net sales in fiscal 1995 to Yoplait, Ross Labs and Dannon increased by $2.4 million, $3.5 million and $8.6 million, respectively, over the prior fiscal year to an aggregate of $18.9 million, $17.7 million and $23.6 million, respectively, primarily reflecting higher unit volume. Approximately $3.8 million of the increase in sales to Dannon was attributable to the acquisition of Miner Container. Partially offsetting such increases was a decline of approximately $6.5 million in net sales resulting from the Company's loss of, or decision to exit, certain lower margin packaging business. Promotional cup sales increased approximately $6.0 million, or 26.5%, from $22.6 million in fiscal 1994 to $28.6 million in fiscal 1995, due to the acquisition of Miner Container and the Company's participation in nationwide promotions by McDonald's and Burger King. The housewares product line, also acquired in connection with the purchase of Miner Container, contributed additional net sales of $2.9 million in fiscal 1995.

    GROSS PROFIT. Despite higher net sales, gross profit decreased $3.8 million, or 14.8%, from $25.6 million in fiscal 1994 to $21.8 million in fiscal 1995. Gross margin declined from 21.5% in fiscal 1994 to 16.0% in fiscal 1995. The decline in gross margin was primarily due to manufacturing inefficiencies at the Company's former Sparks, Nevada and Louisiana, Missouri facilities, excess production capacity and higher resin costs for promotional beverage cups and lids. The portion of depreciation expense reflected in cost of goods sold increased from $5.0 million (4.2% of net sales) in fiscal 1994 to $7.3 million (5.4% of net sales) in fiscal 1995 due to the acquisition of Miner Container. These costs were partially offset by a favorable change in product mix reflecting increased sales of higher margin products, particularly yogurt containers and shelf stable, multi-layer nutritional supplement containers.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $1.7 million, or 25.4%, from $6.7 million in fiscal 1994 to $8.4 million in fiscal 1995 and increased as a percentage of net sales from 5.6% to 6.2%. This increase resulted primarily from an increase in selling and administrative staff, higher variable costs associated with increased sales of promotional beverage cups and the recognition of $560,545 in management bonus payments in fiscal 1995.

    AMORTIZATION EXPENSE. Amortization expense increased $2.0 million, from $1.1 million in fiscal 1994 to $3.1 million in fiscal 1995. The increase is primarily attributable to the amortization of goodwill and non-compete agreements related to the purchase of Miner Container.

    NONRECURRING CHARGE. As described above, in fiscal 1995 the Company incurred a nonrecurring charge of $7.3 million, $6.4 million of which related to expenses incurred in connection with the closing of manufacturing facilities in Sparks, Nevada and Louisiana, Missouri and consolidation of operations and $894,000 of which reflected write-off of costs associated with a public debt offering that was not completed by the Company.

    OPERATING INCOME. Operating income decreased $14.8 million, from $17.8 million, or 15.0% of net sales, in fiscal 1994 to $3.0 million, or 2.2% of net sales, in fiscal 1995, as a result of lower gross margins, higher selling, general and administrative expenses and the nonrecurring charge discussed above.

    INTEREST EXPENSE. Interest expense increased $3.0 million, from $5.5 million in fiscal 1994 to $8.5 million in fiscal 1995. This increase reflects higher borrowing levels under the Company's Old Credit Agreement, primarily to finance the purchase of Miner Container, and slightly higher interest rates.

    INCOME TAXES. Income taxes decreased from $5.1 million in fiscal 1994 to a $2.0 million benefit in fiscal 1995 due to lower earnings. The Company's effective state and Federal tax rate was 41.0% in fiscal 1994 and 36.0% in fiscal 1995.

    INCOME BEFORE EXTRAORDINARY ITEM AND CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE. For the reasons noted above, income before extraordinary item and cumulative effect of change in accounting principle decreased from $7.3 million in fiscal 1994 to a net loss of $3.5 million in fiscal 1995.

LIQUIDITY AND CAPITAL RESOURCES

    The Company's liquidity needs arise primarily from capital investments, working capital requirements and principal and interest payments on its indebtedness. The Company has met these liquidity requirements in the past three fiscal years primarily with funds provided by long-term borrowings and cash generated by operating activities.

    In June 1993, Group issued $40.0 million aggregate principal amount of the 12.5% Notes and PRI entered into the Old Credit Agreement. Proceeds from the sale of the 12.5% Notes and borrowings under the Old Credit Agreement were used to (i) refinance $39.7 million of PRI's outstanding senior bank debt, (ii)
redeem $24.0 million aggregate principal amount of PRI's 13.5% Senior Subordinated Notes due 1996 (the "13.5% Notes"), (iii) repurchase certain redeemable preferred stock issued by PRI with an aggregate liquidation value of $10.0 million and (iv) acquire warrants to purchase common stock of PRI for $13.9 million. In December 1993, PRI borrowed an additional $22.0 million under the Old Credit Agreement to fund a portion of the purchase price for Miner Container. Beginning in September 1994, PRI failed to comply with certain financial covenants under the Old Credit Agreement, which caused the interest rate applicable to outstanding borrowings thereunder to increase to the Base Rate plus 2.0%. On March 31, 1995, the agreement was amended to modify such covenants, establish the interest rate applicable to outstanding borrowings to the Base Rate plus 1.5% and shorten the maturity of the facility. Since March 1995, the Company has been in compliance with all covenants under the Old Credit Agreement. See Notes 8 and 9 to the Company's financial statements included elsewhere in this Prospectus.

    The Company used the net proceeds of the Old Notes, among other things, to repay all outstanding borrowings under the Old Credit Agreement and pay a dividend to Group of approximately $31.7 million that enabled Group to redeem a portion of the 12.5% Notes. In connection with the Financing Plan, PRI also entered into the Senior Credit Facility, which enables PRI to borrow up to $20.0 million for general working capital purposes, subject to certain terms and conditions. See "Description of Certain Indebtedness -- The Senior Credit Facility," "Use of Proceeds" and "Capitalization." These transactions are part of the Financing Plan which was designed to provide the Company with long-term fixed rate financing and increase revolving credit availability. As a result of the Financing Plan, the Company's aggregate indebtedness for borrowed money and its interest expense has increased. During fiscal 1996, the Company's total interest expense was $10.7 million. Based on the Company's indebtedness outstanding on February 29, 1996 (after giving effect to the Financing Plan, but without giving effect to borrowings under the Senior Credit Facility in excess of $0.4 million), the Company's annualized net interest expense would be $13.4 million. As of May 31, 1996, no amounts were outstanding under the Senior Credit Facility. The Company's scheduled principal repayments in fiscal 1997 and 1998 will total $300,000 and $950,000, respectively.

    Cash provided by operating activities in fiscal 1996 and 1995 was $11.8 million and $11.5 million, respectively. In fiscal 1996, cash provided from operations declined due to a decrease in accounts payable of $5.9 million attributable, in part, to a reduction in inventories of $3.6 million and the timing of payments to suppliers. Despite a net loss in fiscal 1995, the Company had an increase in cash from operations due to a decrease in receivables of $5.7 million. This was partially offset by a decrease in accrued expenses of $3.4 million primarily due to interest and acquisition reserves. In fiscal 1994, operating activities resulted in a net use of cash of $4.5 million. In fiscal 1994, the Company's net use of cash resulted from substantial changes in certain working capital requirements that more than offset the favorable impact of higher net income before non-cash charges. These changes in working capital items primarily involved an increase in inventories of $5.3 million and a decline in accrued expenses of over $8.2 million. The increase in inventories reflects higher levels of inventory, including production molds, necessitated by the growth in sales over the prior fiscal year as well as the impact of the timing of resin deliveries. The decline in accrued expenses results from the expenditure of financing costs in connection with the 1993 Transaction and amounts reserved in connection with the acquisitions of Louisiana Plastics and Miner Container to fund integration and consolidation initiatives.

    Excluding the acquisitions of Louisiana Plastics and Miner Container, the Company's capital expenditures for fiscal 1994, 1995 and 1996 were $5.6 million, $7.9 million and $3.4 million, respectively. These expenditures primarily were incurred to expand manufacturing capacity, including the development of molds for new products or modified versions of existing products, and to replace and upgrade existing equipment. PRI's estimated capital expenditures for fiscal 1997 are expected to range from $7.0 million to $10.0 million. These expenditures, which are intended to further expand production capacity and reduce costs, include (i) the engineering and manufacture of new production molds, (ii) the installation of automated packaging and handling systems, and (iii) the expansion of the Company's warehouse space.

    Although there can be no assurances, the Company anticipates that its operating cash flow, together with borrowings under the Senior Credit Facility, will be sufficient to meet its operating expenses, projected capital expenditures and debt service requirements as they become due.

    Instruments governing the Company's indebtedness, including the Senior Credit Facility and the Indenture, contain financial and other covenants that restrict, among other things, the Company's ability to incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of substantially all of the assets of the Company. Such limitations, together with the highly leveraged nature of the Company, could limit corporate and operating activities, including the Company's ability to respond to market conditions to provide for unanticipated capital investments or to take advantage of business opportunities. See "Risk Factors -- Leverage; Restrictive Covenants."

SEASONALITY

    The Company's business is somewhat seasonal in nature with its fourth fiscal quarter historically the weakest due to lower consumer demand for refrigerated yogurt and soft drink products. The Company's working capital requirements historically have been relatively constant throughout the year but are subject to periodic fluctuations due to, among other things, large volume orders of promotional beverage cups that require increased inventories.

INCOME TAX MATTERS AND IMPACT OF CERTAIN ACCOUNTING POLICIES

    Effective March 1, 1993, the Company adopted the accounting principles set forth in SFAS 109 "Accounting for Income Taxes." SFAS 109 requires the recognition of deferred tax assets and tax liabilities for operating loss carryforwards and certain taxable and deductible differences between the tax basis of an asset or liability and the corresponding amount reported for financial statement purposes. The adoption of SFAS 109 resulted in a charge to net income of $2.3 million in fiscal 1994. At February 29, 1996, the Company had net operating loss carryforwards ("NOL's") of approximately $12.3 million which will expire at various dates through 2011. Such NOL's are available to reduce future taxable income for Federal income tax purposes under a tax sharing agreement with HPH. See "Certain Transactions -- Tax Sharing Agreement."

    In connection with the acquisition of Miner Container, PRI agreed to indemnify the former owners for up to $2.3 million of tax liabilities arising from the operations of an affiliate of Miner Container. During fiscal 1996 the Company paid approximately $1.5 million of this obligation. The Company is unable to estimate whether or to what extent it will be obligated to make future payments in respect of such liabilities. Any payment made by the Company will result in a corresponding increase in the excess of purchase price over the fair market value of the net assets acquired attributed to this acquisition. See Note 2 to the Company's financial statements included elsewhere in this Prospectus.

INFLATION

    The principal component of the Company's products is resin. In recent years, resin prices have fluctuated, in part, due to industry capacity, consumption levels of resins and changes in the cost of feed stocks. In the event of significant inflationary pressures, the cost of the Company's raw materials, including resins, may increase. Under supply agreements with customers that accounted for approximately 57% of the Company's net sales in fiscal 1996, the Company has the ability to pass through resin price increases (as well as the obligation to credit any resin price decreases). In the case of sales which are not made pursuant to supply agreements containing such pass-through provisions, the Company historically has passed on increases in resin prices (as well as decreases in resin prices) to its customers through price adjustments. Sales prices for promotional beverage cups are generally determined in advance of a promotion and, accordingly, the Company bears the risk of resin price increases while producing such products. Because plastic resin is the principal component in the Company's products, the Company's financial performance is materially dependent on its ability to pass resin price increases on to its customers through contractual arrangements or otherwise. There can be no assurance that a significant increase in resin prices would not negatively impact the Company. See "Risk Factors -- Exposure to Fluctuations in Resin Cost and Supply."

                                    BUSINESS

GENERAL

    The Company is a leading developer, manufacturer and marketer of rigid plastic packaging, serving primarily as a supplier of customized containers for national branded consumer products. The Company is the largest domestic manufacturer of refrigerated yogurt containers, shelf stable, multi-layer (impermeable to air and moisture) containers for nutritional supplements and frosting containers. The Company also believes that it is the largest designer, manufacturer and supplier of promotional beverage cups in the United States, marketing these products primarily to the fast-food and beverage industries. For the fiscal year ended February 29, 1996, the Company generated net sales of $133.8 million. Approximately 82.8% of the Company's net sales in such period were attributable to rigid plastic packaging and 17.2% to promotional beverage cups. In fiscal 1996, the Company produced almost four billion plastic containers, cups and lids.

    The Company's packaging products are sold to over 450 customers, including manufacturers of national branded food, dairy and pharmaceutical products such as General Mills, including Yoplait, Dannon, Ross Labs, Haagen Dazs, Procter & Gamble and Pillsbury. The Company is also a major supplier of promotional beverage cups to over 150 companies in the fast-food and beverage industries, including McDonald's, Burger King, Pizza Hut, Hardee's, Taco Bell, Coca-Cola and Pepsi.

    The Company's rigid plastic packaging business has benefitted from, and is positioned to continue to participate in, the growth of the markets for its customers' products, particularly refrigerated yogurt and nutritional supplements. According to data compiled by Find/SVP, between 1991 and 1994 U.S. retail yogurt sales grew at a compound annual rate of 10.6%, reaching approximately $2.0 billion in 1994. This expansion of the U.S. yogurt market resulted, in part, from new product innovations such as lower fat and lower calorie product offerings, the introduction of new flavors and consistencies, the increasing recognition of yogurt's nutritional benefits and innovative packaging solutions targeting niche market segments. Despite this growth, the Company believes U.S. yogurt consumption still lags behind that of Europe. During 1991 and 1992, the most recent periods examined by Find/SVP, the per capita consumption of yogurt in Europe was six times that in the U.S. Net sales of Ross Labs' ENSURE-Registered Trademark- ready-to-drink nutritional supplement increased 20% in 1995, reflecting, in part, the aging of the U.S. population and the corresponding growth in the market for such products. Based on these industry and demographic factors, management expects the markets for refrigerated yogurt and nutritional supplements to continue to grow for the foreseeable future.

COMPETITIVE STRENGTHS

    The Company attributes its leading market positions to the following factors:

        WELL ESTABLISHED CUSTOMER RELATIONSHIPS. The Company has long-standing customer relationships, in many instances as a sole source supplier under multi-year supply agreements. Yoplait, Dannon and Ross Labs, which accounted for over 50% of fiscal 1996 sales, have been customers of PRI since 1979, 1984 and 1991, respectively. In addition, the Company's established position with its largest customers is evidenced by its status as the sole supplier of such customers' most popular sized containers, including the six ounce container for Yoplait, the four, six and eight ounce containers for Dannon and the eight ounce multi-layer container for Ross Labs' ENSURE-REGISTERED TRADEMARK- nutritional supplement. PRI's status as the sole supplier of such containers positions the Company to benefit from future growth in these product markets. In recognition of the Company's performance, Ross Labs recently awarded PRI certified supplier status in Ross Labs' Partners in Excellence Program.

        CUSTOMER INTEGRATED PRODUCT DEVELOPMENT AND MANUFACTURING. The Company has worked closely with its customers in all phases of product design and production and has invested heavily in customer-driven research and development activities. For example, PRI developed the
    Autoweld-Registered Trademark- system, a technology that enables Yoplait to assemble, fill and seal its distinctive cone-shaped container. Yoplait leases from the Company the equipment necessary to operate the Autoweld-Registered Trademark- system for use in Yoplait's production facilities. For Dannon, the Company recently designed and developed a four ounce yogurt cup targeted for the food service and children's markets. The Company also worked successfully with Ross Labs to develop the shelf stable, multi-layer packaging applications for its nutritional supplements and infant formula product lines. In promotional cups, the Company has worked closely with several of its promotional beverage cup customers to develop new and distinctive high-definition graphic designs. In 1993, for example, the Company was the winner of the McDonald's Performance Award for the "Jurassic Park" promotional cup. In addition, the Company's facilities are located, in most cases, adjacent to or within close proximity to its largest customers' manufacturing operations, which has created manufacturing and distribution efficiencies. As more of the Company's customers adopt "just-in-time" inventory systems, these efficiencies have become increasingly important.

        STATE-OF-THE-ART MANUFACTURING TECHNOLOGIES. The Company, through its five manufacturing facilities, has developed production capabilities in injection molding, thermoforming and pressure forming and believes it is the only manufacturer in the rigid plastic packaging industry with capabilities in all three such processes. Because each of these processes offers advantages in achieving certain performance features such as structural strength, rigidity and graphics retention, the Company is able to be highly responsive to customer requirements and preferences by offering a broader range of packaging alternatives than its competitors. The Company's three technical facilities feature design, engineering, prototype production, graphics and diagnostic capabilities. Management believes that the Company's in-house capability to design, engineer and build production molds distinguishes the Company from many of its competitors. This capability provides PRI with an important competitive advantage in maintaining product quality as well as in controlling design, development and maintenance costs. To satisfy the rigorous quality control standards of its customers, the Company maintains a comprehensive quality assurance program. During fiscal 1996, based on internal estimates, the return rate for all of the Company's products was less than one quarter of one percent.

        ADVANCED GRAPHICS TECHNOLOGIES. Management believes that the Company's MasterColor printing system, which produces high definition graphics utilizing a computer controlled nine color press, is the most technologically advanced color processing system in the rigid plastic packaging and promotional beverage cup industries. The MasterColor system enables the Company to create photograph quality images on plastic containers at speeds comparable to conventional high speed printers and thus provides an important competitive advantage. Although the Company employs the MasterColor system primarily in the printing of promotional beverage cups, management believes significant opportunities exist to apply this technology to create more sophisticated and colorful designs for other forms of plastic packaging as manufacturers of branded products seek to enhance and distinguish the image of their products on store shelves.

        LOW COST PRODUCTION. The Company believes that its manufacturing costs are among the lowest in its industry primarily due to: (i) the economies of scale provided by the Company's high volume production; (ii) the Company's use of state-of-the-art molds and manufacturing techniques that minimize resin requirements, reduce waste and enhance productivity; (iii) the Company's ability to obtain favorable resin pricing based on its substantial purchase requirements; (iv) the low transportation costs resulting from the proximity of the Company's six manufacturing and warehouse facilities to its major customers; and (v) the Company's continual efforts to achieve operating efficiencies and increase productivity. Over the past several years, the Company has significantly upgraded and automated its manufacturing operations, consolidated certain manufacturing facilities and centralized all of its administrative functions to reduce costs and increase efficiency.

    The Company was founded in 1984 to capitalize on the growth in outsourcing among nationally branded food producers for their packaging needs. Since its formation, the Company has made six strategic acquisitions which have expanded the Company's product mix and enhanced its competitive position. Most recently, during fiscal 1994, the Company acquired Louisiana Plastics and substantially all the assets of Miner Container, which established market share leadership in promotional beverage cups, increased injection molding capacity and packaging sales and provided the MasterColor graphics technology.

    The Company believes that the fundamental benefits of plastic relative to other packaging materials, including (i) design versatility, (ii) light weight and low cost, (iii) strength and durability, (iv) insulating ability and (v) clarity, will promote opportunities for growth in sales and profitability in both the rigid plastic packaging and promotional beverage cup industries. The Company further believes it is well-positioned to capitalize on these opportunities through its advanced, low-cost, customer-oriented operations.

STRATEGY

    The Company's strategy is to enhance its position in the industry by: (i) participating in the growth being experienced by its largest customers by continuing to meet their increasing packaging needs; (ii) strengthening its relationships with these existing customers by continuing to provide new value-added products and services; (iii) expanding into new packaging and promotional cup products and markets; and (iv) continuing to seek opportunities to reduce manufacturing costs and enhance productivity.

        GROWTH WITH EXISTING CUSTOMERS. The Company will continue to focus on meeting the rigid plastic packaging needs of Yoplait, Dannon and Ross Labs to keep pace with the growth in the markets for their products. Based in part on growth in domestic consumption of refrigerated yogurt, the Company's net sales to Yoplait and Dannon, who rely on the Company to provide substantially all of their single-serving yogurt containers, have increased at a compound annual growth rate of over 19% during the last four years. In addition, the Company's net sales as the sole source supplier of multi-layer containers to Ross Labs for its ENSURE-REGISTERED TRADEMARK- nutritional supplement and SIMILAC-REGISTERED TRADEMARK- infant formula grew at a compound annual rate in excess of 29% during the last four years.

        NEW APPLICATIONS FOR EXISTING CUSTOMERS. The Company intends to expand its relationships with existing customers by developing new applications based on its extensive manufacturing capabilities and advanced graphics technologies. For example, the Company applied thin-wall technology, which combines structural strength with reduced cost and weight, to develop Dannon's six and eight ounce containers. In addition, the Company developed the six ounce multi-layer container presently used by Yoplait which features a glossy exterior finish designed to enhance graphics.

        NEW PRODUCTS AND MARKETS. The Company plans to expand into related product lines serving new markets with several products under development in both rigid plastic packaging and promotional beverage cups. With respect to packaging, management believes there will be significant opportunities to expand the Company's shelf stable, multi-layer packaging to the extent plastic containers are substituted for metal, glass and composites for products requiring extended shelf life, such as condensed soups, vegetables, baby foods and pet foods. In promotional beverage cups, the Company recently entered the professional sports and college stadium cup market and also has under development a number of new products, including a new cup for the gourmet coffee market. In addition, in both packaging and promotional cups, the Company intends to leverage its advanced graphics capabilities by introducing new products which highlight its high definition printing and quality designs. The Company believes these initiatives will reinforce its reputation as an innovative, value-added marketing partner for its customers while adding to future profitability.

        CONTINUED COST REDUCTION AND PRODUCTIVITY ENHANCEMENTS. The Company continually seeks opportunities to reduce its costs and improve productivity to maintain its competitive position as a low-cost manufacturer. For example, following the acquisition of Miner Container and Louisiana Plastics, the Company selectively consolidated certain manufacturing facilities and centralized administrative functions. During the first quarter of fiscal 1997, the Company completed the consolidation of its Lenexa, Kansas printing operation into the Kansas City, Missouri facility to reduce overhead and transportation costs and increase manufacturing productivity. In fiscal 1997, the Company intends to initiate projects to further reduce costs and enhance productivity, by, among other things, increasing the automation of its packaging and handling systems.

PRODUCTS AND CUSTOMERS

    The Company's products are divided into two categories: rigid plastic packaging and promotional beverage cups.

RIGID PLASTIC PACKAGING

    The Company serves a number of niche markets within the rigid plastic packaging industry with products that include various sizes of refrigerated yogurt containers, multi-layer containers for nutritional supplements and infant formula and frosting cans and lids. The Company also produces container lids for manufacturers of cottage and ricotta cheeses, whipped toppings, teas, potato chips, dry soups, margarine, ice cream, cookie dough and dry roasted nuts.

    The Company sells its products to over 450 customers throughout the United States, including the following manufacturers of nationally branded products:

General Mills                          Ross Labs (a division of Abbott Labs)
Procter & Gamble                       Yoplait (a division of General Mills)
The Dannon Company                     General Foods
Pillsbury                              Haagen Dazs
Tetley Tea Company                     Land O'Lakes

    The Company supplies substantially all of the single-serving yogurt containers used by Dannon and Yoplait, which in 1995 had a combined 58.2% share of the U.S. refrigerated yogurt market according to Information Resources, Inc., a market research firm. The Company's net sales to these two customers have grown at a compound annual rate of over 19% during the last four years. The Company is the sole source supplier of the multi-layer plastic container used by Ross Labs for its ENSURE-REGISTERED TRADEMARK- nutritional supplement and SIMILAC-REGISTERED TRADEMARK- infant formula product lines. Net sales to Ross have grown at a compound annual rate in excess of 29% during the past four years. The Company is also the sole supplier of plastic frosting cans and lids for Pillsbury and Procter & Gamble and supplies substantially all the frosting containers and lids used by General Mills.

    The Company believes that the markets for yogurt and nutritional supplements will continue to grow in the foreseeable future, providing the Company with significant opportunities to expand its business. According to Find/SVP, U.S. retail sales of refrigerated yogurt grew at a compound annual rate of 10.6% over the last three years. Despite this growth, the Company believes U.S. yogurt consumption still lags behind that of Europe. The U.S. yogurt industry is aggressively promoting yogurt in an effort to raise U.S. consumption to European levels where, during 1991 and 1992, the per capita consumption was 25.9 pounds versus 4.3 pounds in the U.S. New products, including yogurt/mix-ins and low fat/calorie offerings, have served to increase the market. New flavors such as tropical fruit and indulgent flavors like chocolate and amaretto are helping to expand the yogurt product category, as are new products targeted at children and specific ethnic groups. Because Ross Labs' ENSURE-REGISTERED TRADEMARK-nutritional supplement is most often prescribed for the elderly, its consumption growth should be helped by the aging of the U.S. population.

    The only shelf stable packaging products presently manufactured by the Company are the containers for the nutritional supplements and infant formula produced by Ross Labs. Ross initially marketed these products in metal containers but began switching to the Company's plastic containers (with metal lids) in 1991. Ross Labs has advised the Company that it made the switch for several reasons, including reduced freight costs due to the lower weight of plastic containers, lower return rates based on the ability of plastic containers to resist denting and consumer preference. The Company believes that Ross Labs has converted the packaging for substantially all of its ENSURE-REGISTERED TRADEMARK- nutritional supplement product to its shelf stable plastic containers. In 1992, Ross Labs began using the Company's shelf stable plastic container for a portion of its SIMILAC-REGISTERED TRADEMARK- infant formula product line. The Company believes that the use of plastic containers by Ross Labs for SIMILAC-REGISTERED TRADEMARK- infant formula has increased during the past four years, but that such containers continue to account for only a minor portion of Ross Labs' total sales of such products. In management's opinion, the continued conversion of these containers from metal to plastic provides the Company with a significant opportunity for growth. Management also expects that there will be significant opportunities to expand the

Company's product line of shelf stable multi-layer packaging to the extent plastic containers are substituted for metal, glass and composite containers for other products requiring extended shelf life, such as condensed soups, vegetables, baby foods and pet foods. The Company is also marketing its packaging capabilities to food and other companies that currently use metal, glass and composite containers.

PROMOTIONAL BEVERAGE CUPS

    The Company is engaged in the design, manufacture and marketing of a wide assortment of promotional beverage cups. Management believes the market for promotional beverage cups has expanded rapidly in recent years and that the Company's superior graphics technology, low-cost molding capabilities and new product innovation have made it the largest manufacturer of promotional beverage cups in the United States. The Company's promotional cup products include beverage cups ranging in size from 12 ounces to 64 ounces. In addition, the Company recently entered the professional sports and college stadium cup market and has under development a number of new products, including a new product for the gourmet coffee market. The Company believes that its ability to leverage its unique printing and design capabilities will enable it to continue to develop innovative, value-added products.

    Promotional beverage cups historically have been marketed directly to fast-food and beverage companies, such as McDonald's, Burger King, Pizza Hut, Hardee's, Taco Bell, Coca-Cola and Pepsi, as well as to specialty distributors for resale to fast-food and beverage companies, sports stadiums, movie theaters and food service companies. In recent years, the Company has manufactured promotional beverage cups featuring blockbuster movie releases and professional sports personalities for customers such as McDonald's (as one of the primary suppliers for its "Jurassic Park" and NBA Legends promotions) and Burger King (as a supplier for the "Lion King" promotion). The promotional beverage cup business is seasonal and generally peaks with consumption of soft drinks during the spring and summer months. This business is primarily supported by beverage companies attempting to stimulate syrup sales to fast-food operators and by fast-food companies featuring promotional cups with theme action figures and personalities in connection with campaigns linked to the release of major motion pictures or sporting events. In fiscal 1996, Hardee's, McDonald's and a specialty distributor with whom the Company no longer has a relationship accounted for the majority of the Company's promotional beverage cup sales. See "-- Marketing and Sales."

MARKETING AND SALES

    The Company directs its sales effort by utilizing its technical expertise, diverse production capabilities (thermoforming, injection molding and pressure forming) and graphics capabilities to serve the needs of its new and existing customers. The Company's comprehensive, multiple-channel sales and marketing approach includes both the personnel in its technical centers as well as its direct sales force. By utilizing the capabilities provided by its technical centers and staff, the Company is able to create prototypes when introducing new products or concepts to its customers. Recently, to complement its technical marketing capabilities, the Company has increased the number of its direct sales representatives both to strengthen existing relationships and develop new relationships. Sales representatives marketing rigid plastic packaging solutions focus on national branded consumer food producers, while representatives selling promotional beverage cups focus on soft drink distributors, fast food chains and stadium promoters. The Company's emphasis on a direct sales approach represents a strategic initiative to reduce the use of indirect sales channels, such as specialty distributors, and strengthen relationships with end customers. In March 1996, a promotional beverage cup distributor terminated its relationship with the Company in order to distribute on a sole source basis plastic beverage cups produced by another manufacturer. In fiscal 1996, this distributor accounted for approximately 4.7% of the Company's net sales. The Company has established contacts with this distributor's end use customers through its practice of direct shipment, and is aggressively pursuing these customers on a direct basis. The Company does not believe that the termination of its relationship with this distributor will materially and adversely affect its business.

    Customer relationships in the food, dairy and pharmaceutical packaging industry generally are developed and maintained over extended periods. These relationships develop because of the high degree of coordination necessary between packaging suppliers and their customers to ensure that packaging parts conform precisely to the tolerances of the high speed automated filling systems commonly employed by customers. The integration of product design and manufacturing along with inventory management and distribution systems provide suppliers, such as PRI, with a competitive advantage in maintaining and expanding business with established customers. Management believes that the Company's existing customers, which include several of the leading consumer products companies in the United States, represent an important source of new business opportunities through the modification of existing packaging and the development of new applications.

    Pursuant to multi-year supply agreements with Yoplait, Dannon and Ross Labs, PRI manufactures and sells substantially all of the plastic containers required for the yogurt products of Dannon and Yoplait and the nutritional supplement and infant formula products of Ross Labs. The prices provided for in these supply agreements generally are based on volume levels and are subject to (i) adjustments for increases or decreases in resin prices and (ii) annual negotiated adjustments relating to cost elements other than resin price. The products manufactured under these agreements generally require the use of proprietary tooling and molds, some of which are owned by the Company. In certain cases, the tooling and molds owned by the Company are subject to purchase options which may be exercised by the customer upon termination of the applicable supply agreement. Certain of these supply agreements prohibit the Company from selling similar containers to the customer's competitors. The Company's current supply agreement with Dannon for eight ounce containers, which commenced in January 1992, expires in December 1996. The Company's current supply agreements with Dannon for four ounce containers, which commenced in June 1992, and six ounce containers, which commenced in March 1991, expire in December 1997. The Company's current supply agreement with Yoplait commenced in June 1992 and expires in July 1997. The current supply agreement with Ross Labs was entered into in January 1991 and expires in December 1996, but may be terminated by Ross Labs upon six month's prior written notice to PRI. All of PRI's supply agreements require PRI to satisfy certain product quality standards. Yoplait, Dannon and Ross Labs have been customers of the Company (or businesses acquired by the Company) since 1979, 1984 and 1991, respectively. While PRI anticipates that, upon expiration, it will be able to extend or renew its existing supply agreements with its customers on substantially similar terms, no assurance can be given that it will be able to do so.

MANUFACTURING

    The Company has production capabilities in injection molding, thermoforming and pressure forming, and believes it is the only manufacturer in the rigid plastic packaging industry with capabilities in all three processes. Because each of these processes offers advantages in achieving certain performance features such as structural strength, rigidity and graphics retention, the Company is able to be highly responsive to customer requirements and preferences by offering a broader range of packaging alternatives than its competitors. During fiscal 1996, approximately 65% of the Company's revenues were derived from products manufactured using the injection molding process, including all of the Company's promotional beverage cups. Thermoforming is currently used to manufacture substantially all of the packaging produced for Yoplait and Ross Labs. The Company employs the pressure forming process in the manufacture of certain relatively low-volume products.

    Management believes that the Company is the largest manufacturer of injection molded products in the domestic rigid plastic packaging and promotional beverage cup industries. Injection molding involves the injection of molten plastic into multi-cavity male and female molds at extremely high temperatures and the application of pressure to force the plastic to take the desired form. The Company operates 89 high speed injection molding machines utilizing modern multi-cavity hot and cold runner molds. The Company's four 660 ton clamp capacity injection molding machines are designed specifically to produce lightweight, thin-walled parts and are among the most technologically advanced machines of their kind. They are controlled by micro-processors that provide statistical process control and state-of-the-art diagnostic capabilities. Unlike most of its competitors, the Company has the in-house capability to design, test and produce production molds for its injection molding machines.

    Injection molding generally provides more flexibility in part design than other forming processes. The use of male and female molds allows both interior and exterior surfaces to incorporate special design features. In addition, injection molding results in highly uniform parts with surfaces that can be more easily textured, pigmented and decorated. Further, injection molding requires relatively little floor space, thus reducing associated overhead costs.

    In the thermoforming process, an extruded sheet formed from plastic resins is rolled over a multi-cavity female steel mold and heated to its precise melting point. Parts are then formed and cut with a vacuum mold in a single operation. As with injection molding, the process concludes with the molded product being ejected for automated handling and processing. Thermoforming employs molds with higher cavitations than are presently feasible in other manufacturing processes and, therefore, is a low-cost means of manufacturing customized packaging products for high volume markets. Moreover, thermoforming equipment can be retooled relatively quickly and inexpensively, making the process well-suited for production runs requiring fast changeover times. The Company has developed thermoforming technologies that enable substantially all unused portions of the extruded sheet to be immediately recycled into the manufacturing process, resulting in reduced product cost and waste.

    When employed in conjunction with co-extrusion, thermoforming permits the manufacture of shelf stable plastic containers with excellent rigidity and heat resistance properties. Under this process, materials that combine to incorporate the precise properties required by the customer are co-extruded into a multi-layer sheet and then thermoformed into a container. In the manufacture of shelf stable plastic packaging, the co-extruded sheet contains a co-polymer material such as vinyl alcohol which effectively prevents gas and moisture from permeating a container. The Company maintains seven thermoforming lines, six of which employ co-extrusion. These lines are used principally in the manufacture of yogurt containers and packaging for nutritional supplements and infant formula. The Company believes that its thermoforming and co-extrusion abilities are among the most advanced in the rigid plastic packaging industry.

    In the pressure forming process, an extruded plastic sheet is heated to just below its melting point and rolled over a multi-cavity steel mold. As the still solid sheet passes over the mold, a plug presses the material into the mold and the forming is completed by air pressure. While pressure forming cannot employ the highest cavity molds used in thermoforming, pressure forming molding cycles are shorter. As a result, pressure forming offers cost advantages similar to those of thermoforming. Like thermoforming, however, pressure forming provides limited design flexibility. In addition, because of sidewall thickness variations, it is more difficult to texture or print on pressure molded parts. Pressure forming is generally favored in producing packaging products that require structural strength and rigidity as well as thin sidewalls.

    Another important element of the Company's manufacturing technologies is its Autoweld-Registered Trademark- system. Autoweld-Registered Trademark- is a spin-welding process that joins pre-formed packaging parts with friction. The Company's most widely distributed product assembled with the Autoweld-Registered Trademark- process is the Yoplait yogurt container which is filled, assembled and sealed with equipment designed and owned by the Company. Yoplait maintains such equipment at its various production facilities under leasing agreements with the Company. The Company believes that this joint manufacturing effort represents a substantial competitive advantage in serving Yoplait's current and future needs.

    The Company has the ability to produce state-of-the-art graphics on plastic packaging and promotional cups through its nine color MasterColor printing system. MasterColor uses advanced computer technology and color processing to create photograph-like images on pre-formed plastic containers and cups. The Company has seven MasterColor printing machines. Management believes that the MasterColor system has provided and will continue to provide the Company with a competitive advantage in the promotional beverage cup market. In addition, although it is used primarily in the manufacture of promotional beverage cups, management believes that the MasterColor printing system may also be employed to create more sophisticated and colorful designs to enhance the appeal of other packaging products.

    The Company, like its competitors, is subject to rigorous quality control standards imposed by its customers. The Company has implemented a comprehensive quality assurance program, which includes computer-aided testing of parts for size, color, strength and, where appropriate, barrier properties. Using advanced laser measuring technology as well as state-of-the-art high speed vision systems, the Company is able to satisfy and exceed the most demanding customer requirements. Statistical quality control methods are also used to promote total customer satisfaction. Based on internal estimates, the return rate for the Company's products during fiscal 1996 was less than one quarter of one percent.

    The Company's manufacturing operations are conducted in five facilities. The Company's geographic coverage and the proximity of its facilities to major customers reduce transportation costs and enable the Company to more effectively serve its customers, many of which maintain "just-in-time" inventory systems.

TECHNICAL CENTERS

    The Company's three technical centers are staffed with approximately 56 full-time personnel and feature extensive in-house design, engineering, tooling, prototype production, graphics and processing capabilities utilizing CAD/CAM technology. In addition to overseeing the ongoing maintenance and performance of the Company's manufacturing operations, these technical centers provide key support for the Company's marketing efforts. In this regard, the Company's in-house design and production engineers work closely with existing and potential customers in the preliminary stages of product design and development, in many instances using single cavity thermoforming and injection molding machines which are dedicated to product research and development to test prototype molds and packaging parts. For example, the Company developed the Autoweld-Registered Trademark- process and related equipment to enable Yoplait to assemble, fill and seal its distinctive cone-shaped container. Substantially all of the production molds used by the Company's injection molding and pressure forming machines are designed and manufactured at the Company's New Vienna, Ohio technical center. Thermoforming molds are designed by personnel at the Company's Coleman, Michigan center and outsourced for fabrication to various tooling shops with which the Company has long-established relationships. Utilizing the thermoforming process, the Company, in conjunction with Ross Labs, developed multi-layer packaging applications for Ross Labs' ENSURE-REGISTERED TRADEMARK-nutritional supplement and SIMILAC-REGISTERED TRADEMARK- infant formula product lines. The Company's Lenexa, Kansas technical center supports the Company's graphics and printing operations with color separation and processing facilities. In fiscal 1996, the Company spent approximately $2.1 million on research and development activities. Management believes that the Company's in-house design, engineering and graphics capabilities are among the most extensive and sophisticated in the industry and significantly reduce the Company's tooling and equipment costs as well as product development time.

COMPETITION

    The Company's business is highly competitive, the degree of competition varying with the product. Major competitive factors in the Company's business are product quality and differentiation, graphics design and print quality, innovation, service and price. As more companies adopt "just-in-time" inventory systems, delivery lead time has also taken on increased importance. Since the Company's products are shipped by customers' trucks or common carrier, the proximity of the manufacturing facility to the customer's plant can significantly affect the price of products. The locations of the Company's facilities make it well-positioned to serve national markets. See "Business -- Competitive Strengths" and "-- Facilities." Because the Company's products are bulky and shipping costs are relatively high, foreign competition has not been an important factor.

    The Company's main competitors in the rigid plastic packaging business are Landis Plastics, Inc., Airlite Plastics Company, Polytainers Inc. and Fabri-Kal Corp. It also competes, to a lesser extent, with Mount Vernon Plastics, a subsidiary of Reynolds Metals Co. In the promotional beverage cup business, the Company's principal competitors are Packer Plastics, Berry Sterling, Pescor, Canada Cup, a division of James River Corp. of Virginia, and Sweetheart Cup Company Inc.

RAW MATERIALS

    The raw materials used by the Company for the manufacture of plastic containers and promotional beverage cups are primarily resins in pellet form such as polyethylene, polypropylene and polystyrene. The Company's resin supplies are purchased under agreements with several suppliers for unspecified quantities. The price the Company pays for resin is determined at the time of purchase. The Company believes that its resin volume requirements are among the largest in the industry, and that its ability to purchase such materials in large quantity shipments enables it to obtain favorable pricing.

    Most of the plastic resins used by the Company are available from a variety of sources. The Company's current supply agreement with Ross Labs requires that it purchase one of several of the resins required for the shelf stable, multi-layer containers that the Company manufactures for Ross Labs exclusively from

Exxon. During fiscal 1996, these resins accounted for approximately 5.1% of the resins purchased by the Company. The Company has relied on Exxon as the sole source supplier of this particular resin since it began manufacturing products for Ross Labs in 1991 and has no reason to believe that Exxon will not continue to supply the Company with this resin. However, there can be no assurance that Exxon will be able to continue to supply the Company with adequate amounts of this resin on a timely basis in the future to allow the Company to meet its production requirements for Ross Labs containers. The unanticipated loss of Exxon as a supplier or a delay in its shipments could have a material adverse effect on the Company's business, financial condition and results of operations. PRI maintains a renewable one-year supply contract with Exxon which is scheduled to expire on February 28, 1997. With the exception of its relationship with Exxon, the Company does not believe that it is materially dependent upon any single source for any of its raw materials. The Company anticipates that it will be able to purchase sufficient quantities of resin for the foreseeable future. However, should any of its suppliers fail to deliver under their arrangements, the Company would be forced to purchase raw materials on the open market, and no assurances can be given that it would be able to make such purchases at prices which would allow it to remain competitive. See "Risk Factors -- Exposure to Fluctuations in Resin Cost and Supply."

    Over one-half of the Company's net sales in fiscal 1996 were under multi-year customer supply agreements which generally allow the Company to pass through increases in resin prices (and obligate the Company to pass on resin price decreases) to customers. See "Risk Factors -- Exposure to Fluctuations in Resin Cost and Supply." Such pass-through provisions do not pertain to the Company's sales of promotional beverage cups which are generally made on a purchase order basis. The risk associated with resin price fluctuations in promotional beverage cup sales is mitigated in many instances in which the time period between product order and delivery is relatively short (approximately 3 to 6 weeks). Promotional beverage cups accounted for 17.2% of the Company's net sales during fiscal 1996.

ENVIRONMENTAL MATTERS AND GOVERNMENT REGULATION

    The  past and  present operations  of the Company  and the  past and present ownership and  operations  of  real  property by  the  Company  are  subject  to extensive and changing federal, state and local environmental laws and regulations pertaining to the discharge of materials into the environment, the handling and disposition of wastes or otherwise relating to the protection of the environment. The Company believes that it is in material compliance with applicable environmental laws and regulations. However, the Company cannot predict with any certainty that it will not in the future incur liability under environmental statutes and regulations with respect to contamination of sites formerly or currently owned or operated by the Company (including contamination caused by prior owners and operators of such sites) and the off-site disposal of hazardous substances. See "Risk Factors -- Environmental Matters."

    The FDA regulates the material content of direct-contact food containers and packages, including certain thinwall containers manufactured by the Company. The Company uses approved resins and pigments in its direct-contact food products and believes it is in material compliance with all such applicable FDA regulations.

    The Company, like all companies in the plastics industry, is also subject to federal, state, local and foreign legislation designed to reduce solid wastes by requiring, among other things, plastics to be degradable in landfills, minimum levels of recycled content, various recycling requirements, disposal fees and limits on the use of plastic products. In addition, various consumer and special interest groups have lobbied from time to time for the implementation of additional environmental protection measures. The Company does not believe that the legislation promulgated to date and such initiatives to date will have a material adverse effect on its business. There can be no assurance that any such future legislative or regulatory efforts or future initiatives would not have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Environmental Matters."

EMPLOYEES

    As of February 29, 1996, the Company had approximately 950 employees, of which 853 were engaged in production or production support, 56 in research, development and engineering, 19 in marketing and sales and 22 in corporate management and administration. None of the Company's employees are covered by a collective bargaining agreement. The Company believes that its relations with employees are satisfactory, and it has not experienced any strikes or work stoppages.

FACILITIES

    The Company's operations are conducted through eight facilities in seven states within the United States. The Company's principal executive offices are located in Lake Forest, Illinois and are leased by the Company. The Company's facilities are designed to provide for efficient manufacturing, material handling and storage of its products and no facility is materially underutilized. Management believes that substantially all of the Company's property and equipment is in good condition and that it has sufficient capacity to meet its current manufacturing and distribution requirements.

    The following table provides certain information regarding the Company's operating facilities.

                                 BUILDING
     FACILITY        OWNERSHIP   SQ. FEET               FUNCTION                 LEASE EXPIRATION
- -------------------  ----------  ---------  --------------------------------  ----------------------
Carson, CA           Leased         12,215  Warehouse                         October 31, 1997
Coleman, MI          Owned          85,966  Manufacturing/Technical Center              --
Ft. Worth, TX        Owned          40,000  Manufacturing                               --
Kansas City, MO      Leased        254,000  Manufacturing                     October 31, 2005
Lenexa, KS           Leased          7,500  Technical Center                  December 31, 1996
Mt. Carmel, PA       Owned         141,376  Manufacturing                               --
New Vienna, OH       Owned         176,500  Manufacturing                               --
New Vienna, OH       Owned          63,160  Technical Center                            --

    The Company owns a 182,463 square foot building in Louisiana, Missouri that is currently leased to a third party. In addition, the Company is a lessee under long-term leases for a 133,014 square foot manufacturing facility that PRI formerly occupied in Cedar Grove, New Jersey and approximately 7,800 square feet of office space that the Company has vacated in Lake Forest, Illinois. PRI has entered into a sub-lease with respect to the Cedar Grove facility that is scheduled to expire concurrently with the Company's underlying lease in June 2000. The Company has also entered into a sub-lease with respect to a portion of its unoccupied office space in Lake Forest, Illinois. See Note 6 to the Company's financial statements included elsewhere in this Prospectus.

PATENTS AND TRADEMARKS

    The Company owns a number of patents and trademarks. However, the Company believes that the design, innovation and quality of its products and its relationships with its customers are substantially more important to the maintenance and growth of its business than its patents and trademarks. Accordingly, the Company does not believe that its business is dependent to any material extent upon any single patent or group of patents.

LITIGATION

    Management does not believe that any of the litigation in which the Company is currently engaged will have a material effect on the Company's business, financial condition or results of operations.

COMPANY HISTORY

    PRI was formed as a Delaware corporation in 1984. Group is a Delaware corporation that was formed in 1993 at which time PRI became a wholly-owned subsidiary of Group.

    Since its formation, PRI has completed a series of strategic acquisitions designed to expand and complement its product lines and manufacturing capabilities. The following table provides certain information with respect to such acquisitions.

 ACQUISITION DATE                   BUSINESS ACQUIRED                      MANUFACTURING TECHNOLOGIES
- ------------------  --------------------------------------------------  --------------------------------
October 1984        Certain assets of Universal Packaging, a division   Injection Molding
                     of Kraft, Inc.
October 1986        Buckeye Molding Company, a subsidiary of Aluminum   Injection Molding
                     Company of America                                 Pressure Forming
April 1987          Vercon Corporation, a division of Fina Oil and      Thermoforming
                     Chemical Company
October 1988        Captainer Corporation, a subsidiary of              Injection Molding
                     Owens-Illinois, Inc.
March 1993          Louisiana Plastics Corporation, a subsidiary of     Injection Molding
                     Bemis Corporation
December 1993       Miner Container                                     Injection Molding
                                                                        MasterColor Printing System

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    Set forth below is certain information concerning the individuals who are directors and executive officers of the Company.

            NAME                   AGE                              POSITION
- -----------------------------      ---      ---------------------------------------------------------
Howard P. Hoeper                       56   Chairman of the Board of Directors, Chief Executive
                                             Officer and President
Jerry J. Corirossi                     52   Vice President-Finance & Administration, Chief Financial
                                             Officer, Secretary and Director
John D. Williams                       42   Vice President-Sales & Marketing
Donald L. MacLaughlin                  58   Vice President-Manufacturing (Western Operations) and
                                             Director
Walter C. Riesen                       65   Vice President-Manufacturing (Eastern Operations)
Kenneth W. Miner                       53   Vice President-Graphics
Antony P. Ressler                      35   Director
David B. Kaplan                        28   Director

    Set forth below is a description of the business experience of each director and executive officer of the Company.

    HOWARD P. HOEPER. Mr. Hoeper has been Chairman of the Board, Chief Executive Officer and President of Group since its formation in 1993, and has served as Chairman of the Board and Chief Executive Officer of PRI since 1984. He was also elected President of PRI in 1989. Mr. Hoeper is the sole shareholder of HPH Industries, Ltd. which owns all of the outstanding capital stock of Group.

    JERRY J. CORIROSSI. Mr. Corirossi has been Vice President-Finance & Administration, Chief Financial Officer and Secretary of the Company since 1989, and has been a Director of Group since its formation in 1993 and a Director of PRI since February 1990. Mr. Corirossi is a Certified Public Accountant and has over twenty-five years of financial managerial experience.

    JOHN D. WILLIAMS. Mr. Williams joined the Company as Vice President-Sales and Marketing in March 1996. From 1988 to 1992, Mr. Williams was Managing Director of Sweetheart International. From 1992 to 1995, Mr. Williams was Chief Executive Officer of the Polarcup Group, a division of Huhtamaki Oy. From 1995 to February 1996, he was President of Donruss Trading Cards, which was owned by the Polarcup Group. Mr. Williams has over 20 years of sales and marketing experience in consumer-related companies.

    DONALD   L.    MACLAUGHLIN.        Mr.    MacLaughlin    has    been    Vice
President-Manufacturing (Western Operations) since 1989, and has been a Director of Group and PRI since October 1993. Mr. MacLaughlin has more than twenty years of experience in the rigid plastics packaging industry with a concentration in the thermoforming process.

    WALTER C. RIESEN. Mr. Riesen has been Vice President-Manufacturing (Eastern Operations) since 1989. Mr. Riesen has more than twenty years of experience in the rigid plastics packaging industry with a concentration in the injection molding and pressure forming processes.

    KENNETH W. MINER. Mr. Miner has been Vice President-Graphics since the consummation of the Company's acquisition of Miner Container in December 1993. Prior to such acquisition, Mr. Miner had been President and Chief Executive Officer of Miner Container since August 1984. He has over twenty years of experience in the graphics industry.

    ANTONY P. RESSLER. Mr. Ressler was elected to serve as a Director of Group and PRI in June 1993. In 1990, Mr. Ressler was one of the founding principals of Apollo Advisors, L.P. which, together with an affiliate, serves as the managing general partner of Apollo Investment Fund, L.P., AIF II, L.P., and Apollo

Investment Fund III, L.P., which are private securities investment funds, and Lion Advisors, L.P., which acts as financial advisor to and representative for certain institutional investors with respect to securities investments. Mr. Ressler also serves as a Director of Family Restaurants, Inc., Gillett Holdings, Inc., United International Holdings, Inc. and Dominick's Finer Foods, Inc.

    DAVID B. KAPLAN. Mr. Kaplan was elected to serve as a director of Group and PRI in March 1996. Since 1991, Mr. Kaplan has been associated with and is a limited partner of Apollo Advisors, L.P. which, together with an affiliate, serves as the managing general partner of Apollo Investment Fund, L.P., AIF II, L.P., and Apollo Investment Fund III, L.P., which are private securities investment funds, and Lion Advisors, L.P., which acts as financial advisor to and representative for certain institutional investors with respect to securities investments. Mr. Kaplan also serves as a Director of BDK Holdings, Inc. and Dominick's Finer Foods, Inc.

    Non-employee directors of PRI receive a fee of $3,500 for each meeting attended, up to a maximum of $15,000 per annum. Messrs. Kaplan and Ressler are serving as directors of Group and PRI pursuant to the Stockholders Agreement, which provides that two individuals designated by Apollo be elected as directors of Group and PRI so long as Apollo owns or has the right to acquire 15% or more of Group's voting securities (or one individual in the event Apollo owns or has the right to acquire between 10% and 14.99% of Group's voting securities). In addition, pursuant to the Stockholders Agreement, certain fundamental corporate actions proposed to be taken by Group or PRI require the approval of the directors designated by Apollo. See "Certain Transactions -- Stock and Warrant Holders Agreement and Option." Apollo has given an undertaking to Group that, if Group objects, no such designee will serve as a director of a direct competitor of the Company. Mr. Hoeper has agreed with Apollo and the TCW Entities that he will not compete directly or indirectly with the business carried on by the Company or any of its subsidiaries until the later of (i) two years following cessation of his employment with the Company or its subsidiaries and (ii) the date on which he and the members of his family do not own, directly and indirectly, at least 50% of Group's capital stock.

EXECUTIVE COMPENSATION

    The following table summarizes information concerning annual and long-term cash and non-cash compensation paid to or accrued for the benefit of the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (collectively, the "named executive officers") for all services rendered in all capacities to the Company for fiscal 1996.

                           SUMMARY COMPENSATION TABLE

                                                        ANNUAL COMPENSATION (1)
                                             ---------------------------------------------
                                                                            OTHER ANNUAL        ALL OTHER
        NAME AND PRINCIPAL POSITION            SALARY       BONUS (2)     COMPENSATION (3)  COMPENSATION (4)
- -------------------------------------------  ----------  ---------------  ----------------  -----------------
Howard P. Hoeper                             $  318,270        --            $  600,000         $   5,250
  Chairman of the Board, Chief Executive
  Officer and President
Jerry J. Corirossi                              182,954        --                --                 5,250
  Vice President-Finance & Administration
  and Chief Financial Officer
Donald L. MacLaughlin                           182,954        --                --                 5,250
  Vice President -- Manufacturing (Western
  Operations)
Walter C. Riesen                                182,954        --                --                 5,250
  Vice President -- Manufacturing (Eastern
  Operations)
Kenneth W. Miner                                182,954        --                --                 5,250
  Vice President -- Graphics

- ------------------------
(1) The Company does not have restricted stock award plans or long-term incentive plans and has not granted stock appreciation rights.

(2) No bonus awards were made in fiscal 1996 pursuant to PRI's Bonus Plan. See "-- Bonus Plan."

(3) "Other Annual Compensation" for Mr. Hoeper consists of fees paid by PRI to HPH pursuant to the Management Agreement. See "Certain Transactions -- Management Agreement." None of the other named executive officers received reportable "Other Annual Compensation" in fiscal 1996.

(4) Consists of contributions made by PRI on behalf of the named executive officers pursuant to the Pension Plan (as defined).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Company's compensation policies are determined and executive officer compensation decisions are made by Mr. Hoeper, subject to the right of the directors designated by Apollo to approve the adoption of any employee stock option plan, stock bonus plan or any similar plan. Mr. Hoeper is the Chairman of the Board, Chief Executive Officer and President of the Company and indirectly owns, through his ownership of HPH, all of the outstanding capital stock of Group. See "Security Ownership of Certain Beneficial Owners and Management."

BONUS PLAN

    The Company maintains a cash bonus plan (the "Bonus Plan") for all of its executive officers and for certain other key management personnel. The bonus amount and the extent of participation in the Bonus Plan are discretionary. In the past, bonus awards to employees have been based on various qualitative and quantitative indicators of corporate and individual performance. No bonuses were paid during fiscal 1996.

PENSION PLAN

    On September 30, 1985, the Company established a qualified defined contribution pension plan (the "Pension Plan") for the purpose of providing funds to its employees upon their retirement. Participation in the Pension Plan is open to substantially all of the Company's employees. The Pension Plan requires the Company to contribute a specified percentage of an employee's total compensation for each plan year, and such amounts are credited to each employee's individual account on an annual basis. If any employee retires at age 65, or at such later date as permitted under the Pension Plan, then the entire amount of his account becomes 100.0% vested as of that date. The amount in an employee's account will also be fully vested at the time of his death or total permanent disability. Distributions under the Pension Plan may be made in one lump sum payment, in designated installments, in installments based upon an employee's life expectancy at retirement, or in the form of an annuity, at the employee's election. If employment is terminated for any reason other than retirement, death or total and permanent disability, then his account will be deemed to have been 20.0% vested for each year of service. The amounts accrued for the benefit of the named executive officers pursuant to the Pension Plan during fiscal 1996 are reflected in the Summary Compensation Table above.

401(K) SAVINGS PLAN

    PRI has adopted a plan pursuant to Section 401(k) of the Internal Revenue Code (the "401(k) Plan") for non-union employees that are age 18 or older and have been employed by PRI for at least three (3) months. Under the 401(k) Plan, each eligible employee is able to defer a portion of his or her salary each year on a before-tax basis. The portion deferred is paid by PRI to the trustee under the 401(k) Plan for the account of the participant. The Company does not match employee contributions or otherwise contribute to the 401(k) Plan on behalf of employee-participants. All employee-participant contributions are fully vested upon contribution.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    PRI's Certificate of Incorporation contains a provision permitted under the Delaware General Corporation Law (the "DGCL") eliminating (with limited exceptions) each director's personal liability for monetary damages for breach of any duty as a director. PRI's Certificate of Incorporation and Bylaws authorize PRI to indemnify its present and former directors and officers and to pay or reimburse expenses for such individuals in advance of the final disposition of a proceeding to the maximum extent permitted from time to time under the DGCL. The DGCL provides that indemnification of a person who is a party, or threatened to be made a party, to legal proceedings by reason of the fact that such a person is or was a director, officer, employee or agent of a corporation, or is or was serving as a director, officer, employee or agent of a corporation or other firm at the request of a corporation, against expenses, judgments, fines and amounts paid in settlement, is mandatory in certain circumstances and permissive in others, subject to authorization by the corporation's board of directors.

    PRI has entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements require, among other things, that PRI indemnify such officers and directors to the fullest extent permitted by law, and advance to the officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. The indemnification agreements also require PRI to indemnify and advance all expenses incurred by officers and directors seeking to enforce their rights thereunder and cover officers and directors under the Company's directors' and officers' liability insurance. Although the indemnification agreements offer substantially the same scope of coverage afforded by provisions in PRI's Certificate of Incorporation and Bylaws, they provide greater assurance to directors and officers that indemnification will be available, because, as a contract, it cannot be unilaterally modified by the Board of Directors or by the stockholders to eliminate the rights it provides.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    Through his ownership of HPH, Mr. Hoeper beneficially owns and exercises sole investment and voting rights with respect to 56,250 shares of the capital stock of Group representing 100% of Group's outstanding capital stock. Apollo and the TCW Entities own Warrants to purchase 27,500 and 10,000 shares of Group's capital stock, respectively (or 29.3% and 10.7% of such capital stock of Group, respectively, assuming full exercise of the Warrants). The Warrants are exercisable for an exercise price of $213.33 per share of capital stock of Group at any time on or after June 30, 1996, provided that the Warrants may be exercised earlier upon the occurrence of certain events, including a sale of all or substantially all of the Company's assets, a Change in Control (as defined) or the occurrence of any event that the holder of the Warrants reasonably determines could cause it to be economically disadvantaged unless it exercises the Warrant. The Warrants expire on June 30, 2003. Apollo and the TCW Entities also own an option to purchase additional shares of

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
capital stock of Group under certain circumstances. See "Certain Transactions -- Stock and Warrant Holders Agreement and Option." Messrs. Ressler and Kaplan serve on the Boards of Directors of Group and PRI as nominees of Apollo. See "Management."

                              CERTAIN TRANSACTIONS

MANAGEMENT AGREEMENT

    Since its inception, PRI has paid certain fees to HPH in exchange for financial and management consulting services and has reimbursed HPH for expenses incurred in connection with the performance of such services. HPH owns all of the outstanding capital stock of Group and is itself wholly-owned by Mr. Hoeper, the Chairman, Chief Executive Officer and President of Group and PRI. The aggregate amount of payments received by HPH during fiscal 1994, 1995 and 1996 in respect of such fees and reimbursements were approximately $699,000, $687,000 and $662,000, respectively. In connection with the Financing Plan, PRI and HPH entered into a management agreement pursuant to which HPH will receive a fixed payment for financial and management consulting services in the amount of $600,000 per fiscal year, subject to increase at the discretion of the Company and to the extent permitted by instruments governing indebtedness of PRI, including the Indenture, or decrease to the extent required by the terms of such indebtedness. Because of the personal nature of the services provided by HPH and Mr. Hoeper, the Company cannot determine whether it could obtain the same services on more favorable terms from a third party. See "Description of Exchange Notes -- Certain Covenants."

FORMER INDEBTEDNESS OF HOWARD P. HOEPER TO THE COMPANY

    In 1992 the Company made a loan to Mr. Hoeper in the aggregate principal amount of $2.1 million with a stated maturity of January 31, 1995. The indebtedness bore interest at the rate of 7.5% per annum and was secured by a second mortgage on certain residential property in Lake County, Illinois. By November 1994, Mr. Hoeper had fully repaid such loan.

TAX SHARING AGREEMENT

    The operations of Group and PRI are included in the Federal income tax returns filed by HPH. The three companies have entered into a tax sharing agreement (the "Tax Sharing Agreement") which apportions the consolidated income tax liability of the affiliated group. Under the Tax Sharing Agreement, the Federal income tax liability of PRI is calculated on a separate return basis and the amount so calculated, which in no event may exceed the group's consolidated tax liability for such year, is paid to HPH which then pays the group's taxes for such year. None of HPH, Group or PRI is liable for (or is due) any amount to (or from) the other even though the tax liability of the group may have been reduced by reason of the inclusion of Group or PRI as a member of the group.

AGREEMENTS RELATING TO FORMER OWNERS OF MINER CONTAINER

    In connection with the Company's acquisition of Miner Container, PRI entered into a consulting agreement (the "Consulting Agreement") with Kenneth Miner, a former principal owner of Miner Container who has been an executive officer of PRI since such acquisition. Pursuant to the Consulting Agreement, which terminated in March 1996, the Company paid an aggregate of $1.1 million to Mr. Miner.

    In connection with the acquisition of Miner Container, PRI agreed to indemnify the former owners for up to $2.3 million of tax liabilities arising from the operations of an affiliate of Miner Container. During fiscal 1996 the Company paid approximately $1.5 million of this obligation. The Company is unable to estimate whether or to what extent it will be obligated to make future payments in respect of such liabilities.

    Prior to the Company's acquisition of Miner Container in December 1993, Miner Container had for several years obtained services relating to the design and preparation of graphics for promotional beverage cups from Container Design Inc. Mrs. Elaine Miner, the wife of Kenneth W. Miner, Vice-President-Graphics of PRI, has been the principal owner and President of Container Design Inc. since its inception. Since the Company's acquisition of Miner Container, Container Design Inc. has provided the Company services on substantially the same basis as it provided such services to Miner Container. The aggregate amount paid by the Company to Container Design Inc. for these services for fiscal 1995 and 1996 was $265,000 and $187,000,

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
respectively. No payments were made to Container Design Inc. in fiscal 1994. The Company believes that the terms of its transactions with Container Design Inc. have been no less favorable to the Company than would be available from an unrelated third party, and the Company intends to continue to obtain the services of Container Design Inc. in the future.

FEES PREVIOUSLY PAID TO APOLLO

    Under the Indenture dated October 28, 1986, as supplemented, relating to PRI's 13.5% Notes, PRI was required to obtain the consent of the holders of the 13.5% Notes to the acquisition of Louisiana Plastics. In March 1993, PRI paid Apollo, as a holder of $10.0 million aggregate principal amount of the 13.5% Notes, $250,000 in exchange for its consent to the financial arrangements which PRI made in order to acquire Louisiana Plastics.

1993 TRANSACTION

    The Company entered into the 1993 Transaction, which involved the refinancing of certain of its indebtedness, including the 13.5% Notes, and the redemption or exchange of certain of its outstanding capital stock and warrants to acquire such stock. In connection with the 1993 Transaction, HPH exchanged shares of junior preferred stock of PRI having an aggregate liquidation value of $2.5 million for 12.5% Notes of like principal amount. The junior preferred stock, which accumulated dividends, payable quarterly, at the rate of 10% per annum, was acquired by HPH for $2.5 million in 1989. HPH also transferred to Group all of the outstanding common stock of PRI in exchange for 56,250 shares of capital stock of Group, representing all of the currently outstanding capital stock of Group. As part of the 1993 Transaction, Warrants to purchase 27,500 shares of capital stock of Group were issued to Apollo, and Warrants to purchase 10,000 shares of the capital stock of Group were issued to UBS Capital. Apollo, UBS Capital and Group also entered into the Stockholders Agreement and the Equity Registration Rights Agreement, and Union Bank of Switzerland, Group, HPH and certain affiliates of Apollo entered into the Debt Registration Rights Agreement (each of which is described below).

DIVIDENDS AND INTEREST TO HPH

    Prior to the 1993 Transaction, PRI paid dividends on its outstanding junior preferred stock, all of which was held by HPH, in the amount of $115,000 in fiscal 1994. In addition, in fiscal 1994 and 1995, PRI paid dividends on its outstanding common stock, all of which was held by Group, in the amount of $2.1 million and $2.5 million to permit Group to make required interest payments on the 12.5% Notes. Interest payments made to HPH in respect of the 12.5% notes were $130,187 in fiscal 1994 and $156,250 in fiscal 1995. In fiscal 1996, PRI did not pay any dividends to Group and Group did not make any interest payments to HPH.

STOCK AND WARRANT HOLDERS AGREEMENT AND OPTION

    HPH, Apollo, the TCW Entities, Mr. Hoeper and Group are parties to the Stockholders Agreement which, among other things, gives Apollo and the TCW Entities the pre-emptive right to acquire a portion of additional shares of capital stock of Group issued by Group, a right of first refusal on shares of capital stock of Group owned by HPH, the right to require Group to purchase their equity interests if Group has not had a public offering of voting stock prior to June 30, 1999 (to the extent permitted under the Senior Credit Facility and the Indenture governing the Notes) and, subject to certain exceptions, the right to participate in any sale of capital stock of Group by HPH. In addition, if at any time after June 30, 1999, the holders of a majority of the shares of capital stock of Group propose to sell their shares, they may require the other parties to the Stockholders Agreement to participate in such sale. The Stockholders Agreement also provides that Mr. Hoeper will not, as long as HPH owns at least 10% of Group, transfer any shares of capital stock of HPH, except pursuant to the laws of descent. If any shares of HPH capital stock are transferred pursuant to laws of descent, Apollo and the TCW Entities will have the right to require the descendants to purchase their equity interests in Group at the fair market value thereof. Group has granted Apollo and the TCW Entities an option to purchase at fair market value that number of shares of capital stock of Group which, when aggregated with the other shares owned by them or which they have the right to acquire, equal 51% of the outstanding shares on a fully diluted basis. The option is exercisable during the period of 180 days following

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
the date on which Mr. Hoeper and his heirs do not own and have the right to vote all of the shares of HPH. The exercise of the option is conditioned upon a simultaneous offer by the holders to purchase at fair market value all shares of Group owned by HPH.

    The Stockholders Agreement also provides, among other things, that Apollo has the right to designate (i) two members of the Board of Directors of Group and PRI so long as it owns or has the right to acquire 15% or more of the voting securities of Group outstanding as of the date of consummation of the Stockholders Agreement (the "Initial Voting Securities") and (ii) one member of the Board of Directors of Group and PRI so long as it owns or has the right to acquire between 10% and 14.99% of the Initial Voting Securities. In addition, a majority of the Apollo designees serving as members of the Board of Directors of Group or PRI must approve certain fundamental corporate actions proposed to be taken by each such company, including (i) the sale of all or substantially all of its assets, (ii) a merger, consolidation or dissolution, (iii) an acquisition involving consideration of more than $10.0 million, (iv) certain transactions with affiliates, (v) an amendment to its Certificate of Incorporation or By-laws, (vi) the adoption of certain employee benefit plans and (vii) any material change in its line of business. The Stockholders Agreement terminates on June 30, 2003.

EQUITY REGISTRATION RIGHTS AGREEMENT

    Group, Apollo and the TCW Entities are parties to the Equity Registration Rights Agreement dated as of June 30, 1993 (the "Equity Registration Rights Agreement"). Under the Equity Registration Rights Agreement, at any time after June 30, 1996, or earlier upon the occurrence of certain events, the holders of at least 25% of the Warrants (or shares of capital stock of Group obtainable upon exercise of the Warrants (collectively, the "Registrable Equity Securities")) on up to three separate occasions may require Group, subject to certain conditions, to effect the registration of the Registrable Equity Securities under the Securities Act. In addition to such demand registration rights, such holders also may, subject to certain limitations, require Group to register their Registrable Equity Securities if Group registers any of its equity securities under the Securities Act. Group has agreed to bear all expenses incident to the registration rights provided under the Equity Registration Rights Agreement, except that expenses incurred in connection with any second or third demand registration are to be allocated equally between Group and the selling securityholders. Group has also agreed to indemnify selling securityholders against certain liabilities, including liabilities under the Securities Act.

DEBT REGISTRATION RIGHTS AGREEMENT

    Group, HPH, the TCW Entities, Lion Advisors, L.P. (an affiliate of Apollo) and AIF II, L.P. (an affiliate of Apollo) are parties to the Debt Registration Rights Agreement dated as of June 30, 1993 and amended as of May 17, 1996 (the "Debt Registration Rights Agreement"). Under the Debt Registration Rights Agreement, at any time until the holders of a majority of the 12.5% Notes (or other securities issued with respect to the 12.5% Notes (collectively, the "Registrable Debt Securities")) make a written request that Group offer to exchange the Registrable Debt Securities held by each holder thereof (other than HPH) for an equivalent aggregate principal amount of such Registrable Debt Securities (an "Exchange Offer") and, if such Exchange Offer is not consummated for any reason within 150 days after Group has received such request, thereafter, the holders of a majority of the Registrable Debt Securities may require Group, subject to certain conditions, to effect the registration of the Registrable Debt Securities under the Securities Act. In addition to such demand registration rights, such holders also may, subject to certain limitations, require Group to register their Registrable Debt Securities if Group registers any of its debt securities under the Securities Act. Group has agreed to bear all expenses incident to the registration rights provided under the Debt Registration Rights Agreement. Group has also agreed to indemnify selling securityholders against certain liabilities, including liabilities under the Securities Act.

REPAYMENT OF DEBT TO RELATED PARTIES

    In connection with the Financing Plan, PRI repaid all outstanding borrowings under the Old Credit Agreement and Group redeemed without penalty or premium a portion of the outstanding 12.5% Notes for an aggregate redemption price of $31.7 million. See "Use of Proceeds." As of February 29, 1996, HPH, certain affiliates of Apollo, and Union Bank of Switzerland held $3.0 million, $33.0 million and $12.0 million, respectively, in aggregate principal amount of the 12.5% Notes. After giving effect to the redemption of the

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12.5%  Notes, HPH, Apollo and Union Bank of Switzerland held $1.2 million, $13.0 million and $4.8 million, respectively, in principal amount of the 12.5% Notes. In connection with the closing of the transactions contemplated by the Financing Plan, Union Bank of Switzerland assigned all of its interest in the 12.5% Notes to UBS Capital LLC ("UBS Capital"), which, in turn, assigned all of its interest in the 12.5% Notes and the Warrants to the TCW Entities. In addition, the TCW Entities and the parties to the Stockholders Agreement, the Equity Registration Rights Agreement and the Debt Registration Rights Agreement have acknowledged that the TCW Entities succeed to the rights of UBS Capital and Union Bank of Switzerland, as applicable, and have become parties with respect to such agreements. Through his ownership of HPH, Mr. Hoeper owns 56,250 of the outstanding shares of capital stock of Group (which presently constitutes all of its outstanding capital stock) and is the Chairman, Chief Executive Officer and President of Group and PRI. Apollo and the TCW Entities own Warrants to purchase 27,500 and 10,000 shares of common stock of Group, respectively (or 29.3% and 10.7% of the outstanding capital stock of Group, respectively, assuming exercise of all of the Warrants). The Warrants are exercisable on and after June 30, 1996 (or earlier under certain circumstances) and expire on June 30, 2003.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

THE SENIOR CREDIT FACILITY

    GENERAL. As part of the Financing Plan, PRI entered into the Senior Credit Facility with LaSalle National Bank, as lender and administrative agent (the "Administrative Agent"), and BT Commercial Corporation, as lender. The Senior Credit Facility establishes a revolving credit facility in the initial aggregate principal amount of $20.0 million (the "Revolving Credit Facility") and a letter of credit facility in the initial aggregate amount of up to $2.0 million (the "Letter of Credit Facility").

    AVAILABILITY AND REPAYMENT. Availability under the Revolving Credit Facility is subject to a borrowing base equal to the sum of 85% of PRI's accounts receivable and 60% of PRI's raw materials and finished goods inventories. Advances under the Revolving Credit Facility are available for working capital and general corporate purposes, as well as to fund up to $4.0 million of transaction costs incurred in connection with the Financing Plan. The amount available under the Letter of Credit Facility may not exceed the lesser of $2.0 million or the amount available under that portion of the Revolving Credit Facility available for working capital purposes. PRI may prepay principal amounts outstanding under the Revolving Credit Facility, in whole or in part, without penalty, subject to payment by PRI of all accrued interest and customary LIBOR breakage fees.

    The Senior Credit Facility matures on May 1, 1999, subject to renewal at the lender's option for successive one year terms.

    SECURITY. Obligations under the Senior Credit Facility are secured by all of PRI's accounts receivable and raw materials and finished goods inventory, including any proceeds therefrom.

    INTEREST. At PRI's election, the interest rates per annum applicable to the Senior Credit Facility are fluctuating rates of interest measured by reference either to (a) an adjusted London inter-bank offered rate ("LIBOR") plus 2.00% or
(b) the prime rate of the Administrative Agent (which is based on the Administrative Agent's published prime rate) plus 0.50%. Amounts under the Senior Credit Facility not paid when due bear interest at a default rate of 2.0% above the otherwise applicable rate.

    FEES. PRI has agreed to pay certain fees with respect to the Revolving Credit Facility, including a closing fee of $100,000 and a commitment fee in the amount of 0.50% per annum on the average unused portion of the commitment thereunder. PRI has also agreed to pay a fee with respect to the Letter of Credit Facility in the amount of 2.0% per annum of the total maximum amount available under all outstanding standby letters of credit and customary fees charged by LaSalle National Bank with respect to commercial letters of credit.

    COVENANTS. The Senior Credit Facility contains a number of covenants that, among other things, restrict the ability of PRI to (i) incur certain indebtedness or guarantee obligations, (ii) prepay other indebtedness, (iii) make investments, loans or advances, (iv) create certain liens, (v) make certain payments,

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
dividends and distributions, (vi) merge with or sell assets to another person or liquidate, (vii) sell or discount receivables, (viii) engage in certain intercompany transactions and transactions with affiliates, (ix) change its business, (x) experience a change of control and (xi) make amendments to its charter, by-laws and other debt instruments. In addition, under the Senior Credit Facility, PRI will be required to comply with specified financial ratios and tests, including minimum debt service coverage ratios, maximum funded debt to EBITDA tests and minimum working capital tests.

    EVENTS OF DEFAULT. The Senior Credit Facility contains customary events of default, including nonpayment of principal, interest or fees, violation of covenants, inaccuracy of representations or warranties in any material respect, cross default and cross acceleration to certain other indebtedness, bankruptcy, material judgments and liabilities and change of control.

BEMIS NOTE

    In connection with the Company's acquisition of Louisiana Plastics, PRI issued a promissory note to Bemis Company, Inc. in the principal amount of $2.0 million (the "Bemis Note"), $1.5 million aggregate principal amount of which was outstanding as of February 29, 1996. The Bemis Note is subordinated in right of payment to all indebtedness of PRI to any bank, insurance company or other financial institution. Interest on the Bemis Note is payable monthly at the prime rate from time to time publicly announced by Bank of America, N.A., plus 2.0%. In March 1996, the Company paid $250,000 in outstanding principal amount of the Bemis Note. The remaining outstanding principal amount of the Bemis Note is payable in installments of $300,000, $250,000 and $700,000 in September 1996, March 1997 and July 1997, respectively.

                         DESCRIPTION OF EXCHANGE NOTES

GENERAL

    The Exchange Notes will be issued, and the Old Notes were issued, under the Indenture by and among the Company and LaSalle National Bank, as Trustee and as collateral agent (the "Collateral Agent"). The terms of the Exchange Notes are the same in all respects (including principal amount, interest rate, maturity, security and ranking) as the terms of the Old Notes for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Notes (i) are freely transferable by holders thereof (except as provided below) and (ii) are not entitled to certain registration rights and certain additional interest provisions which are applicable to the Old Notes under the Registration Rights Agreement.

    The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The Notes are subject to all such terms, and holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement of those terms.

    A copy of the Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following is a summary of certain provisions of the Notes and the Indenture. This summary does not purport to be complete and is subject to the detailed provisions of, and is qualified in its entirety by reference to, the Notes and the Indenture. The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions." Unless the context otherwise requires, all references herein to the "Notes" shall include the Old Notes and the Exchange Notes.

RANKING AND SECURITY

    The Notes are general obligations of PRI, secured to the extent described below by Liens on the Collateral (as defined below under "-- Security") and ranking senior to all subordinated Indebtedness of PRI and PARI PASSU in right of payment to all other senior Indebtedness of PRI. The lenders under the Senior Credit Facility have claims with respect to the assets constituting collateral for Indebtedness thereunder (which assets do not constitute Collateral securing the Notes) that are effectively senior to the claims of holders of the Notes. In addition, pursuant to the Indenture, in the event the Company enters into an Acquisition Financing Facility, the lender or lenders thereunder will be entitled, pursuant to the terms of an Intercreditor Agreement (as defined) to be entered into in connection therewith, to share, generally on a PARI PASSU basis, in any proceeds upon any foreclosure upon the Collateral. See "-- Security." As of February 29, 1996, on a pro forma basis, after giving effect to the Financing Plan, PRI would have had outstanding approximately $112.2 million in aggregate principal amount of senior Indebtedness, including approximately $0.4 million of secured Indebtedness (excluding the Notes). In addition, PRI would have had $19.6 million in unused secured borrowing capacity under the Senior Credit Facility.

PRINCIPAL, MATURITY AND INTEREST

    The Notes will be senior secured obligations of the Company limited in aggregate principal amount at maturity to $110,000,000 and will mature on May 1, 2003. Interest on the Notes will accrue at the rate of 11 5/8% per annum and will be payable semiannually in arrears on May 1 and November 1 in each year, commencing on November 1, 1996, to holders of record on the immediately preceding April 15 and October 15, respectively. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of the original issuance of the Notes (the "Issue Date"). Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

    The Exchange Notes will bear interest from May 17, 1996. Holders of Old Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued from May 17, 1996 to the date of the issuance of the Exchange Notes. Interest on the Exchange Notes is payable semiannually in arrears on May 1 and November 1 of each year, commencing November 1, 1996, accruing from May 17, 1996 at a rate of 11 5/8% per annum.

    Principal of, and premium, if any, and interest on, the Notes will be payable at the office or agency of the Company maintained for such purpose within The City of New York or, at the option of the Company, payment of interest may be made by check mailed to the holders of the Notes at their respective addresses as set forth in the register of holders of Notes. Until otherwise designated by the Company, the Company's office or agency in The City of New York will be the office of the Trustee maintained for such purpose. The Notes will be issued in fully registered form, without coupons, and in denominations of $1,000 and integral multiples thereof.

OPTIONAL REDEMPTION

    The Notes will not be redeemable at PRI's option prior to May 1, 2000. Thereafter, at any time or from time to time, the Notes will be subject to redemption at the option of PRI, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on May 1 of the years indicated below:

YEAR                                                                     PERCENTAGE
- -----------------------------------------------------------------------  -----------
2000...................................................................      105.813%
2001...................................................................      102.906%
2002 and thereafter....................................................      100.000%

    Notwithstanding the foregoing, on or prior to May 1, 1999, PRI may redeem at any time or from time to time up to 30% of the aggregate principal amount of Notes originally issued at a redemption price of 111 5/8% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the redemption date, with the net proceeds of one or more Public Equity Offerings; PROVIDED that at least $70.0 million in aggregate principal amount of Notes remain outstanding immediately after such redemption; and PROVIDED FURTHER, that such redemption shall occur within 90 days of the date of the closing of any such Public Equity Offering. In the case of any Public Equity Offering by Group, the Indenture provides that PRI shall apply to a redemption of the Notes to the extent permitted under the Indenture an amount not less than 50% of the aggregate net proceeds of such Public Equity Offering, and Group has separately agreed with PRI to make an equity contribution to PRI of 50% of such aggregate net proceeds. PRI has also agreed pursuant to the Indenture not to repurchase any of the Notes pursuant to open market or privately negotiated purchases until the expiration of twelve months following any Public Equity Offering.

    If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate, PROVIDED that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date (unless PRI shall default in the payment of the redemption price, together with accrued and unpaid interest to the redemption date), interest will cease to accrue on Notes or portions thereof called for redemption.

MANDATORY REDEMPTION

    Except as set forth above under the caption "Optional Redemption" and below under the caption "Repurchase at the Option of Holders," PRI is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS

    CHANGE OF CONTROL

    Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require PRI to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holders's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the Change of Control Payment Date (as hereinafter defined) (the "Change of Control Payment"). Within 30 days following any Change of Control, PRI will mail a notice to each Holder stating: (1) that the Change of Control Offer is being made pursuant to the covenant entitled "Change of Control" and that all Notes tendered will be accepted for payment; (2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"); (3) that any Note not tendered will continue to accrue interest;
(4) that, unless PRI defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date; (5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled "Option to Elect Purchase" on the reverse of the Notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date; (6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holders, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have such Notes purchased; and (7) that Holders whose Notes are being purchased only in part (which purchased portion must be equal to $1,000 in principal amount or an integral multiple thereof) will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

    On the Change of Control Payment Date, PRI will, to the extent lawful, (1) accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and
(3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the Notes or portions thereof tendered to PRI. The Paying Agent will promptly mail to each Holder of Notes so accepted the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; PROVIDED that each new Note will be in a principal amount of $1,000 or an integral multiple thereof. PRI will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

    With respect to the sale of assets referred to in the definition of "Change of Control", the phrase "all or substantially all" as used in the Indenture varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which governs the Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of a person and therefore it may be unclear whether a Change of Control has occurred and whether the Notes are subject to, and whether PRI is required to make, a Change of Control Offer.

    The Company will comply with the applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act, and all other applicable securities laws and regulations in connection with any Change of Control Offer.

    Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that PRI repurchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring.

    The Senior Credit Facility prohibits PRI from purchasing any Notes upon a Change of Control and also provides that certain change of control events with respect to PRI or Group would constitute a default thereunder. Any future credit agreements to which PRI or Group becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when PRI is prohibited from purchasing Notes, PRI could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If PRI does not obtain such a consent or repay such borrowings, PRI will remain prohibited from purchasing Notes. In such case, PRI's failure to purchase tendered Notes would constitute an Event of Default under the Indenture, which would, in turn, constitute a default under the Senior Credit Facility.

    ASSET SALES; COLLATERAL LOSS EVENTS

    The Indenture provides that PRI will not, and will not permit any of its Restricted Subsidiaries to, engage in any Asset Sale, unless (i) PRI or any such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors of PRI set forth in an Officers' Certificate delivered to the Trustee) of the assets sold or otherwise disposed of, (ii) 80% (or, in the case of an Asset Sale involving the sale or other disposition of Collateral, 90%) of the consideration therefor received by PRI or such Restricted Subsidiary is in the form of cash; PROVIDED, HOWEVER, that the amount of (A) any liabilities (as shown on PRI's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto) of PRI or any Restricted Subsidiary (other than liabilities that are by their terms subordinated in right of payment to the Notes) that are assumed by the transferee of any such assets and (B) any notes or other obligations received by PRI or such Restricted Subsidiary from such transferee that are immediately converted by PRI or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision; and PROVIDED, FURTHER, that the 80% and 90% limitations referred to in this clause (ii) shall not apply to any Asset Sale in which the cash portion of the consideration received therefrom, determined in accordance with the foregoing proviso, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 80% or 90% limitation, as applicable, and (iii) in the event the Asset Sale involves the sale or other disposition of Collateral, the Net Proceeds thereof are deposited promptly into the Cash Collateral Account pending application in accordance with the next succeeding paragraph and PRI takes such other actions, at its sole expense, as may be required to ensure that the Trustee holds a first priority Lien on such Net Proceeds in accordance with the Indenture.

    Within 360 days after any Asset Sale, PRI or such Restricted Subsidiary may apply the Net Proceeds from such Asset Sale (a) except in the case of an Asset Sale involving the sale or other disposition of Collateral, to permanently reduce Indebtedness under the Senior Credit Facility or other Senior Debt (with a permanent reduction of availability in the case of Indebtedness under the Senior Credit Facility or other revolving credit borrowings) or (b) to an investment in capital expenditures or other long-term tangible assets related to the business of the Company, or in another business, in each case in a line of business permitted under the "Line of Business" limitation described below (provided, however, that, in the event the Net Proceeds so invested are received in connection with an Asset Sale involving the sale or other disposition of Collateral, (i) such investment is in Replacement Collateral, (ii) prior to such investment, PRI shall deliver to the Trustee an Officers' Certificate dated no more than 30 days prior to the date of consummation of such investment, certifying that the purchase price of such Replacement Collateral does not exceed the fair market value of such Replacement Collateral as determined in good faith by the Board of Directors and (iii) PRI shall take such actions, at its sole expense, as shall be required to release such Net Proceeds from the Lien of the Security Documents and to ensure that the Trustee has, from the date of such investment, a first priority security interest in the Replacement Collateral). Pending the final application of any such Net Proceeds, except in the case of Net Proceeds received from an Asset Sale involving the sale or other disposition of Collateral, PRI or such Restricted Subsidiary may invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from the Asset Sale that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds."

    Pursuant to the Indenture, PRI may not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, suffer or permit a Collateral Loss Event unless the Net Proceeds therefrom are paid to the Trustee and deposited in the Cash Collateral Account and PRI takes such actions, at its sole expense, as may be required to ensure that the Trustee has from the date of such deposit a first priority security interest on such Net Proceeds in the Cash Collateral Account in accordance with the Indenture. Within 270 days of receipt of the Net Proceeds therefrom, PRI may apply all the Net Proceeds received from a Collateral Loss Event: (i) to purchase or otherwise invest in Replacement Collateral; or (ii) to Restore the relevant Collateral. In the event that PRI elects to Restore the relevant Collateral, PRI, within 90 days of receipt of such Net Proceeds from a Collateral Loss Event, shall (x) give the Trustee irrevocable written notice of such election and (y) enter into a binding commitment to Restore the relevant Collateral, a copy of which shall be supplied to the Trustee, and shall carry out such Restoration with due diligence and complete such Restoration within 270 days from the date of such binding commitment. Any Net Proceeds from a Collateral Loss Event not so applied shall constitute Excess Proceeds.

    When the aggregate amount of Excess Proceeds exceeds $5.0 million, PRI shall make an offer to all Holders of Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, (i) amounts remaining on deposit in the Cash Collateral Account shall be retained therein and shall continue to be subject to the Lien of the Security Documents and may be used by PRI to purchase or invest in Replacement Collateral at any time and from time to time, and (ii) any remaining deficiency not so deposited may be used by PRI for general corporate purposes. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

    The Company will comply with the applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act, and all other applicable securities laws and regulations in connection with any Asset Sale Offer.

SECURITY

    All of the obligations of PRI under the Notes and the Indenture are secured by a first priority Lien on the following property (collectively, the
"Collateral"): (i) mortgages on substantially all of the owned and certain of the leased real property of the Company, (ii) certain equipment and fixtures,
(iii) certain general intangibles and (iv) proceeds of any of the foregoing, in each case whether owned on the Issue Date or acquired thereafter, PROVIDED, HOWEVER, that property purchased with the proceeds of a loan made pursuant to an Acquisition Financing Facility and subject to a Lien securing such Acquisition Financing Facility will not constitute Collateral.

    If the Notes become due and payable prior to the final stated maturity thereof for any reason or are not paid in full at the final stated maturity thereof, the Trustee has the right to foreclose upon the Collateral in accordance with instructions from the Holders of a majority in aggregate principal amount of the Notes or, in the absence of such instructions, in such manner as the Trustee deems appropriate in its absolute discretion. Pursuant to the Indenture, in the event PRI obtains an Acquisition Financing Facility, the lender or lenders thereunder, the Trustee and the Collateral Agent (which initially will be the Trustee) will enter into an Intercreditor Agreement. Pursuant to the Intercreditor Agreement, upon any foreclosure on the Collateral or collateral acquired with the proceeds of the Acquisition Financing Facility, the proceeds thereof will be distributed by the Collateral Agent (i) first, to pay certain obligations of PRI to reimburse or indemnify the Collateral Agent, (ii) next, to the Trustee on behalf of the Holders and to such lenders pro rata on account of certain payments, if any, previously set aside, (iii) next, to the Trustee on behalf of the Holders and to such lenders pro rata on account of unpaid interest, prepayment or redemption premiums or payments due upon an Asset Sale Offer or Change of Control Offer,
(iv) next, to the Trustee on behalf of the Holders and to such lenders pro rata on account of unpaid principal, (v) next, to the Trustee on behalf of the Holders and to such lenders pro rata on account of other obligations of PRI and
(vi) next, to PRI or as otherwise required by law. The Intercreditor Agreement will provide that the Trustee and the lenders under the Acquisition Financing Facility will have recourse to the Collateral and the collateral acquired with the proceeds of the Acquisition Financing Facility only through the Collateral Agent and that the Trustee and such lenders will have the right to direct the Collateral Agent to foreclose upon the Collateral and the collateral acquired with the proceeds of the Acquisition Financing Facility, respectively.

    There can be no assurance that the proceeds of any sale of the Collateral in whole or in part pursuant to the Indenture and the related Security Documents following an Event of Default would be sufficient to satisfy payments due on the Notes. To the extent that PRI has outstanding obligations to lenders under an Acquisition Financing Facility, with whom the Holders of the Notes will share proceeds from any sales of Collateral, amounts realized by Holders of the Notes in respect thereof will be reduced. Moreover, some or all of the Collateral will be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time, or at all. In addition, the ability of the Holders of the Notes to realize upon the Collateral will be subject to certain bankruptcy law limitations in the event of a bankruptcy of PRI. Under applicable federal bankruptcy laws, secured creditors are prohibited from repossessing their security from a debtor in a bankruptcy case, or from disposing of security repossessed from such a debtor, without bankruptcy court approval. Moreover, applicable federal bankruptcy laws generally permit the debtor to continue to retain collateral even though the debtor is in default under the applicable debt instruments, provided generally that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to the circumstances, but is intended in general to protect the value of the secured creditor's interest in the collateral at the commencement of the bankruptcy case and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as result of the stay of repossession or disposition of the collateral by the debtor during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, the Company cannot predict whether payments under the Notes would be made following commencement of and during a bankruptcy case, whether or when the Trustee could foreclose upon or sell the Collateral or whether or to what extent Holders of the Notes would be compensated for any delay in payment or loss of value of the Collateral through the requirement of "adequate protection." Furthermore, in the event the bankruptcy court determines that the value of the Collateral is not sufficient to repay all amounts due on the Notes, the Holders would hold "undersecured claims." Applicable federal bankruptcy laws do not permit the payment and/or accrual of interest, costs and attorney's fees for "undersecured claims" during the debtor's bankruptcy case.

    Old Notes initially purchased by qualified institutional buyers who did not elect to take physical delivery of their certificates were initially represented by a single, global Note in registered form, registered in the name of a nominee of DTC, as depositary. Notes (i) originally purchased by or transferred to certain "foreign purchasers" or Accredited Investors or (ii) held by qualified institutional buyers who elected to take physical delivery of their certficates instead of holding their interest through the global Note were issued in registered form. The Exchange Notes exchanged for Old Notes represented by the global Note will be represented by one or more global Exchange Notes in registered form, registered in the name of the nominee of DTC. See "Description of Exchange Notes -- Book-entry; Delivery and Form." Exchange Notes issued to non-qualified institutional buyers in exchange for Old Notes held by such investors will be issued only in certificated, fully registered, definitive form. Except as described herein, Exchange Notes in definitive certificated form will not be issued in exchange for the global Exchange Note(s) or interests therein.

    THE GLOBAL NOTE.  PRI expects that pursuant to procedures established by DTC
(i) upon the issuance of the Global Note, DTC or its custodian will credit, on its internal system, the principal amount of Notes of the individual beneficial interests represented by such global securities to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Note will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the Initial Purchasers and ownership of beneficial interests in the Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. QIBs may hold their interests in the Global Note directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

    So long as DTC, or its nominee, is the registered owner or holder of the Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indenture. No beneficial owner of an interest in any of the Global Notes will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the Indenture with respect to the Notes.

    Payments of the principal of, premium (if any) and interest (including Additional Interest) on the Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of PRI, the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

    PRI expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest (including Additional Interest) in respect of the Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of DTC or its nominee. PRI also expects that payments by participants to owners of beneficial interests in the Global Note held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

    Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell Notes to persons in states which require physical delivery of the Notes, or to pledge such securities, such holder must transfer its interest in the Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.

    DTC has advised PRI that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Note are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Note for Certificated Securities, which it will distribute to its participants and which will be legended as set forth under the heading "Transfer Restrictions."

    DTC has advised PRI as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and "Clearing Agency" registered pursuant to the provisions of
Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks,

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trust companies  and  clearing  corporations and  certain  other  organizations.
Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

    Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither PRI nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

    CERTIFICATED SECURITIES. Certificated Securities will be transferred to all beneficial owners in exchange for their beneficial interests in the Global Note if (A) DTC (i) has notified the Company that it is unwilling or unable to continue as depositary for such Global Note or (ii) has ceased to be a clearing agency registered under the Exchange Act or (B) there shall have occurred and be continuing an Event of Default resulting in acceleration of the Notes. Such Certificated Securities will bear the legends referred to under "Transfer Restrictions," except upon satisfaction of the conditions set forth in the Indenture permitting removal of such legends.

CERTAIN COVENANTS

    RESTRICTED PAYMENTS

    The Indenture provides that PRI will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any distribution on account of the Equity Interests of PRI or any of its Restricted Subsidiaries (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of PRI or such Restricted Subsidiary or dividends or distributions payable by a Restricted Subsidiary of PRI to PRI or to another Restricted Subsidiary of PRI); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of PRI or any Restricted Subsidiary or other Affiliate of PRI (other than any such Equity Interests owned by PRI or a Restricted Subsidiary of PRI); (iii) purchase, redeem or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes; (iv) pay an amount in any fiscal year in excess of $600,000 pursuant to the Management Services Agreement; or (v) make any Restricted Investment (all such payments and other actions set forth in clauses
(i) through (v) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

       (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

       (b) at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of PRI's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Restricted Payment is made, the Fixed Charge Coverage Ratio would have been greater than 2.0 to 1 for Restricted Payments made on or prior to February 29, 2000 and greater than 2.25 to 1 for Restricted Payments made after February 29, 2000; and

       (c) such Restricted Payment (the amount of any such payment, if other than cash, to be determined by the Board of Directors of PRI, whose determination shall be conclusive and evidenced by a resolution in an Officers' Certificate delivered to the Trustee), together with the aggregate of all other Restricted Payments made by PRI and its Restricted Subsidiaries after the date of the Indenture, shall not exceed the sum of (1) 50% of the Consolidated Net Income of PRI for the period (taken as one accounting period) commencing March 1, 1996 and ending on the last day of PRI's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, 100% of such deficit); plus (2) 100% of the aggregate net cash proceeds received by PRI from the issue, sale or exercise since the date of the Indenture of Equity Interests of PRI or of debt securities of PRI that have been converted into such Equity Interests (other than (A) Equity Interests (or convertible debt securities) sold to, or exercised by, a Restricted Subsidiary of PRI, (B) Equity Interests the proceeds of which are applied as permitted by clause (ii) of the next succeeding paragraph and (C) Disqualified Stock or debt securities that have been converted into Disqualified Stock); plus (3) the aggregate cash received by PRI as capital contributions to PRI after the Issue Date (other than a capital contribution applied as permitted by clause (ii) of the next succeeding paragraph); plus
    (4) the amount of the net reduction in Investments in Unrestricted Subsidiaries of PRI resulting from (x) the payment of cash dividends or the repayment in cash of the principal of loans or the cash return on any Investment, in each case to the extent received by PRI or any Restricted Subsidiary of PRI from Unrestricted Subsidiaries of PRI, (y) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the after-tax cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (z) the redesignation of Unrestricted Subsidiaries of PRI as Restricted Subsidiaries of PRI (valued as provided in the definition of "Investment"), such aggregate amount of the net reduction in Investments not to exceed in the case of Unrestricted Subsidiary, the amount of Restricted Investments previously made by PRI or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount was included in the calculation of the amount of Restricted Payments.

    The foregoing provisions will not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement or other acquisition of any Equity Interests of PRI, or the defeasance, redemption or repurchase of subordinated Indebtedness in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Restricted Subsidiary of PRI) of Equity Interests (other than any Disqualified Stock) of PRI or out of the proceeds of a substantially concurrent cash capital contribution received by PRI; (iii) the defeasance, redemption or repurchase of subordinated Indebtedness with the net proceeds from an incurrence of Indebtedness incurred in a Permitted Refinancing (as hereinafter defined); (iv) a Restricted Payment by PRI pursuant to the Tax Sharing Agreement; (v) following consummation by Group of a Public Equity Offering, a Restricted Payment to Group in such amounts as may be necessary to pay operating and/or administrative expenses of Group, up to a maximum of $750,000 per year; and (vi) a Restricted Payment to Group of up to $32.0 million that is applied in full on the Issue Date to the payment of the redemption price of a portion of the outstanding 12.5% Notes. Any payments made pursuant to clauses (i), (iv) and (v) of this paragraph will be, and any payments made pursuant to clauses (ii), (iii) and (vi) will not be, deemed to be Restricted Payments for the purpose of clause (c) of the preceding paragraph.

    Not later than the date of making any Restricted Payment, PRI shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the "Restricted Payments" covenant were computed, which calculations may be based upon PRI's latest available financial statements.

    INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

    The Indenture provides that PRI will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that PRI will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any share of Disqualified Stock or preferred stock; PROVIDED, HOWEVER, that PRI may incur Indebtedness or issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio for PRI's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such preferred stock is issued, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period would have been greater than 2.0 to 1 for Indebtedness incurred on or prior to February 28, 1998 and greater than 2.25 to 1 for Indebtedness incurred after February 28, 1998.

    The foregoing limitations will not apply to:

           (i)
           Indebtedness incurred by PRI under the Senior Credit Facility or any replacement credit facility in an aggregate principal amount not to exceed the greater of (A) $20.0 million in principal amount (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of PRI thereunder), less the aggregate amount of all repayments after the Issue Date that permanently reduce the commitment under the Senior Credit Facility or such replacement credit facility and (B) the Borrowing Base at the time such Indebtedness is incurred;

          (ii)
           Indebtedness incurred by PRI or any Subsidiary Guarantor in respect of Capital Lease Obligations or Purchase Money Obligations in an
    aggregate principal amount not to exceed $10.0 million at any time outstanding reduced by the principal amount of any such Indebtedness repaid with the Net Proceeds of Asset Sales (other than Purchase Money Obligations repaid with Net Proceeds of Asset Sales of the asset securing such Obligations);

         (iii)
           Existing Indebtedness outstanding on the date of the Indenture;

          (iv)
           the incurrence by PRI or any Subsidiary Guarantor of Indebtedness issued in exchange for, or the proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to "Refinance"), any Indebtedness incurred pursuant to clause (iii) above or this clause (iv) in whole or in part (the "Refinancing Indebtedness"); PROVIDED, HOWEVER, that (1) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of Indebtedness so Refinanced (plus the amount of prepayment premium and reasonable expenses incurred in connection therewith); (2) the Refinancing Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; (3) if the Indebtedness is subordinated in right of payment to the Notes, the Refinancing Indebtedness shall be subordinated in right of payment to the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness; and (4) immediately after such Refinancing, the amount remaining outstanding or available under such Existing Indebtedness or such Refinancing Indebtedness being so Refinanced does not exceed the difference between (A) the amount outstanding under such Existing Indebtedness or such Refinancing Indebtedness immediately prior to such
    Refinancing together with any prepayment premium paid and expenses reasonably incurred by PRI in connection with such Refinancing MINUS (B) the amount of the Refinancing Indebtedness being incurred in such Refinancing (any such Refinancing being referred to as a "Permitted Refinancing");

           (v)
           Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding;

          (vi)
           intercompany Indebtedness between or among PRI and any of its Restricted Subsidiaries;

         (vii)
           Indebtedness of PRI attributable to any Currency Agreement, Commodity Agreement or Interest Rate Agreement;

        (viii)
           Indebtedness arising from BONA FIDE agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of PRI or any of its Restricted Subsidiaries pursuant to such agreements, in any case incurred in connection with the disposition of any business, assets or Restricted Subsidiary of PRI in compliance with the covenant described under "-- Repurchase at the Option of Holders -- Asset Sales; Collateral Loss Events" above (other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary of PRI for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by PRI or any Restricted Subsidiary in connection with such disposition; and

          (ix)
           other Indebtedness in an aggregate principal amount not to exceed $5.0 million at any time outstanding.

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
    LIENS

    The Indenture provides that PRI will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on (a) any item of Collateral (other than the Liens created by the Security Documents), except as expressly permitted by the Security Documents or (b) any other asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except in the case of this clause (b), (1) if such Liens are Permitted Liens or (2) effective provision is made so that the Notes will be secured (A) equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured, or (B) in the event the obligations so secured are subordinate in right of payment to the Notes, prior to such obligations for so long as such obligations are so secured.

    DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

    The Indenture provides that PRI will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions to PRI or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness owed to PRI or any of its
Subsidiaries, (c) make loans or advances to PRI or any of its Restricted Subsidiaries or (d) transfer any of its properties or assets to PRI or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) Existing Indebtedness as in effect on the date of the Indenture, (ii) the Indenture and the Notes, (iii) the Senior Credit Facility, as in effect on the date of the Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof after such date; PROVIDED that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not more restrictive with respect to the provisions set forth in clauses (a), (b), (c) and (d) than those contained in the Senior Credit Facility, as in effect on the date of the Indenture, (iv) applicable law, (v) any instrument governing Indebtedness or Capital Stock of a Person acquired by PRI or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, PROVIDED that the Consolidated Cash Flow of such Person is not taken into account in determining whether such acquisition was permitted by the terms of the Indenture, (vi) customary nonassignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (vii) Purchase Money Obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (d) above on the property so acquired, (viii) restrictions with respect solely to a Subsidiary of PRI imposed pursuant to a binding agreement (subject only to customary closing conditions and termination provisions) that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets to be sold of such Subsidiary, PROVIDED that such restrictions apply solely to the Capital Stock or assets to be sold of such Subsidiary, and such sale or disposition is permitted under the covenant entitled "Repurchase at Option of Holders -- Asset Sales; Collateral Loss Events" or (ix) Refinancing Indebtedness, PROVIDED that the restrictions contained in the agreements governing such Refinancing Indebtedness are no more restrictive with respect to the provisions set forth in clauses (a), (b), (c) and (d) above than those contained in the agreements governing the Indebtedness being refinanced.

    LIMITATION ON MERGER OR CONSOLIDATION

    The Indenture provides that PRI may not consolidate or merge with or into (whether or not PRI is the surviving corporation), or sell, lease, license, transfer or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless (i) PRI is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than PRI) or to which such sale, lease, license, transfer or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Person formed by or surviving any such consolidation or merger (if other than PRI) or the Person to which such sale, lease, license, transfer or other disposition shall have been made assumes all the obligations of PRI under the Notes, the Indenture and the Security Documents, including the Trustee's uninterrupted Lien with respect to the Collateral, pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after giving effect to such transaction no Default or Event of Default exists;
(iv) PRI or any Person formed by or surviving any such consolidation or merger, or to which such sale, lease, license, transfer or other disposition shall have been made (A) will have Consolidated Net Worth (immediately after the transaction but prior to any purchase accounting adjustments resulting from the transaction) equal to or greater than the Consolidated Net Worth of PRI immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock;" and (v) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, lease, license, transfer or other disposition complies with the "Limitation on Merger or Consolidation" covenant and that all conditions precedent in the Indenture relating to such transaction have been complied with.

    Upon any consolidation, merger, sale, lease, license, transfer or other disposition in accordance with such covenant, the successor Person formed by such consolidation or into which PRI is merged or to which such sale, lease, license, transfer or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, PRI under the Indenture and the Security Documents with the same effect as if such successor had been named as PRI in the Indenture and the Security Documents and thereafter (except in the case of a lease) the predecessor corporation will be relieved of all further obligations and covenants under the Indenture, the Security Documents and the Notes.

    TRANSACTIONS WITH AFFILIATES

    The Indenture provides that PRI will not, and will not permit any of its Restricted Subsidiaries to, sell, lease, license, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (a) such Affiliate Transaction is on terms that are no less favorable to PRI or the relevant Restricted Subsidiary, as the case may be, than those that would have been obtained in a comparable transaction by PRI or such Restricted Subsidiary, as the case may be, with an unrelated Person and (b) PRI delivers to the Trustee (i) with respect to any Affiliate Transaction involving aggregate payments in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (a) above and such Affiliate Transaction is approved by a majority of the disinterested members of the Board of Directors and (ii) with respect to any Affiliate Transaction involving aggregate payments in excess of $5.0 million, an affirmative opinion as to the fairness to PRI or such Restricted Subsidiary, as the case may be, from a financial point of view issued by an investment banking firm of national standing with expertise in underwriting non-investment grade debt securities; PROVIDED, HOWEVER, that (i) any employment agreement or stock option agreement (other than any such agreement involving options on Disqualified Stock) entered into by PRI or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of PRI or such Restricted
Subsidiary, (ii) transactions between or among PRI and its Restricted Subsidiaries, (iii) transactions permitted by the provisions of the Indenture described above under "-- Restricted Payments," (iv) the payment of reasonable fees or indemnities to directors of PRI or its Restricted Subsidiaries, (v) the payment by PRI to HPH of an amount during any four consecutive fiscal quarters pursuant to the Management Services Agreement not in excess of the Permitted Amount, (vi) any issuance of Equity Interests (other than Disqualified Stock) or other payments, awards or grants in Equity Interests pursuant to stock options and stock ownership plans (other than plans involving Disqualified Stock) of PRI entered into in the ordinary course of business and approved by the Board of Directors, (vii) payments pursuant to the Miner Purchase Agreement, and (viii) transactions and payments pursuant to the Registration Rights Agreements and the Stock and Warrant Holders Agreement, in each case will not be deemed Affiliate Transactions.

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    GUARANTEE OF THE NOTES

    The Indenture provides that PRI will not permit any Restricted Subsidiary to incur any Indebtedness or issue any preferred stock unless (i) such Restricted Subsidiary enters into or has entered into a Guarantee of the Notes in accordance with the terms of the Indenture or (ii) the total principal amount of Indebtedness and liquidation preference of preferred stock of such Restricted Subsidiary does not exceed $250,000 individually and, together with the total principal amount of Indebtedness and liquidation preference of preferred stock of all other Restricted Subsidiaries that are not Guarantors, does not exceed $500,000 in the aggregate.

    Any such Guarantee of the Notes by a Restricted Subsidiary will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering such Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. With such limitations, such Guarantee could be effectively subordinated to all other Indebtedness (including guarantees and other contingent liabilities) of such Restricted Subsidiary and, depending on the amount of such Indebtedness, such Restricted Subsidiary's liability on its Guarantee could be reduced to zero. Upon the sale or other disposition of a Restricted Subsidiary that is a Guarantor (other than to PRI or an Affiliate of PRI) permitted by the Indenture, such Restricted Subsidiary will be released and relieved from all of its obligations under its Guarantee.

    LINE OF BUSINESS

    The Indenture provides that for so long as any Notes are outstanding, PRI and its Restricted Subsidiaries will engage primarily in the business of developing, manufacturing and marketing of rigid plastic packaging and plastic promotional beverage cups.

    IMPAIRMENT OF SECURITY INTEREST

    Neither PRI nor any of its Subsidiaries will take or omit to take any action that would have the result of adversely affecting or impairing the security interest in favor of the Trustee, on behalf of itself and the Holders of the Notes, with respect to the Collateral, and neither PRI nor any of its Subsidiaries shall grant to any Person, or suffer any Person (other than PRI) to have (other than to the Trustee on behalf of the Trustee and the Holders of the Notes) any interest whatsoever in the Collateral except as expressly permitted by the Security Documents. Neither PRI nor any of its Subsidiaries will enter into any agreement or instrument that by its terms requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than (i) lenders under an Acquisition Financing Facility and (ii) pursuant to the Indenture, the Notes and the Security Documents.

    REPORTS

    The Indenture provides that whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, PRI will furnish to the Holders of Notes (i) all quarterly and annual financial information that is substantially equivalent to that which would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if PRI were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" section and, with respect to the annual information only, a report thereon by PRI's certified independent accountants and (ii) all reports that are substantially equivalent to that which would be required to be filed with the Commission on Form 8-K if PRI were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, PRI will file a copy of all such information with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to investors who request it in writing. The Indenture also requires that, so long as any of the Notes remain outstanding, PRI will make available to any prospective purchaser of Notes or beneficial owner of Notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act, until such time as PRI has either exchanged the Notes for securities identical in all material respects which have been registered under the Securities Act or until such time as the holders thereof have disposed of such Notes pursuant to an effective registration statement under the Securities Act.

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
EVENTS OF DEFAULT AND REMEDIES

    The  Indenture provides that  each of the following  constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest on the Notes; (ii) default in payment when due of the principal of or premium, if any, on the Notes or in payment when due with respect to Notes tendered pursuant to a Change of Control Offer or Asset Sale Offer; (iii) failure by PRI to comply with the provisions described under the covenants "--Repurchase at the Option of Holders" and "--Certain Covenants--Limitation on Merger or Consolidation;" (iv) failure by PRI for 30 days after written notice from the Trustee or the holders of 25% of the outstanding Notes to comply with any of its other agreements in the Indenture or the Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by PRI, Group or any Restricted Subsidiary of PRI (or the payment of which is guaranteed by PRI, Group or any Restricted Subsidiary of PRI) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, on such Indebtedness prior to the expiration of the grace period, if any, provided in such Indebtedness (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more; (vi) failure by PRI, Group or any Restricted Subsidiary of PRI to pay final judgments aggregating in excess of $3.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vii) certain events of bankruptcy or insolvency with respect to PRI, Group or any Restricted Subsidiary of PRI that is a Significant Subsidiary or any group of Restricted Subsidiaries of PRI that, taken together, would constitute a Significant Subsidiary of PRI; and (viii) any of the Security Documents cease to be in full force and effect (other than in accordance with their respective terms or the terms of the Indenture), or any of the Security Documents cease to give the Trustee the Liens, rights, powers and privileges purported to be created thereby, or any Security Document is declared null and void, or PRI denies any of its obligations under any Security Document or any Collateral becomes subject to any Lien other than the Liens created or permitted by the Security Documents.

    If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to PRI, Group, any Restricted Subsidiary of PRI that is a Significant Subsidiary or any group of Restricted Subsidiaries of PRI that, taken together, would constitute a Significant Subsidiary of PRI, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to (i) the payment of principal or interest on the Notes, (ii) payment when due with respect to the Notes tendered pursuant to a Change of Control Offer or Asset Sale Offer or (iii) the failure to comply with the covenant described above under "--Certain Covenants--Limitation on Merger or Consolidation") if it determines that withholding such notice is in their interest.

    In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of PRI with the intention of avoiding payment of the premium that PRI would have had to pay if PRI then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to May 1, 2000, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of PRI with the intention of avoiding the prohibition on redemption of the Notes prior to such date, then the amount payable for purposes of this paragraph will be 105.813%, expressed as a percentage of the amount that would otherwise be due but for the provisions of this sentence, plus accrued interest, if any, to the date of payment.

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
    The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest (and premium, if any) on, or the principal of, the Notes or in connection with a covenant or provision contained in the Indenture which cannot be modified or amended without the consent of the Holders of the Notes affected thereby.

    PRI is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

    No past, present or future director, officer, employee, incorporator or stockholder of PRI or Group, as such, shall have any liability for any obligations of PRI under the Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    PRI may, at its option and at any time, elect to have the Collateral released from the Lien created by the Security Documents and all of its obligations discharged with respect to the outstanding Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (ii) PRI's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and PRI's obligations in connection therewith, and (iv) the Legal Defeasance provisions of the Indenture. In addition, PRI may, at its option at any time, elect to have the Collateral released from the Lien created by the Security Documents and its obligations released with respect to certain covenants that are described in the Indenture and the Security Documents ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance, (i) PRI must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. Dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, of such principal or installment of principal of, premium, if any, or interest on the outstanding Notes; (ii) in the case of Legal Defeasance, PRI shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (A) PRI has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, PRI shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no

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Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which PRI or any of its Restricted Subsidiaries is a party or by which PRI or any of its Restricted Subsidiaries is bound; (vi) PRI shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy,
insolvency,  reorganization  or   similar  laws   affecting  creditors'   rights
generally;   (vii)  PRI  shall  have  delivered  to  the  Trustee  an  Officers'
Certificate stating that the deposit was not made by PRI with the intent of preferring the Holders of Notes over the other creditors of PRI with the intent of defeating, hindering, delaying or defrauding creditors of PRI; (viii) PRI shall have delivered to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940, as amended; and (ix) PRI shall have delivered to the Trustee an Officers'
Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

POSSESSION, USE AND RELEASE OF COLLATERAL

    Unless an Event of Default shall have occurred and be continuing, PRI will have the right to remain in possession and retain exclusive control of the Collateral securing the Notes (other than any cash and Cash Equivalents constituting part of the Collateral and deposited with the Trustee in the Cash Collateral Account and other than as set forth in the Security Documents), to freely operate the Collateral and to collect, invest and dispose of any income thereon.

    RELEASE OF COLLATERAL

    Upon compliance by PRI with the conditions set forth below in respect of any Asset Sale, the Trustee will release the Released Interests (as defined below) from the Lien of the Security Documents and reconvey the Released Interests to PRI. PRI will have the right to obtain a release of items of Collateral (the "Released Interests") subject to an Asset Sale upon compliance with the condition that PRI deliver to the Trustee the following:

       (a) A notice from PRI requesting the release of Released Interests, (i) describing the proposed Released Interests, (ii) specifying the value of such Released Interests on a date within 60 days of such notice (the "Valuation Date"), (iii) stating that the purchase price to be received is at least equal to the fair market value of the Released Interest, (iv) stating that the release of such Released Interests will not interfere with the Trustee's ability to realize the value of the remaining Collateral and will not impair the maintenance and operation of the remaining Collateral,
    (v) confirming the sale of, or an agreement to sell, such Released Interests in a bona fide sale to a person or entity that is not an Affiliate of PRI or, in the event that such sale is to a person or entity that is an
    Affiliate, confirming that such sale is made in compliance with the provisions set forth above under "--Certain Covenants--Transactions with Affiliates," (vi) certifying that such Asset Sale complies with the terms and conditions of the Indenture with respect thereto, and (vii) in the event there is to be a substitution of Replacement Collateral for the Collateral subject to the Asset Sale, specifying the property intended to be substituted for the Collateral to be disposed of;

       (b) An Officers' Certificate of PRI stating that (i) such Asset Sale covers only the Released Interests and complies with the terms and conditions of the Indenture with respect to Asset Sales, (ii) all Net Cash Proceeds from the sale of any of the Released Interests will be applied pursuant to the provisions of the Indenture in respect of Asset Sales, (iii) there is no Default (unless the Default Release Conditions are complied with) or Event of Default in effect or continuing on the date thereof, the Valuation Date or the date of such Asset Sale, (iv) the release of the Collateral will not result in a Default or Event of Default under the Indenture or any Security Document, and (v) all conditions precedent in the Indenture relating to the release in question have been complied with; and

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
       (c) All documentation required by the Trust Indenture Act, if any, prior to the release of Collateral by the Trustee and, in the event there is to be a substitution of Replacement Collateral for the Collateral subject to the Asset Sale, all documentation necessary to effect the substitution of such Replacement Collateral.

    With respect to any release of Released Interests requested by PRI in connection with any Asset Sale by PRI or a Restricted Subsidiary of PRI if a Default is in effect or continuing on the date of the Officers' Certificate referred to in clause (b) above, the applicable Valuation Date or the date of such Asset Sale, "Default Release Conditions" mean, as a condition to such release, (i) the receipt by PRI and delivery to the Trustee of (A) an appraisal by an independent third party appraiser of the value of the Released Interests as of the applicable Valuation Date (the "Appraised Value"), in the case of any Asset Sale other than an Asset Sale involving the sale, as a going concern, of a business or line of business (a "Business Sale"), which Appraised Value shall be less than or equal to the consideration to be received by PRI or such Restricted Subsidiary pursuant to such Asset Sale, or (B) in the case of an Asset Sale involving a Business Sale, an affirmative opinion issued by an investment banking firm of national standing with expertise in underwriting non-investment grade debt securities as to the fairness to PRI or the Restricted Subsidiary of PRI engaging in such Asset Sale, as the case may be, from a financial point of view of the consideration to be received by PRI or such Restricted Subsidiary in such Asset Sale in exchange for the assets proposed to be sold, (ii) 100% of the consideration to be received in such Asset Sale shall be in the form of cash and
(iii) the Net Proceeds of such Asset Sale shall, concurrently with the release of the Released Interests, be deposited in the Cash Collateral Account and retained therein pending application as provided in the next succeeding sentence and PRI shall have taken such other actions, at its sole expense, as may be required to ensure that the Trustee holds a first priority Lien on such Net Proceeds in accordance with the Indenture. Such Net Proceeds shall constitute Excess Proceeds for purposes of determining the time at which PRI shall be required to make an Asset Sale Offer and shall be applied solely (i) to purchase Notes tendered pursuant to an Asset Sale Offer and (ii) following such an Asset Sale Offer, to the extent such Net Proceeds remain on deposit in the Cash Collateral Account, to purchase or invest in Replacement Collateral at any time or from time to time.

    DISPOSITION OF COLLATERAL WITHOUT RELEASE

    Notwithstanding the provisions described under "-- Release of Collateral" above, so long as no Default or Event of Default shall have occurred and be continuing, PRI may, among other things, subject to certain limitations and conditions, sell or otherwise dispose of any property subject to the Lien of the Security Documents that may have become worn out or obsolete; abandon, terminate, cancel, release or make alterations in or substitutions of any leases or contracts subject to the Lien of the Security Documents; surrender or modify any franchise, license or permit subject to the Lien of the Security Documents that it may own or under which it may be operating; alter, repair, replace, change the location or position of and add to its structure, machinery, systems, equipment, fixtures and appurtenances; demolish, dismantle, tear down or scrap any Collateral or abandon any thereof; and grant leases in respect of real property constituting Collateral under certain circumstances.

TRANSFER AND EXCHANGE

    A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and PRI may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. PRI is not required to transfer or exchange any Note selected for redemption. Also, PRI is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

    The registered Holder of a Note will be treated as its owner for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

    Except as provided in the next succeeding paragraphs, the Indenture, the Notes or the Security Documents may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Notes), and any existing default or compliance with any provisions of the

                                       70
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Indenture or  the Notes  may be  waived with  the consent  of the  Holders of  a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

    Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder of Notes): (i) reduce the percentage of principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal amount of or change the fixed maturity of any Note, (iii) reduce the redemption price, including premium, if any, or change the time at which at any Note may be redeemed, (iv) reduce the repurchase price for the offers to purchase described above under the caption "--Repurchase at the Option of Holder," change the time at which any Note may be repurchased thereunder or otherwise amend in any material respect (including through amendment of any of the definitions relating thereto) or waive PRI's obligation to make and consummate a Change of Control Offer in the event of a Change of Control or an Asset Sale Offer in the event of an Asset Sale, (v) reduce the rate of, or change the time for payment of, interest on any Note, (vi) waive a continuing Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (vii) make any Note payable in money other than that stated in the Notes, (viii) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes,
(ix) waive a redemption payment with respect to any Note, (x) modify or amend the Indenture or the Security Documents, or take or fail to take any action, that would have the effect of impairing the Lien on the Collateral granted pursuant to the Security Documents or permitting any release of Collateral from such Lien except as expressly contemplated by the Indenture or the Security Documents, (xi) impair the right to institute suit for the enforcement of any payment of principal or interest on or after the fixed maturity thereof, any payment of the redemption price (including premium, if any) on or after the date of redemption or any payment of the repurchase amount for the offers to purchase described above under the caption "--Repurchase at the Option of Holders" on or after the date of such repurchase, or (xii) make any change in the foregoing amendment and waiver provisions.

    Notwithstanding the foregoing, without the consent of any Holder of Notes, PRI and the Trustee may amend or supplement the Indenture, the Notes or the Security Documents to provide for the assumption of PRI's obligations to Holders of the Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to, or security for, the Holders of the Notes, to cure any ambiguity, defect or inconsistency, or make any other provision which shall not be inconsistent with the Indenture or any Security Document, provided that any such other provision does not adversely affect the interests of the Holders.

GOVERNING LAW

    The Indenture and the Notes are governed by and construed in accordance with the laws of the State of New York without giving effect to applicable principles of conflicts of laws to the extent that the application of the law of another jurisdiction would be required thereby.

THE TRUSTEE

    LaSalle National Bank is the Trustee under the Indenture and has been appointed by PRI as Registrar and Paying Agent with respect to the Notes.

    LaSalle National Bank is the administrative agent and a lender under the Senior Credit Facility and may extend additional credit to PRI and Group in the future. In the event of a Default under the Indenture, due to LaSalle National Bank's relationship with PRI as lender under the Senior Credit Facility, LaSalle National Bank would be deemed, under the Trust Indenture Act, to have a conflicting interest and would be required to eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee or resign as Trustee. LaSalle National Bank is also trustee under the indenture governing the 12.5% Notes, a portion of which will be redeemed for cash in connection with the Financing Plan. Upon consummation of the Financing Plan, LaSalle National Bank will resign as trustee under such indenture.

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    The  Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "ACQUIRED DEBT" means, with respect to any specified Person: (i) Indebtedness of any other Person existing at the time such other Person was acquired by such specified Person or a Restricted Subsidiary of such specified Person, merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person and (ii) Indebtedness encumbering any asset acquired by such specified Person.

    "ACQUISITION FINANCING CONDITIONS" means (i) the execution and delivery by or on behalf of the lender or lenders parties to the Acquisition Financing Facility of an Intercreditor Agreement, (ii) the granting to, and perfection by, such lender or lenders of security interests on the real property, equipment and general intangibles acquired with the proceeds of such Acquisition Financing Facility in favor of a Collateral Agent (which initially will be the Trustee) acting on behalf of the Holders of the Notes and such lender or lenders, (iii) the consent to such Intercreditor Agreement by PRI and (iv) the receipt by the Trustee of an Officers' Certificate and Opinion of Counsel that the foregoing conditions have been satisfied.

    "ACQUISITION FINANCING FACILITY" means a credit facility between PRI and the lender or lenders party thereto providing for loans (i) incurred in compliance with the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant,
(ii) the proceeds of which are required to be applied, and which are applied within five days of receipt, to the purchase by PRI of property or assets used in a line of business in which PRI is permitted to engage pursuant to the "Line of Business" covenant and (iii) as to which the Acquisition Financing Conditions shall have been satisfied.

    "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; PROVIDED, HOWEVER, that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control. Notwithstanding the foregoing, in no event will the Initial Purchasers or any Affiliate of an Initial Purchaser be deemed an Affiliate of PRI for purposes of the purchase of the Notes by the Initial
Purchasers, any compensation paid or payable to the Initial Purchasers in connection therewith or any of the other transactions contemplated by the Purchase Agreement to be entered into by PRI and the Initial Purchasers in connection with the Offering, including, without limitation, the indemnification and contribution obligations of PRI contained therein.

    "ASSET SALE" means, with respect to any Person, (i) the sale, lease, conveyance or other disposition (collectively, "dispositions") of any assets
(including by way of a sale and leaseback transaction) other than (A) dispositions of inventory in the ordinary course of business, (B) dispositions of Autoweld machinery and related parts, and (C) Permitted Leases, (ii) the issuance by any Restricted Subsidiary of Equity Interests of such Restricted Subsidiary or (iii) the disposition by such Person or any Restricted Subsidiaries of such

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Person  of Equity Interests of any Restricted  Subsidiary of such Person, in the case of either clause (i), (ii) or (iii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $1.0 million or (b) for net proceeds in excess of $1.0 million. Notwithstanding the foregoing, the following will not be deemed to be Asset Sales: (i) a disposition of assets by PRI to any of its Restricted Subsidiaries or by a Restricted Subsidiary of PRI to PRI or another of its Restricted Subsidiaries,
(ii) an issuance of Equity Interests by a Restricted Subsidiary of PRI to PRI or to another Restricted Subsidiary of PRI, (iii) a disposition consisting of a Restricted Payment permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments", (iv) a disposition by PRI or any of its Restricted Subsidiaries of Equity Interests of any of their respective Unrestricted Subsidiaries and (v) the disposition of all or substantially all of the assets of PRI and its Restricted Subsidiaries taken as a whole permitted by the covenant described above under the caption "--Certain Covenants--Limitation on Merger or Consolidation."

    "AUTHORITY" means any federal, state, municipal or local governmental or quasi-governmental agency or authority.

    "BORROWING BASE" on any date, means the sum of (i) 90% of accounts receivable, (ii) 75% of raw materials inventory and (iii) 75% of finished goods inventory of PRI that would be reflected on a balance sheet of PRI, prepared in accordance with GAAP on a separate and not a consolidated basis, on such date.

    "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet prepared in accordance with GAAP.

    "CAPITAL STOCK" means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, including, without limitation, with respect to partnerships, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

    "CASH COLLATERAL ACCOUNT" means one or more accounts in the name of the Trustee pursuant to the applicable Security Document, and in the sole dominion and control of the Trustee, into which certain funds are required to be deposited by or on behalf of PRI under the terms of the Indenture and the Security Documents.

    "CASH EQUIVALENTS" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition and bankers' acceptances with maturities not exceeding six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities not exceeding six months and overnight bank deposits, in the case of deposits in excess of $100,000, with any commercial bank, depository institution or trust company incorporated or doing business under the laws of the United States of America, any state thereof or the District of Columbia or a branch or subsidiary of any such depository institution or trust company operating outside the United States, provided, that such depository institution or trust company has, at the time of the Investment, having capital and surplus in excess of $200 million, (iv) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (ii) and (iii) entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having a rating in one of the two highest rating categories from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition and (vi) money market mutual or similar funds having assets in excess of $200.0 million.

    "CASUALTY", with respect to any Collateral, means loss of, damage to or destruction of all or any part of such Collateral.

    "CEDAR GROVE FACILITY" means the Company's leased facility located in Cedar Grove, New Jersey.

    "CHANGE OF CONTROL" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of

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
PRI to any Person or group (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), (ii) the adoption of a plan relating to the liquidation or dissolution of PRI, (iii) any Person (other than a Permitted Holder) or group (as defined above) is or becomes the "beneficial owner" (as defined in Rules 13d-2 and 13d-5 under the Exchange Act), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of Group or PRI, including by way of merger, consolidation or otherwise provided that the Permitted Holders (A) beneficially own less than a majority of any class of Voting Stock of PRI or (B) do not have the right and ability, by contract, voting power or otherwise, to elect or designate for election at least a majority of the Board of Directors of each of Group (so long as Group beneficially owns a majority of any class of Voting Stock of PRI) and PRI, and
(iv) the first day on which a majority of the members of the Board of Directors of Group (so long as Group beneficially owns a majority of any class of Voting Stock of PRI) or PRI are not Continuing Directors.

    "COLLATERAL LOSS EVENT" means a Condemnation or Casualty involving an actual or constructive total loss or agreed or compromised actual or constructive total loss of Collateral with a fair market value, as determined by the Board of Directors of PRI in good faith, in excess of $500,000.

    "COMMODITY AGREEMENT" means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by PRI or any Subsidiary designed to protect PRI or any of its Subsidiaries against fluctuations in the price of commodities actually used to produce products in the ordinary course of business of PRI and its Subsidiaries.

    "CONDEMNATION" means any taking of the Collateral, or any part thereof, in or by condemnation, expropriation or similar proceeding, eminent domain proceedings, seizure or forfeiture, pursuant to any law, general or special, or by reason of the temporary requisition of the use or occupancy of the Collateral or any part thereof, by any Authority.

    "CONSOLIDATED CASH FLOW" means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, plus (a) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale, to the extent that such losses were deducted in computing Consolidated Net Income, plus (b) provision for taxes based on income or profits of such Person for such period, to the extent such provision for taxes was deducted in computing Consolidated Net Income, plus (c) Consolidated Interest Expense of such Person for such period, to the extent such amount was deducted in computing Consolidated Net Income, plus (d) depreciation and amortization (including amortization of goodwill and other intangibles and amortization of deferred compensation in respect of non-cash compensation but excluding amortization of prepaid cash expenses that were paid in a prior period) of such Person for such period, to the extent such depreciation and amortization were deducted in computing Consolidated Net Income, plus (e) all other non-cash items to the extent such items were deducted in determining Consolidated Net Income, in each case, for such period without duplication on a consolidated basis and determined in accordance with GAAP.

    "CONSOLIDATED INTEREST EXPENSE" means, with respect to any Person for any period, the aggregate consolidated interest, whether expensed or capitalized, paid, accrued or scheduled to be paid or accrued, of such Person and its Restricted Subsidiaries for such period (including (i) amortization of debt discount and deferred financing costs and noncash interest payments and accruals, (ii) the interest portion of all deferred payment obligations, calculated in accordance with the effective interest method and (iii) the interest component of any payments associated with Capital Lease Obligations and net payments (if any) pursuant to Hedging Obligations, in each case, to the extent attributable to such period, but excluding (x) commissions, discounts and other fees and charges incurred with respect to letters of credit and bankers' acceptances financing and (y) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or secured by a Lien on assets of such Person) determined in accordance with GAAP. Consolidated Interest Expense of PRI shall not include any prepayment premiums or write down of debt discount or deferred financing costs, to the extent such amounts are incurred as a result of the prepayment on the date of this Indenture of any Indebtedness of PRI with the proceeds of the Notes.

    "CONSOLIDATED NET INCOME" means, with respect to any Person (the "referent Person") for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a

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consolidated basis, determined in accordance  with GAAP; PROVIDED, that (i)  the
Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid to the referent Person or a Restricted Subsidiary thereof, (ii) the Net Income of any Person that is a Restricted Subsidiary (other than a Wholly Owned Restricted Subsidiary) shall be included only to the extent of the amount of dividends or distributions paid to the referent Person or a Restricted Subsidiary thereof, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (iv) the cumulative effect of a change in accounting principles shall be excluded. The amount of any dividends paid in property or assets other than cash shall be valued at fair market value on the date of such dividend (as determined in good faith by the Board of Directors of such Person). Consolidated Net Income of PRI shall not include any prepayment premiums or write-down or write-off of debt discount or deferred financing costs to the extent such amounts are incurred as a result of the prepayment on the Issue Date of any Indebtedness of PRI with the proceeds of the Notes.

    "CONSOLIDATED NET WORTH" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Restricted Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Restricted Subsidiary of such Person, (y) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Restricted Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

    "CONTINUING DIRECTORS" means, as of any date of determination, any member of the Board of Directors of PRI or Group (as long as Group beneficially owns a majority of any class of Voting Stock of PRI), as applicable, who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the affirmative vote of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

    "CURRENCY AGREEMENT" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect PRI or any of its Subsidiaries against fluctuation in the values of the currencies of the countries (other than the United States) in which PRI or its Subsidiaries conduct business and which is required under any bank agreement to which PRI is or hereafter becomes a party.

    "DEFAULT" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

    "DISQUALIFIED STOCK" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to May 1, 2003.

    "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

    "EXISTING INDEBTEDNESS" means, with respect to any Person, Indebtedness of such Person and its Subsidiaries in existence on the date of the Indenture, until such amounts are repaid.

    "FIXED CHARGE COVERAGE RATIO" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that such Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, redeems, repurchases or repays any Indebtedness (other than revolving credit borrowings) or if such Person issues,

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redeems or  repurchases any  preferred stock,  in each  case subsequent  to  the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date of the event for which the calculation of the Fixed Charge Ratio is made (the "Transaction Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repurchase or repayment of Indebtedness, or such issuance, redemption or repurchase of preferred stock, as if the same had occurred at the beginning of the applicable period. For purposes of making the
computation  referred  to  above,   acquisitions  (including  all  mergers   and
consolidations), dispositions and discontinuance of operations that have been made by such Person or any of its Restricted Subsidiaries during the relevant period or subsequent to such period and on or prior to the Transaction Date shall be calculated on a pro forma basis assuming that all such acquisitions, dispositions and discontinuance of operations had occurred on the first day of such period; provided, however, that Fixed Charges shall be reduced by amounts attributable to operations that are so disposed of or discontinued only to the extent that the obligations giving rise to such Fixed Charges would no longer be obligations contributing to such Person's Fixed Charges subsequent to the Transaction Date. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period.

    "FIXED CHARGES" means, with respect to any Person for any period, the sum, without duplication, of (a) Consolidated Interest Expense, (b) commissions, discounts and other fees and charges incurred with respect to letters of credit and bankers' acceptances financing, (c) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or secured by a Lien on assets of such Person and (d) the product of (i) all cash dividend payments on any series of preferred stock of such Person, times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, determined, in each case, on a consolidated basis and in accordance with GAAP.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, in each case, as in effect in the United States on the date of the Indenture.

    "GUARANTEE" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business) direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

    "GUARANTOR" means any Restricted Subsidiary of PRI that executes a Guarantee in accordance with the provisions of the Indenture, and its respective successors and assigns.

    "HEDGING OBLIGATIONS" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates in each case that are required under any bank agreements to which such Person is or hereafter becomes a party.

    "INDEBTEDNESS" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing Capital Lease
Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee of any Indebtedness of such Person or any other Person.

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    "INTERCREDITOR AGREEMENT"  means  an  Intercreditor  and  Collateral  Agency
Agreement in the form attached to the Indenture among the Collateral Agent, the lender or lenders parties to an Acquisition Financing Facility and the Trustee, and consented to by PRI.

    "INTEREST RATE AGREEMENT" means, with respect to any Person, any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap or other interest rate hedge arrangement to or which such Person or any Restricted Subsidiary is or hereafter becomes a part or a beneficiary and which is required under any bank agreement to which such Person is or hereafter becomes a party.

    "INVESTMENTS" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees), advances or capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. For purposes of the covenant described above under "--Certain Covenants--Restricted Payments," (i) "Investment" in a Subsidiary shall include the portion (proportionate to such Person's Equity Interest in such Subsidiary) of the fair market value (as determined in good faith by the Board of Directors of such Person) of such Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, such Person shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (x) such Person's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to such Person's Equity Interest in such Subsidiary) of the fair market value (as determined in good faith by the Board of Directors) of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of such Person.

    "ISSUE DATE" means the date the Notes are originally issued under the Indenture.

    "LAKE  FOREST  FACILITY"  means  the  Company's  facility  in  Lake  Forest,
Illinois.

    "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

    "LOUISIANA FACILITY" means the Company's facility in Louisiana, Missouri.

    "MANAGEMENT SERVICES AGREEMENT" means the Management Agreement dated as of May 17, 1996 between PRI and HPH with respect to the provision by HPH of services to PRI and the payment by PRI to HPH of fees, and the reimbursement of expenses, in connection therewith as in effect on the date of the Indenture.

    "MINER PURCHASE AGREEMENT" means the Asset and Stock Purchase Agreement dated December 15, 1993 among PRI, Miner Container Printing, Inc. and the stockholders signatory thereto.

    "NET INCOME" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (a) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (i) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions), or (ii) the disposition of any securities or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries, and (b) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

    "NET PROCEEDS" means the aggregate proceeds in cash or Cash Equivalents received by PRI or any of its Restricted Subsidiaries in respect of (i) any Asset Sale, net of the direct costs relating to such Asset Sale

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(including, without limitation, legal,  accounting and investment banking  fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets the subject of such Asset Sale and the after-tax amount of an appropriate reserve for adjustment in respect of the sale price of such asset or assets or for any indemnification obligation by PRI or such Restricted Subsidiary to the purchaser in respect of such Asset Sale, in each case to the extent, and only to the extent, permitted to be reflected as a liability (contingent or otherwise) or asset valuation allowance on a balance sheet of PRI or such Restricted Subsidiary in accordance with GAAP or (ii) any Collateral Loss Event, including, without limitation, proceeds received under policies of insurance (other than policies providing business interruption insurance) and any awards, proceeds, payments or other compensation with respect to a Condemnation constituting a Collateral Loss Event.

    "OBLIGATIONS" means any principal, premium, interest (including post-petition interest), penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

    "PERMITTED AMOUNT" means, (i) if the Fixed Charge Coverage Ratio for the most recently ended four full fiscal quarters for which financial statements are available is greater than 1.4 to 1, $600,000, (ii) if the Fixed Charge Coverage Ratio for such four quarter period is greater than 1.2 to 1 but less than or equal to 1.4 to 1, $450,000 and (iii) if the Fixed Charge Coverage Ratio is less than or equal to 1.2 to 1, $300,000.

    "PERMITTED HOLDER" means (A) Howard Hoeper, his spouse, members of his immediate family and/or any of the lineal descendants of any such person and/or
(B) any trust or similar entity all of the beneficiaries of which, or a corporation or partnership all of the stockholders or limited and general partners of which, are (x) any of the persons described in the foregoing clause
(A) or (y) any entity described in this clause (B).

    "PERMITTED INVESTMENTS" means, with respect to any Person, (a) any Investments in such Person or in a Restricted Subsidiary of such Person; (b) any Investments in Cash Equivalents; (c) Investments by such Person or any Restricted Subsidiary of such Person in a person (the "Other Entity"), if as a result of such Investment (i) such Other Entity becomes a Restricted Subsidiary of such Person or (ii) such Other Entity is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, such Person or a Restricted Subsidiary of such Person; (d) Investments in any Other Entity engaged primarily in businesses permitted to be engaged in by such Person or any of its Restricted Subsidiaries pursuant to the "Line of Business" covenant in an aggregate amount not to exceed $1.0 million at any time outstanding; (e) Investments in Unrestricted Subsidiaries in an aggregate amount not to exceed $1.0 million at any time outstanding; (f) receivables owing to such Person or any of its Restricted Subsidiaries if created or acquired in the ordinary course of business; (g) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to such Person or any of its Subsidiaries or in satisfaction of judgments; (h) loans and advances to employees of PRI or any Restricted Subsidiary of PRI for travel, entertainment and relocation expenses in the ordinary course of business in an aggregate amount outstanding at any time not to exceed $500,000; and (i) Investments received by PRI or any Restricted Subsidiary of PRI as consideration for asset sales, including Asset Sales; PROVIDED, HOWEVER, in the case of an Asset Sale, that such Asset Sale is effected in compliance with the covenant described under "-- Repurchase at the Option of Holders -- Asset Sales; Collateral Loss Events."

    "PERMITTED LEASES" means the lease of the Louisiana Facility and the subleases of the Cedar Grove Facility and the Lake Forest Facility.

    "PERMITTED LIENS" means, with respect to any Person, (a) Liens in favor of such Person; (b) in the case of PRI, Liens on accounts receivable or inventories (or proceeds thereof) of PRI to secure Indebtedness of PRI under the Senior Credit Facility; (c) Liens on property of another Person (the "Other Entity") existing at the time such Other Entity is merged into or consolidated with such Person or any Restricted Subsidiary of such Person, PROVIDED that such Liens were not incurred in the contemplation of such merger or consolidation and do not extend to any assets other than those of the Other Entity merged into or consolidated with such Person; (d) Liens on property existing at the time of acquisition thereof by such Person or any Restricted

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
Subsidiary of such Person; PROVIDED that such Liens were not incurred in contemplation of such acquisition; (e) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (f) Liens existing on the date of the Indenture; (g) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, PROVIDED that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (h) Liens imposed by law, such as mechanics', carriers', warehousemen's, materialmen's, and vendors' Liens, incurred in good faith in the ordinary course of business with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings PROVIDED that any reserve or other provisions required by GAAP shall have been made therefor; (i) zoning restrictions, easements, licenses, covenants, reservations, restrictions on the use of real property or minor irregularities of title incident thereto that do not, in the aggregate, materially detract from the value of the property or the assets of such Person or impair the use of such property in the operation of such Person's business; (j) judgment Liens to the extent that such judgments do not cause or constitute a Default or an Event of Default; (k) Liens to secure Indebtedness incurred for the purpose of financing of all or a part of the purchase price of property or assets acquired or constructed on or after the date of the Indenture, including Liens securing any Acquisition Financing Facility, PROVIDED that (i) such property or assets are used in a line of business in which such Person is permitted to engage pursuant to the "Line of Business" covenant, (ii) at the time of incurrence of any such Lien, the aggregate principal amount of the obligations secured by such Lien shall not exceed the lesser of the cost or fair market value of the assets or property (or portions thereof) so acquired or constructed, (iii) each such Lien shall encumber only the assets or property (or portions thereof) so acquired or constructed and shall attach to such property within 120 days of the purchase or construction thereof and (iv) any Indebtedness secured by such Lien shall have been permitted to be incurred under the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant; (l) ground leases in respect of the real property on which facilities owned or leased by such Person or any of its Subsidiaries are located; (m) Liens arising from UCC financing statements regarding property leased by such Person or any of its Subsidiaries, PROVIDED that such Liens are granted solely in connection with such leases and not in connection with the borrowing of money or the obtaining of advances or credit; (n) Liens incurred and pledges made in the ordinary course of business in connection with workers' compensation, unemployment insurance and social security benefits; (o) Liens securing Purchase Money Obligations, the proceeds of which are used solely to finance the acquisition or lease by such Person or any of its Subsidiaries of furniture, fixtures or equipment used in the ordinary course of business, PROVIDED that such Purchase Money Obligations are (i) non-recourse to such Person and its Subsidiaries and (ii) permitted to be incurred under the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock" above, (p) Liens securing Indebtedness incurred to refinance Indebtedness that has been secured by a Lien permitted under the Indenture, PROVIDED that (i) any such Lien shall not extend to or cover any assets or property not securing the Indebtedness so refinanced and (ii) the Refinancing Indebtedness secured by such Lien shall not have a principal amount in excess of the Indebtedness so refinanced, and (q) Liens arising in the ordinary course of such Person's business to the extent the fair market value of property and assets secured by such Liens (as determined in good faith by the Board of Directors of such Person) shall not exceed $2.0 million.

    "PUBLIC EQUITY OFFERING" means a bona fide underwritten sale to the public of Common Stock of PRI or of Group (to the extent the net proceeds thereof are contributed to PRI as common equity) pursuant to a registration statement (other than on Form S-8 or any other form relating to securities issuable under any benefit plan of PRI or Group, as the case may be) that is declared effective by the Commission.

    "PURCHASE MONEY OBLIGATIONS" of any Person means any obligations of such Person or any of its Subsidiaries to any seller or any other person incurred or assumed in connection with the purchase of real or personal property to be used in the business of such Person or any of its Subsidiaries within 180 days of such incurrence or assumption.

    "REGISTRATION RIGHTS AGREEMENTS" means collectively the Equity Registration Rights Agreement dated as of June 30, 1993, among Group, the TCW Entities and Apollo, and the Debt Registration Rights Agreement

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
dated as of June 30, 1993, as amended as of May 17, 1996, among Group, the TCW Entities, Lion Advisors, L.P. and AIF II, L.P., in each case as in effect on the Issue Date or as thereafter amended in a manner that is not materially adverse to PRI or the Holders of the Notes.

    "REPLACEMENT COLLATERAL" means, at any relevant date in connection with an Asset Sale involving Collateral or a Collateral Loss Event, assets used in PRI's business other than the Collateral which (i) constitute long-term tangible assets (and do not constitute Capital Stock of any Person), (ii) are acquired by PRI at a purchase price which does not exceed the fair market value of such Replacement Collateral (as determined, in good faith by the Board of Directors), and (iii) are free and clear of all Liens, except as expressly permitted by the Security Documents.

    "RESTORATION" or "RESTORE" means the physical repair, restoration or rebuilding of all or any portion of the Collateral following any Casualty or Condemnation.

    "RESTRICTED   INVESTMENT"  means  an  Investment   other  than  a  Permitted
Investment.

    "RESTRICTED SUBSIDIARY" of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

    "SECURITY  DOCUMENTS"   means,   collectively,  all   security   agreements,
mortgages, deeds of trust, collateral assignments or other instruments evidencing or creating any security interests in favor of the Trustee in all or any portion of the Collateral, in each case as amended, supplemented or modified from time to time in accordance with their terms and the terms of the Indenture.

    "SENIOR CREDIT FACILITY" means that certain Agreement, dated as of May 17, 1996, by and among PRI, LaSalle National Bank, as lender and administrative agent, and BT Commercial Corporation, as lender, initially providing for revolving credit loans in a principal amount of up to $20.0 million and a letter of credit facility in an aggregate amount of up to the lesser of (i) the remaining availability under the Senior Credit Facility and (ii) $2.0 million, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case as it may be thereafter amended, modified or extended from time to time.

    "SENIOR DEBT" means, any Indebtedness incurred by PRI, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes; PROVIDED that Senior Debt will not include (a) any liability for federal, state, local or other taxes owed or owing, (b) any Indebtedness owing to any Subsidiaries of PRI, (c) any trade payables or (d) any Indebtedness that is incurred in violation of the Indenture.

    "SIGNIFICANT SUBSIDIARY" means, with respect to any Person, any Subsidiary of such Person that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

    "STOCK AND WARRANT HOLDERS AGREEMENT" means the Stock and Warrant Holders Agreement dated as of June 30, 1993, among Group, Howard P. Hoeper, HPH, UBS Capital, and Apollo, as in effect on the Issue Date or thereafter amended in a manner that is not materially adverse to PRI or the Holders of the Notes.

    "SUBSIDIARY" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof.

    "SUBSIDIARY GUARANTOR" means any Restricted Subsidiary of PRI that executes a Guarantee in accordance with the provisions of the Indenture, and its respective successors and assigns.

    "TAX SHARING AGREEMENT" means the tax sharing agreement between PRI and HPH or any other person with which PRI is required to, or is permitted to, file a consolidated tax return or with which PRI is or could be part of an affiliated group for tax purposes as in effect on the date of the Indenture or as thereafter amended in a manner that is not materially adverse to PRI or the Holders of the Notes.

    "UNRESTRICTED SUBSIDIARY" means, with respect to any Person, any Subsidiary of such Person designated by the Board of Directors of such Person as an Unrestricted Subsidiary pursuant to a Board Resolution set forth in an Officers' Certificate and delivered to the Trustee (i) that, (A) at the time of designation, has total assets not exceeding $1,000 or (B) if such Subsidiary has total assets exceeding $1,000, then such designation would be permitted by the covenant entitled "Restricted Payments", (ii) no portion of the Indebtedness or any other obligations (contingent or otherwise) of such Subsidiary (A) is guaranteed by such Person or any other Subsidiary (other than another Unrestricted Subsidiary) of such Person, (B) is recourse to or obligates such Person or any other Subsidiary (other than another Unrestricted Subsidiary) of such Person in any way or (C) subjects any property or asset of such Person or any other Subsidiary (other than another Unrestricted Subsidiary) of such Person, directly or indirectly, contingently or otherwise, to the satisfaction thereof, (iii) with which neither such Person nor any other Subsidiary of such Person (other than another Unrestricted Subsidiary) has any contract, agreement, arrangement or understanding other than on terms no less favorable to such Person or such other Subsidiary than those that might be obtained at the time from persons who are not Affiliates of such Person and (iv) with which neither such Person nor any other Subsidiary of such Person (other than another Unrestricted Subsidiary) has any obligation (A) to subscribe for additional shares of Capital Stock or other Equity Interests therein or (B) to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve certain levels of operating results. Subject to the preceding sentence, the Board of Directors of such Person may designate any Restricted Subsidiary to be an Unrestricted Subsidiary; PROVIDED that such designation shall be deemed to be the making of an Investment by such Person in such Subsidiary and such designation shall only be permitted if, in addition to the requirements of the preceding sentence, (i) such Investment is permitted under the covenant entitled "Restricted Payments" and (ii) no Default or Event of Default would be in existence following such designation. The Board of Directors of such Person may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of such Person of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock" and (ii) no Default or Event of Default would be in existence following such designation.

    "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Indebtedness.

    "WHOLLY OWNED RESTRICTED SUBSIDIARY" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

    "WHOLLY OWNED SUBSIDIARY" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF EXCHANGE NOTES

    The following summary of federal income tax consequences has been prepared by Winston & Strawn. The summary is based on current law and certain proposed regulations and is for general information only. Forthcoming legislative, regulatory, judicial or administrative changes or interpretations could affect the federal income tax consequences to holders of Exchange Notes. The tax treatment of a holder may vary

                                       81
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depending  upon whether the  holder is a  cash-method or accrual-method taxpayer and upon the holder's particular status. For example, certain holders, including
insurance   companies,   tax-exempt   organizations,   financial   institutions,
broker-dealers and foreign persons may be subject to special rules not discussed below.

    EXCHANGE OFFER

    The exchange of Exchange Notes for Old Notes pursuant to the Exchange Offer will not be treated as an "exchange" for federal income tax purposes because the Exchange Notes will not be considered to differ materially in kind or extent from the Old Notes. Rather, the Exchange Notes received by a holder will be treated as a continuation of the Old Notes in the hands of such holder. As a result, there will be no federal income tax consequences to holders exchanging the Old Notes for the Exchange Notes pursuant to the Exchange Offer. The holder must continue to include stated interest in income as if the exchange (and waiver of accrued interest on the Old Notes from May 17, 1996 to the date of issuance of the Exchange Notes) had not occurred. If, however, the exchange of the Old Notes for the Exchange Notes were treated as an "exchange" for federal income tax purposes, such exchange would constitute a recapitalization for federal income tax purposes. Holders exchanging the Old Notes pursuant to such recapitalization would not recognize any gain or loss upon the exchange.

    SALE OR OTHER DISPOSITION OF EXCHANGE NOTES

    A holder of an Exchange Note will have a tax basis in the Exchange Note equal to the holder's purchase price for the Old Note, increased by the amount of interest (and market discount) that is included in the holder's gross income and decreased by payments of cash interest received by the holder.

    A holder of an Exchange Note will generally recognize gain or loss on the sale, exchange, redemption or retirement of the Exchange Note equal to the difference (if any) between the amount realized from such sale, exchange, redemption or retirement and the holder's basis in the Exchange Note. Such gain or loss will generally be long-term capital gain (except to the extent attributable to market discount) or loss if the Exchange Note has been held more than one year (including the period that such holder held the Old Note prior to exchange).

    BACKUP WITHHOLDING

    A noncorporate holder of Exchange Notes that either (a) is (i) a citizen or resident of the United States, (ii) a partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source or (b) is not described in the preceding clause (a), but whose income from interest with respect to the Exchange Notes or proceeds from the disposition of the Exchange Notes is effectively connected with such holder's conduct of a United States trade or business, and that receives interest with respect to the Exchange Notes or proceeds from the disposition of the Exchange Notes will generally not be subject to backup withholding on such payments or distributions if it certifies, under penalty of perjury, that it has furnished a correct Taxpayer Identification Number ("TIN") and it is not subject to backup withholding either because it has not been notified by the Internal Revenue Service that is subject to backup withholding or because the Internal Revenue Service has notified it that it is no longer subject to backup withholding. Such certification may be made on an Internal Revenue Service Form W-9 or substantially similar form. However, backup withholding will apply to such a holder if the holder (i) fails to furnish its TIN, (ii) furnishes an incorrect TIN, (iii) is notified by the Internal Revenue Service that it has failed to properly report payments of interest or dividends or (iv) under certain circumstances, fails to make such certification.

    The Company will withhold (at a rate of 31%) all amounts required by law to be withheld from reportable payments made and with respect to the Exchange
Notes. Any amounts withheld from a payment to a holder under the backup withholding rules will be allowed as a credit against such holder's United States federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

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
    Holders of the Exchange Notes should consult their tax advisors regarding the application of backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available.

    THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH HOLDER OF EXCHANGE NOTES SHOULD CONSULT ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES OF HOLDING, EXCHANGING OR SELLING THE EXCHANGE NOTES INCLUDING THE APPLICATION AND EFFECT OF ANY FEDERAL, STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY CHANGES IN APPLICABLE TAX LAWS.

                         OLD NOTES REGISTRATION RIGHTS

    The Company and the Initial Purchasers entered into the Registration Rights Agreement dated as of May 17, 1996 pursuant to which the Company agreed, for the benefit of holders of the Old Notes, that it will, at its expense (i) on or prior to the 45th day after the Issue Date, file the Registration Statement with the Commission pursuant to which the Old Notes will be exchanged for the Exchange Notes, which would have terms identical to the Old Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions or any provision relating to this paragraph) and (ii) use its best efforts to cause the Registration Statement to be declared effective under the Securities Act by the 120th day after the Issue Date. Upon effectiveness of the Registration Statement, the Company will offer to all holders of the Old Notes an opportunity to exchange their Old Notes for a like principal amount of the Exchange Notes. The Company agreed to keep the Exchange Offer open for not less than 20 business days (or longer if required by applicable law) after the date of the commencement of the Exchange Offer, and will comply with Regulation 14E and Rule 13e-4 under the Exchange Act (other than the filing requirements of Rule 13e-4). For each Old Note surrendered to the Company for exchange pursuant to the Exchange Offer, the holder of such Old Note will receive an Exchange Note having a principal amount at maturity equal to that of the surrendered Old Note. The Exchange Notes will bear interest from May 17, 1996. Holders of Old Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued from May 17, 1996 to the date of the issuance of the Exchange Notes. Interest on the Exchange Notes is payable semiannually in arrears on May 1 and November 1 of each year, commencing November 1, 1996, accruing from May 17, 1996 at a rate of 11 5/8% per annum. See "The Exchange Offer."

    If (i) because of any change in law of in writing prevailing interpretations of the Staff, the Company is not permitted to effect on Exchange Offer, (ii) the Exchange Offer is not consummated witin 165 days of the Issue Date, (iii) in certain circumstances, certain holders of unregistered Exchange Notes so request, (iv) the holders of not less than a majority in aggregate principal amount of the Notes reasonably determine that the interests of the holders of Notes would be materially adversely effected by consummation of the Exchange Offer or (v) in the case of any holder of Old Notes that participates in the Exchange Offer, such holder of Old Notes does not receive Exchange Notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder of Old Notes as an Affiliate of the Company) the Company will, within three Business Days thereof, deliver written notice thereof to the Trustee and at its cost, as promptly as practicable, file with the Commission a Shelf Registration Statement to cover resales of the Old Notes. The Company will use its best efforts to cause such Shelf Registration Statement to become effective and use its best efforts to keep such Shelf Registration Statement current and effective until the earlier of three years after the Issue Date and such time as all of the applicable Old Notes have been sold thereunder (the "Effective Period"). The Company will, in the event of the filing of a Shelf Registration Statement, provide to each holder of the Old Notes copies of the prospectus which is a part of such Shelf Registration Statement, notify each such holder when such Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Old Notes. A holder that sells its Old Notes pursuant to a Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such holder (including certain indemnification obligations).

    In the event that (i) the Registration Statement is not filed within 45 days following the Issue Date or declared effective within 120 days following the Issue Date, (ii) the Exchange Offer is not consummated within 165 days following the Issue Date, (iii) the Shelf Registration Statement is not filed or declared effective within the required time periods or (iv) the Registration Statement ceases to be effective at any time prior to the time that the Exchange Offer is consummated or, if applicable, the Shelf Registration Statement has been declared effective and ceases to be effective at any time during the Effectiveness Period (each such event, a "Registration Default"), additional interest will accrue on the Old Notes at a rate of 0.50% per annum in excess of the stated interest rate on the Old Notes for the first 90 days immediately following such Registration Default, and such additional interest rate shall increase by an additional 0.50% per annum at the beginning of each subsequent 90-day period; provided however, that such additional interest rate on the Old Notes may not exceed the aggregate of 1.0% per annum in excess of the stated interest rate of the Old Notes and provided further that such additional interest shall cease to accrue at such time, if any, as the Registration Default is cured.

    The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

                        OLD NOTES TRANSFER RESTRICTIONS

    Because the following restrictions will apply to any Old Notes held by holders who do not participate in the Exchange Offer, holders of Old Notes are advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Old Notes.

    None of the Old Notes has been registered under the Securities Act and they may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Accordingly, the Old Notes were sold only (A) to a limited number of "qualified institutional buyers" (as defined in Rule 144A) ("QIBs") in compliance with Rule 144A, (B) to a limited number of other institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) ("Accredited Investors") that, prior to their purchase of any Old Notes, delivered to the Initial Purchasers a letter containing certain representations and agreements and (C) outside the United States to persons other than U.S. persons ("foreign purchasers," which term shall include dealers or other professional fiduciaries in the United States acting on a discretionary basis for foreign beneficial owners (other than an estate or trust)) in reliance upon Regulation S under the Securities Act ("Regulation S"). As used herein, the terms "United States" and "U.S. person" have the respective meanings given to them in Regulation S.

    Each purchaser of Old Notes has been deemed to have represented and agreed as follows:

    1. It purchased the Old Notes for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is either (A) a QIB, and is aware that the sale to it is being made in reliance on Rule 144A, (B) an Accredited Investor or (C) a foreign purchaser that is outside the United States (or a foreign purchaser that is a dealer or other fiduciary as referred to above).

    2. It acknowledged that the Old Notes have not been registered under the Securities Act and that they may not be offered or sold except as set forth below.

    3. It shall not resell or otherwise transfer any of such Old Notes within three years after the original issuance of the Old Notes except (A) to the Company or any of its subsidiaries, (B) inside the United States to a QIB in compliance with Rule 144A, (C) inside the United States to an Accredited Investor that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to the Trustee a signed letter containing certain representations and agreements relating to the restrictions on transfer of the Notes (the form of which letter can be obtained from the Trustee), (D) outside the United States in compliance with Rule 904 under the Securities Act, (E) pursuant to the exemption from registration provided by Rule 144 under the Securities Act (if available), or (F) pursuant to an effective registration statement under the Securities Act.

    4. It agreed that it will give to each person to whom it transfers the Old Notes notice of any restrictions on transfer of such Old Notes.

    5. It understands that all of the Old Notes will bear, and if not exchanged pursuant to the Exchange Offer will continue to bear, a legend substantially to the following effect unless otherwise agreed by PRI and the holder thereof:

        THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A UNDER THE ACT), (B) IT IS AN "ACCREDITED INVESTOR" (AS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) UNDER THE ACT) (AN "ACCREDITED INVESTOR") OR
    (C) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION, (2) AGREES THAT IT WILL NOT WITHIN THREE YEARS AFTER THE ORIGINAL ISSUANCE OF THIS SECURITY RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) INSIDE THE UNITED STATES TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE ACT, (C) INSIDE THE UNITED STATES TO AN ACCREDITED INVESTOR THAT, PRIOR TO SUCH TRANSFER, FURNISHES (OR HAS FURNISHED ON ITS BEHALF BY A U.S. BROKER-DEALER) TO THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE RESTRICTIONS ON TRANSFER OF THIS SECURITY (THE FORM OF WHICH LETTER CAN BE OBTAINED FROM THE TRUSTEE FOR THIS SECURITY), (D) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE ACT, (E) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE ACT (IF AVAILABLE), OR (F) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THIS SECURITY WITHIN THREE YEARS AFTER THE ORIGINAL ISSUANCE OF THIS SECURITY, IF THE PROPOSED TRANSFEREE IS AN ACCREDITED INVESTOR, THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE TRUSTEE AND THE ISSUER SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS EITHER OF THEM MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE ACT. AS USED HEREIN, THE TERMS "OFFSHORE TRANSACTION," "UNITED STATES" AND "U.S. PERSON" HAVE THE RESPECTIVE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE ACT.

    6. It shall not sell or otherwise transfer such Old Notes to, and each purchaser represented and covenanted that it did not acquire the Old
Notes for or on behalf of, and will not transfer the Old Notes to, any pension or welfare plan (as defined in Section 3 of the Employee Retirement Income Security Act of 1974 ("ERISA")), except that such a purchase for or on behalf of a pension or welfare plan shall be permitted:

       a. to the extent such purchase is made by or on behalf of a bank collective investment fund maintained by the purchaser in which, at any time while the Old Notes are held by the purchaser, no plan (together with any other plans maintained by the same employer or employee organization) has an interest in excess of 10% of the total assets in such collective investment fund and the conditions of Section III of Prohibited Transaction Class Exemption 91-38 issued by the Department of Labor are satisfied;

       b. to the extent such purchase is made by or on behalf of an insurance company pooled separate account maintained by the purchaser in which, at any time while the Old Notes are held by the purchaser, no plan (together with any other plans maintained by the same employer or employee organization) has an interest in excess of 10% of the total of all assets in such pooled separate account and the conditions of Section III of Prohibited Transaction Class Exemption 90-1 issued by the Department of Labor are satisfied;

       c. to the extent such purchase is made on behalf of a plan by (i) an investment adviser registered under the Investment Advisors Act of
    1940 that had as of the last day of its most recent fiscal year total assets under its management and control in excess of $50,000,000 and had stockholders' or partners' equity in excess of $750,000, as shown in its most recent balance sheet prepared in accordance with generally accepted accounting principles, (ii) a bank as defined in Section 202(a)(2) of the Investment Advisers Act of 1940 with equity capital in excess of $1,000,000 as of the last day of its most recent fiscal year, (iii) an insurance company which is qualified under the laws of more than one state to manage, acquire or dispose of any assets of a plan, which insurance company has, as of the last day of its most recent fiscal year, net worth in excess of $1,000,000 and which is subject to supervision and examination by a state authority having supervision over insurance companies, or (iv) a savings and loan association, the accounts of which are insured by the Federal Savings and Loan Insurance Corporation, that has made application for and been granted trust powers to manage, acquire or dispose of assets of a plan by a State or Federal authority having supervision over savings and loan associations, which savings and loan association has, as of the last day of its most recent fiscal year, equity capital or net worth in excess of $1,000,000 and, in any case, such investment adviser, bank, insurance company or savings and loan association is otherwise a qualified professional asset manager, as such term is used in Prohibited Transaction Exception 84-14 issued by the Department of Labor, and the assets of such plan when combined with the assets of other plans established or maintained by the same employer (or affiliate thereof) or employee organization and managed by such investment advisor, bank, insurance company or savings and loan association do not represent more than 20% of the total client assets managed by such investment adviser, bank, insurance company or savings and loan association and the conditions of Section I of such exemption are otherwise satisfied;

       d. to the extent such plan is a governmental plan (as defined in Section 3 of ERISA) which is not subject to the provisions of Title I of
    ERISA or Section 4975 of the Internal Revenue Code; or

       e. to the extent that the assets used to acquire the Old Notes are assets of an insurance company general account and the purchase of the Old  Notes is  exempt  under the  provisions of  Prohibited  Transaction
    Exemption 95-60, published by the Department of Labor in the Federal Register on July 12, 1995.

    7. It acknowledged that the Trustee for the Old Notes will not be required to accept for registration of transfer any Old Notes acquired by it, except upon presentation of evidence satisfactory to PRI and the Trustee that the restrictions set forth herein have been complied with.

    8. It acknowledged that PRI, the Initial Purchasers and others have relied and will continue to rely upon the truth and accuracy of the foregoing acknowledgments, representations and agreements and agreed that if any of the acknowledgments, representations or agreements deemed to have been made by its purchase of the Old Notes are no longer accurate, it shall promptly notify PRI and the Initial Purchasers. If it acquired the Old Notes as a fiduciary or agent for one or more investor accounts, it represented that it has sole investment discretion with respect to each such account and it has full power to make the foregoing acknowledgments, representations, and agreements on behalf of each account.

                              PLAN OF DISTRIBUTION

    Based on interpretations by the Staff set forth in no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for the Old Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an affiliate of the Company, (ii) a broker-dealer who acquired Old Notes directly from the Company or (iii) a broker-dealer who acquired Old Notes as a result of market-making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such

Exchange Notes are acquired in the ordinary course of such holders' business, and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such Exchange Notes; provided that broker-dealers ("Participating Broker-Dealers") receiving Exchange Notes in the Exchange Offer will be subject to a prospectus delivery requirement with respect to resales of such Exchange Notes. To date, the Staff has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as the exchange pursuant to the Exchange Offer (other than a resale of an unsold allotment from the sale of the Old Notes to the Initial Purchasers) with the prospectus contained in the Registration Statement. Pursuant to the Registration Rights Agreement, the Company has agreed to permit Participating Broker Dealers and other persons, if any, subject to similar prospectus delivery requirements to use this Prospectus in connection with the resale of such Exchange Notes. The Company has agreed that, for a period of 180 days after the Exchange Date, it will make this Prospectus, and any amendment or supplement to this Prospectus, available to any broker-dealer that requests such documents in the Letter of Transmittal.

    Each holder of the Old Notes who wishes to exchange its Old Notes for Exchange Notes in the Exchange Offer will be required to make certain representations to the Company as set forth in "The Exchange Offer -- Terms and Conditions of the Letter of Transmittal." In addition, each holder who is a broker-dealer and who receives Exchange Notes for its own account in exchange for Old Notes that were acquired by it as a result of market-making activities or other trading activities, will be required to acknowledge that it will deliver a prospectus in connection with any resale by it of such Exchange Notes.

    The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/ or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    The Company has agreed to pay all expenses incidental to the Exchange Offer other than commissions and concession of any brokers or dealers and will indemnify holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act, as set forth in the Registration Rights Agreement.

                                 LEGAL MATTERS

    The validity of the Exchange Notes will be passed upon for the Company by Winston & Strawn, Chicago, Illinois.

                                    EXPERTS

    The financial statements of the Company included in this Prospectus have been audited by KPMG Peat Marwick LLP, independent certified public accountants, to the extent and for the periods indicated in their report thereon. Such financial statements have been included in reliance upon the reports of KPMG Peat Marwick LLP.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                             PAGE
                                                                                                           REFERENCE
                                                                                                         -------------
PACKAGING RESOURCES INCORPORATED

Independent Auditors' Report...........................................................................          F-2
Balance Sheets as of February 28, 1995 and February 29, 1996...........................................          F-3
Statements of Operations for the years ended February 28, 1994 and 1995 and February 29, 1996..........          F-4
Statements of Stockholder's Equity for the years ended February 28, 1994 and 1995 and February 29,
 1996..................................................................................................          F-5
Statements of Cash Flows for the years ended February 28, 1994 and 1995 and February 29, 1996..........          F-6
Notes to Financial Statements..........................................................................          F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholder of
Packaging Resources Incorporated:

    We have audited the accompanying balance sheets of Packaging Resources Incorporated as of February 28, 1995 and February 29, 1996, and the related statements of operations, stockholder's equity, and cash flows for each of the years in the three-year period ending February 29, 1996. These financial statements are the responsibility of the management of Packaging Resources
Incorporated. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Packaging Resources Incorporated as of February 28, 1995 and February 29, 1996, and the results of its operations and its cash flows for each of the years in the three-year period ended February 29, 1996 in conformity with generally accepted accounting principles.

    As discussed in note 12 to the financial statements, the Company adopted the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," in fiscal 1994.

                                          KPMG Peat Marwick LLP

Chicago, Illinois
March 20, 1996

                        PACKAGING RESOURCES INCORPORATED

                                 BALANCE SHEETS

                    FEBRUARY 28, 1995 AND FEBRUARY 29, 1996
            (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                 ASSETS                                     1995       1996
                                                                          ---------  ---------
Current assets:
  Cash..................................................................  $     232        398
  Accounts receivable, net of allowance for doubtful accounts of $200
   and $156 in 1995 and 1996, respectively..............................     11,286     10,719
  Inventories...........................................................     24,977     21,394
  Prepaid expenses......................................................        119        646
  Income tax receivable.................................................      1,468         44
  Deferred income taxes.................................................      1,107        922
                                                                          ---------  ---------
Total current assets....................................................     39,189     34,123

Property, plant, and equipment, net.....................................     56,213     52,352
Intangibles, net........................................................     19,610     20,454
Other assets............................................................      6,954      3,754
                                                                          ---------  ---------
                                                                          $ 121,966    110,683
                                                                          ---------  ---------
                                                                          ---------  ---------

                  LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Current maturities of long-term debt..................................      6,550     10,350
  Accounts payable......................................................      8,547      2,615
  Accrued expenses......................................................      4,720      3,912
  Income taxes payable..................................................     --            284
                                                                          ---------  ---------
Total current liabilities...............................................     19,817     17,161

Long-term debt, excluding current maturities............................     77,627     67,174
Deferred income taxes...................................................      7,590      8,083
                                                                          ---------  ---------
Total liabilities.......................................................    105,034     92,418
                                                                          ---------  ---------
Stockholder's equity:
  Common stock, $.01 par value. 1,000 shares authorized, issued, and
   outstanding in 1995 and 1996.........................................     --         --
  Additional paid-in capital............................................     20,278     20,278
  Retained earnings (accumulated deficit)...............................     (3,346)    (2,013)
                                                                          ---------  ---------
Total stockholder's equity..............................................     16,932     18,265
                                                                          ---------  ---------
                                                                          $ 121,966    110,683
                                                                          ---------  ---------
                                                                          ---------  ---------

   The accompanying notes are an integral part of these financial statements.

                        PACKAGING RESOURCES INCORPORATED
                            STATEMENTS OF OPERATIONS
          YEARS ENDED FEBRUARY 28, 1994 AND 1995 AND FEBRUARY 29, 1996
            (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                                                  1994        1995        1996
                                                                               ----------  ----------  ----------
Net sales....................................................................  $  118,844     135,696     133,756
Cost of goods sold...........................................................      93,248     113,928     111,448
                                                                               ----------  ----------  ----------
Gross profit.................................................................      25,596      21,768      22,308
Selling, general, and administrative expenses................................       6,657       8,407       6,864
Amortization of intangibles and other assets.................................       1,122       3,102       2,434
Nonrecurring charge (note 10)................................................      --           7,257      --
                                                                               ----------  ----------  ----------
Operating income.............................................................      17,817       3,002      13,010
Interest expense, net of interest income of $129 and $77 in 1994 and 1995,
 respectively................................................................       5,482       8,503      10,671
                                                                               ----------  ----------  ----------
Income (loss) before income taxes, extraordinary item, and cumulative effect
 of change in accounting principle...........................................      12,335      (5,501)      2,339
Income tax expense (benefit).................................................       5,057      (1,980)      1,006
                                                                               ----------  ----------  ----------
Income (loss) before extraordinary item and cumulative effect of change in
 accounting principle........................................................       7,278      (3,521)      1,333
                                                                               ----------  ----------  ----------
Extraordinary item -- loss on early extinguishment of debt,
 net of tax..................................................................       2,743      --          --
Cumulative effect at March 1, 1993 of change in accounting for income taxes
 (note 12)...................................................................       2,300      --          --
                                                                               ----------  ----------  ----------
Net income (loss)............................................................  $    2,235      (3,521)      1,333
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

   The accompanying notes are an integral part of these financial statements.

                        PACKAGING RESOURCES INCORPORATED
                       STATEMENTS OF STOCKHOLDER'S EQUITY
          YEARS ENDED FEBRUARY 28, 1994 AND 1995 AND FEBRUARY 29, 1996
            (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                                         SERIES B 10%                  RETAINED       TOTAL
                                                                          CUMULATIVE    ADDITIONAL     EARNINGS      STOCK-
                                               COMMON     COMMON STOCK     PREFERRED      PAID-IN    (ACCUMULATED   HOLDER'S
                                                STOCK       WARRANTS         STOCK        CAPITAL      DEFICIT)      EQUITY
                                             -----------  -------------  -------------  -----------  -------------  ---------
Balances at February 28, 1993..............   $       8             2         --               525           599        1,134
Amortization of the excess of redemption
 value over fair value of Series A
 preferred stock...........................      --            --             --               (74)       --              (74)
Repurchase of 10,000 shares of Series A,
 10% cumulative preferred stock............      --            --             --            (1,327)       --           (1,327)
Repurchase of common stock warrants........      --                (2)        --           (13,854)       --          (13,856)
Reverse stock split of 754,000 shares of
 common stock, $.01 par value, to 1,000
 shares of common stock, $.01 par value....          (8)       --             --                 8        --           --
Redemption of 2,500 shares of Series B, 10%
 cumulative preferred stock................      --            --             --            (2,500)       --           (2,500)
Issuance of 1,000 shares of common stock,
 $.01 par value and contribution of
 additional paid-in capital................      --            --             --            40,000        --           40,000
Dividends paid:
  Series A preferred stock.................      --            --             --            --              (461)        (461)
  Series B preferred stock.................      --            --             --            --              (115)        (115)
  Common stock.............................      --            --             --            --            (2,083)      (2,083)
Net income.................................      --            --             --            --             2,235        2,235
                                                    ---           ---            ---    -----------       ------    ---------
Balances at February 28, 1994..............      --            --             --            22,778           175       22,953
Dividends paid on common stock.............      --            --             --            (2,500)       --           (2,500)
Net income.................................      --            --             --            --            (3,521)      (3,521)
                                                    ---           ---            ---    -----------       ------    ---------
Balances at February 28, 1995..............      --            --             --            20,278        (3,346)      16,932
Net income.................................      --            --             --            --             1,333        1,333
                                                    ---           ---            ---    -----------       ------    ---------
Balances at February 29, 1996..............   $  --            --             --            20,278        (2,013)      18,265
                                                    ---           ---            ---    -----------       ------    ---------
                                                    ---           ---            ---    -----------       ------    ---------

   The accompanying notes are an integral part of these financial statements.

                        PACKAGING RESOURCES INCORPORATED
                            STATEMENTS OF CASH FLOWS
          YEARS ENDED FEBRUARY 28, 1994 AND 1995 AND FEBRUARY 29, 1996
            (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                                                        1994       1995       1996
                                                                                     ----------  ---------  ---------
Cash flows from operating activities:
  Net income (loss)................................................................  $    2,235     (3,521)     1,333
  Adjustments to reconcile net income (loss) to net cash provided by (used in)
   operating activities:
    Depreciation and amortization..................................................       6,984     11,340     11,381
    Deferred income taxes..........................................................       5,191     (1,481)       678
    Loss on sale of property, plant, and equipment.................................         314      1,034         31
    Change in assets and liabilities net of effects from the purchase of Louisiana
     Plastics, Incorporated and Miner Container:
      Accounts receivable..........................................................        (993)     5,710        567
      Inventories..................................................................      (5,290)       977      3,583
      Prepaid expenses.............................................................        (391)       638       (527)
      Other assets.................................................................      (1,831)       (87)      (239)
      Accounts payable.............................................................      (1,058)       306     (5,932)
      Accrued expenses.............................................................      (8,222)    (3,416)      (808)
      Income taxes.................................................................      (1,445)       (28)     1,708
                                                                                     ----------  ---------  ---------
Net cash provided by (used in) operating activities................................      (4,506)    11,472     11,775
                                                                                     ----------  ---------  ---------
Cash flows from investing activities:
  Proceeds from sale of property, plant, and equipment.............................       1,241        237         29
  Payment for purchase of the net assets from Louisiana Plastics, Incorporated and
   Miner Container, net of cash acquired...........................................     (42,957)    (1,500)    (1,536)
  Capital expenditures.............................................................      (5,556)    (7,925)    (3,449)
  Notes receivable from related party..............................................        (130)     1,938     --
  Other, net.......................................................................        (155)    --         --
                                                                                     ----------  ---------  ---------
Net cash used in investing activities..............................................     (47,557)    (7,250)    (4,956)
                                                                                     ----------  ---------  ---------
Cash flows from financing activities:
  Net borrowings (payments) under credit agreement.................................       2,222       (834)    (5,603)
  Retirement of Miner line-of-credit agreement.....................................      (1,752)    --         --
  Retirement of capital expenditure loan...........................................      (4,440)    --         --
  Retirement of senior subordinated note...........................................     (24,000)    --         --
  Retirement of term loan..........................................................     (12,117)    --         --
  Net borrowings from term loan....................................................      77,161     --         --
  Repurchase of common stock warrants..............................................     (13,856)    --         --
  Redemption of preferred stock, Series A..........................................     (10,000)    --         --
  Proceeds from capital contribution...............................................      37,500     --         --
  Issuance (payment) of promissory notes...........................................       4,200     (1,350)    (1,050)
  Dividends paid...................................................................      (2,659)    (2,500)    --
  Premium on senior subordinated notes.............................................         474     --         --
                                                                                     ----------  ---------  ---------
Net cash provided by (used in ) financing activities...............................      52,733     (4,684)    (6,653)
                                                                                     ----------  ---------  ---------
Net increase (decrease) in cash....................................................         670       (462)       166
Cash at beginning of year..........................................................          24        694        232
                                                                                     ----------  ---------  ---------
Cash at end of year................................................................  $      694        232        398
                                                                                     ----------  ---------  ---------
                                                                                     ----------  ---------  ---------
Supplemental disclosure of cash flow information -- cash paid for:
  Interest.........................................................................  $    5,003      8,881      9,239
  Income taxes.....................................................................         373        432        117
Supplemental disclosure of noncash financing activities -- cancellation of
 preferred stock, Series B.........................................................      (2,500)    --         --

   The accompanying notes are an integral part of these financial statements.

                        PACKAGING RESOURCES INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS

                FEBRUARY 28, 1994 AND 1995 AND FEBRUARY 29, 1996
            (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE INFORMATION)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
    (A)  DESCRIPTION OF BUSINESS

    Packaging Resources Incorporated (PRI or the Company) was organized in 1984 as a wholly owned subsidiary of HPH Industries, Ltd. (HPH). During fiscal 1994 PRI Holdings, Inc. (Holdings) acquired all of the common stock of PRI from HPH. During fiscal 1995 Holdings changed its name to Packaging Resources Group, Inc. (Group). Packaging Resources Group, Inc. is a wholly owned subsidiary of HPH.

    The primary business of PRI is the manufacture and sale of promotional beverage cups and plastic packaging for the food, dairy, and pharmaceutical industries. PRI has manufacturing facilities in Coleman, Michigan; Fort Worth, Texas; Kansas City, Missouri; Lenexa, Kansas; Mt. Carmel, Pennsylvania; and New Vienna, Ohio.

    (B)  INVENTORIES

    Inventories are stated at the lower of first-in, first-out cost or net realizable value.

    (C)  PROPERTY, PLANT, AND EQUIPMENT

    Property, plant, and equipment are stated at cost. Depreciation on plant and equipment is calculated on the straight-line method over the following estimated useful lives of the assets:

Furniture and fixtures............................................    5 years
Molds.............................................................  3-5 years
Machinery and equipment...........................................   13 years
Buildings and improvements........................................   25 years
Land improvements.................................................   35 years

    Leasehold improvements are amortized ratably over the shorter of the lease term or estimated useful life of the assets.

    (D)  INTANGIBLES

    Intangibles consists of patent costs and the excess of the cost over the fair value of net assets purchased. The intangibles are amortized on a straight-line basis over their useful lives of 14 years to 40 years. Accumulated amortization was $3,172 and $3,865 at February 28, 1995 and February 29, 1996, respectively.

    At each balance sheet date, PRI evaluates the realizable value of intangibles on the basis of whether the intangibles are fully recoverable from projected, undiscounted net cash flows. Based on its most recent analysis, PRI believes no impairment of the carrying values of intangibles exists.

    (E)  OTHER ASSETS

    The costs of noncompete agreements and debt issuance costs included in other assets are amortized over their respective useful lives on the straight-line method.

    (F)  INCOME TAXES

    PRI is included in the consolidated Federal income tax return of HPH. Federal income taxes are calculated on a separate company basis and remitted to HPH.

    In February 1992 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (Statement 109). Statement 109 requires a change from the deferred method of accounting for income taxes of APB Opinion 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax

                        PACKAGING RESOURCES INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS

                FEBRUARY 28, 1994 AND 1995 AND FEBRUARY 29, 1996
      (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE INFORMATION) (CONTINUED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations for the period that includes the enactment date.

    Effective March 1, 1993 PRI adopted Statement 109 and has reported the cumulative effect of that change in the method of accounting for income taxes in the statement of operations for the year ended February 28, 1994.

    (G)  RETIREMENT PLANS

    PRI has two defined contribution retirement plans covering substantially all of its employees. PRI's Money Purchase Retirement Plan is funded entirely by employer contributions based upon a defined percentage of participating employees compensation. PRI also has a 401(k) plan where participants elect to have a designated percentage of their salary withheld and contributed to the plan.

    (H)  USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    (I)  FINANCIAL STATEMENT RECLASSIFICATION

    Certain amounts in the 1994 and 1995 financial statements have been reclassified to conform with the 1996 presentation.

(2) ACQUISITION OF BUSINESSES
    On March 12, 1993 PRI acquired substantially all of the assets of Louisiana Plastics, Incorporated (LPI). LPI was engaged in the business of manufacturing plastic food containers and promotional beverage cups. Results of LPI are included in PRI's statement of operations from the date of acquisition. The purchase price was $22,122, consisting of $20,122 in cash and $2,000 of debt.

    In connection with the purchase of LPI, PRI's bank credit agreement was amended. The amendment extended the credit facility to $43,800, consisting of a revolving credit facility of up to $20,000 and a term loan in aggregate principal amount of $23,800. All property acquired from LPI together with PRI's remaining property and assets were pledged as collateral for amounts borrowed under this agreement. The amendment contained certain covenants relating to PRI's financial condition and restrictions on capital expenditures. PRI borrowed $18,182 under the amended agreement for the cash purchase price.

    As part of the transaction, the preceding owner entered into a two-year noncompete agreement with PRI. The $500 cost of the noncompete agreement was included in the purchase price.

    The acquisition of LPI is being accounted for as a purchase and, accordingly, the acquired assets and liabilities have been recorded at their estimated fair values at the date of the acquisition. As the purchase price did not exceed the fair value of the net assets acquired, no goodwill was recorded.

    On December 15, 1993 PRI acquired all issued and outstanding shares of capital stock of Miner Container of Missouri, Inc. and Miner Container of Texas, Inc. Additionally, PRI acquired specific assets and liabilities of Miner Container Printing, Inc. (all businesses acquired are collectively hereafter referred to

                        PACKAGING RESOURCES INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS

                FEBRUARY 28, 1994 AND 1995 AND FEBRUARY 29, 1996
      (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE INFORMATION) (CONTINUED)

(2) ACQUISITION OF BUSINESSES (CONTINUED) as Miner). Miner is engaged in the business of manufacturing plastic food containers and promotional beverage cups. Results of Miner are included in PRI's statement of operations from the date of acquisition. The purchase price was $20,950, consisting of $11,750 in cash and $9,200 of debt of which $7,000 was paid prior to February 28, 1994.

    In connection with the purchase of Miner, the credit agreement was amended to extend the credit facility to $95,000, including a maximum revolving credit line of $15,000 and a term loan in aggregate principal amount of $80,000. All Miner property acquired has been pledged as collateral for amounts borrowed under this agreement. The amendment contains certain covenants relating to PRI's financial condition and restrictions on capital expenditures. PRI borrowed $22,000 under the amended agreement for the cash purchase price and to retire other debt assumed in the acquisition.

    As part of the transaction, the preceding owners entered into a two-year noncompete agreement with PRI. Of the $4,400 cost of the noncompete agreement, $1,100 was paid December 31, 1993, $1,100 was paid January 3, 1994, $1,100 was paid January 2, 1995, and the remaining $1,100 initially was due January 2, 1995. PRI renegotiated the payment terms relating to the final payment of $1,100. As a result, $800 was paid on April 13, 1995, and the remaining $300 is due in March of 1996. The outstanding obligation of $1,100 became interest-bearing on January 2, 1995 at a rate of 1.5% over prime rate.

    The Miner acquisition is being accounted for as a purchase and, accordingly, the acquired assets and liabilities were recorded at their preliminary estimated fair values at the date of the acquisition. The $9,918 preliminary excess of the purchase price over the fair market value of the net assets was recorded. During fiscal 1995 PRI's final determination of the purchase price of Miner resulted in the excess of the purchase price over the fair market value of the net assets acquired increasing by $1,500.

    PRI had contingent consideration of up to $2,300 associated with the purchase of Miner. During fiscal 1996, PRI made payments towards this balance of $1,536 resulting in a remaining contingent consideration of $764. However, as the probability and amount of payment are uncertain, no amount relating to this remaining contingency has been recorded. Subsequent payments result in an adjustment to increase the excess of the purchase price over the fair market value of the net assets acquired.

(3) INVENTORIES
    Inventories consist of the following at February 28, 1995 and February 29, 1996:

                                                                             1995       1996
                                                                           ---------  ---------
Finished goods...........................................................  $  15,637     13,065
Raw materials............................................................      5,718      4,407
Supplies and mold materials..............................................      3,622      3,922
                                                                           ---------  ---------
  Total..................................................................  $  24,977     21,394
                                                                           ---------  ---------
                                                                           ---------  ---------

                        PACKAGING RESOURCES INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS

                FEBRUARY 28, 1994 AND 1995 AND FEBRUARY 29, 1996
      (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE INFORMATION) (CONTINUED)

(4) PROPERTY, PLANT, AND EQUIPMENT
    Property, plant, and equipment consist of the following at February 28, 1995 and February 29, 1996:

                                                                                               1995        1996
                                                                                            ----------  ----------
Land......................................................................................  $      309         309
Buildings.................................................................................      10,019      10,156
Machinery, equipment, and fixtures........................................................      77,471      80,271
Leasehold improvements....................................................................         157         157
Construction in progress..................................................................       1,238       1,562
                                                                                            ----------  ----------
                                                                                                89,194      92,455
Less allowance for depreciation and amortization..........................................     (32,981)    (40,103)
                                                                                            ----------  ----------
Total.....................................................................................  $   56,213      52,352
                                                                                            ----------  ----------
                                                                                            ----------  ----------

    Construction in progress includes machinery and equipment which have not yet been placed in service and molds which are in the process of being manufactured. Depreciation expense for the years ended February 28, 1994 and 1995 and February 29, 1996 was $5,157, $7,390, and $7,287, respectively.

(5) OTHER ASSETS
    Other assets consist of the following at February 28, 1995 and February 29, 1996:

                                                                                                   1995       1996
                                                                                                 ---------  ---------
Debt issuance cost, net........................................................................  $   3,673      2,213
Noncompete agreements, net.....................................................................      1,741     --
Leased equipment, net..........................................................................      1,531      1,479
Other..........................................................................................          9         62
                                                                                                 ---------  ---------
                                                                                                 $   6,954      3,754
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

    The debt issuance costs were incurred in connection with the revolving line of credit, the 12.5% senior subordinated notes issued by Group, and the term loan described in note 8. The cost is being amortized over the remaining life of the debt. Amortization of these costs was $705, $848 and $1,660 for the years ended February 28, 1994 and 1995 and February 29, 1996, respectively. The noncompete agreements resulted from the acquisitions as discussed in note 2 and are being amortized over two years from the date of acquisitions. Leased equipment represents equipment leased and available for lease to PRI's customers.

(6) LEASES
    PRI has several noncancelable operating leases for substantial portions of the Company's plant and office facilities and machinery and equipment. Leased plant and office facilities generally contain renewal options. Rental expense for operating leases for the years ended February 28, 1994 and 1995 and February 29, 1996 aggregated approximately $2,083, $2,547, and $2,062, respectively. Additionally, PRI has several facilities which are being subleased.

                        PACKAGING RESOURCES INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS

                FEBRUARY 28, 1994 AND 1995 AND FEBRUARY 29, 1996
      (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE INFORMATION) (CONTINUED)

(6) LEASES (CONTINUED)
    Future  minimum   lease  payments   and   related  sublease   income   under
noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of February 29, 1996 are:

                                                                                              OPERATING    OPERATING
                                                                                                LEASE      SUBLEASE
FISCAL YEAR                                                                                   PAYMENTS      INCOME
- -------------------------------------------------------------------------------------------  -----------  -----------
1997.......................................................................................   $   1,970         (855)
1998.......................................................................................       1,766         (570)
1999.......................................................................................       1,276         (505)
2000.......................................................................................       1,207         (505)
2001.......................................................................................         970         (168)
                                                                                             -----------  -----------
Total minimum lease payments (income)......................................................   $   7,189       (2,603)
                                                                                             -----------  -----------
                                                                                             -----------  -----------

(7) ACCRUED EXPENSES
    Accrued expenses consist of the following at February 28, 1995 and February 29, 1996:

                                                                                                    1995       1996
                                                                                                  ---------  ---------
Interest........................................................................................  $      18         27
Vacation........................................................................................      1,056      1,056
Pension.........................................................................................      1,095        985
Other...........................................................................................      2,551      1,844
                                                                                                  ---------  ---------
                                                                                                  $   4,720      3,912
                                                                                                  ---------  ---------
                                                                                                  ---------  ---------

(8) LONG-TERM DEBT
    On June 30, 1993 PRI obtained a credit facility, fully described below, which includes a revolving credit loan. The revolving credit loan balance is limited to $15,000, with substantially all of PRI's property pledged as collateral for amounts borrowed. The balance outstanding under this revolving credit loan was $5,000, $15,000, and $15,000 at February 28, 1994 and 1995 and
February 29, 1996, respectively.

    The borrowing base for the revolving credit loan consists of specific accounts receivable and inventories. PRI borrows at the base rate (Base Rate) which is equal to one and one-half percent over the prime rate (8.25% at February 29, 1996) on the outstanding balance.

    Beginning in September of 1994, PRI was not in compliance with certain debt covenants. As a result, from October 1, 1994 through March 31, 1995, PRI was required to borrow funds at the Base Rate plus two percentage points.

    On March 31, 1995, PRI restructured their credit facility and their debt covenants. In conjunction with this restructuring, PRI received a waiver for noncompliance with certain debt covenants through March 31, 1995. Thereafter, PRI was in compliance with all restructured debt covenants throughout fiscal 1996.

    The revolving loan matures on the earlier of the maturity date of the term loan (June 30, 1997) or the date of repayment of the term loan.

                        PACKAGING RESOURCES INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS

                FEBRUARY 28, 1994 AND 1995 AND FEBRUARY 29, 1996
      (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE INFORMATION) (CONTINUED)

(8) LONG-TERM DEBT (CONTINUED)
    Long-term debt consists of the following at February 28, 1995 and February 29, 1996:

                                                                                                1995       1996
                                                                                              ---------  ---------
Revolving credit loan, interest at Base Rate during 1995, payable in June of 1997...........  $  15,000     15,000
Term loan, interest at eurodollar rate plus 2.75% through October 1994 and interest at prime rate plus 1.5% since October 1994, payable in quarterly installments through June 30,
 1997.......................................................................................     66,327     60,724
Promissory note, interest at prime plus 0.75% and effective March 12, 1995, interest at
 prime plus 2.0%, payable in installments semiannually through July of 1997.................      1,750      1,500
Promissory note, interest-bearing at prime plus 1.5% beginning January 1995; $800 payable in
 April of 1995 and $300 payable in March of 1996............................................      1,100        300
                                                                                              ---------  ---------
                                                                                                 84,177     77,524
Less current maturities of long-term debt...................................................      6,550     10,350
                                                                                              ---------  ---------
                                                                                              $  77,627     67,174
                                                                                              ---------  ---------
                                                                                              ---------  ---------

    On June 30, 1993, PRI entered into a new credit agreement initially providing for a $55,000 term loan and a $20,000 revolving credit facility. On December 15, 1993, the terms of this agreement were amended to increase the term loan to $80,000 and reduce the revolving credit facility to $15,000. Substantially all of PRI's property has been pledged as collateral for amounts borrowed under the agreement. Interest is due on either a one, three, or six month basis for borrowings under the eurodollar interest rate or quarterly for borrowings under the Base Rate. There is an annual fee of one-half of one percent on the unused credit commitment, payable quarterly.

    This credit agreement contains restrictions on incurring additional debt or liens, making investments, or making payments such as dividends, stock repurchases, or debt prepayments, and payments to affiliates. These agreements also contain various financial covenants such as interest coverage ratio, working capital, and net worth. PRI paid approximately $4,600 in fees in connection with the new credit agreement and the 12.5% senior subordinated notes issued by Group.

    As discussed in note 2, in connection with the Miner acquisition, a two-year noncompete agreement was entered into by PRI. Of the $4,400 cost of the noncompete agreement, $1,100 was paid December 31, 1993, $1,100 was paid January 3, 1994, $1,100 was paid January 2, 1995, and the remaining $1,100 initially was due January 2, 1995. PRI renegotiated the payment terms relating to the final payment of $1,100. As a result, $800 was paid on April 13, 1995, and the remaining $300 is due March 1, 1996. The outstanding obligation of $1,100 became interest-bearing on January 2, 1995 at a rate of 1.5% over prime rate.

    Aggregate maturities of long-term debt after February 29, 1996 are as follows:

FISCAL YEAR                                                                                               AMOUNT
- -------------------------------------------------------------------------------------------------------  ---------
1997...................................................................................................  $  10,350
1998...................................................................................................     67,174
1999...................................................................................................     --
2000...................................................................................................     --
2001...................................................................................................     --
                                                                                                         ---------
                                                                                                         $  77,524
                                                                                                         ---------
                                                                                                         ---------

                        PACKAGING RESOURCES INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS

                FEBRUARY 28, 1994 AND 1995 AND FEBRUARY 29, 1996
      (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE INFORMATION) (CONTINUED)

(9) COMMON STOCK, ADDITIONAL PAID-IN CAPITAL, REDEEMABLE EXCHANGEABLE PREFERRED STOCK, AND COMMON STOCK PURCHASE WARRANTS
    During fiscal 1990 PRI issued 52,632 detachable common stock purchase warrants to the holder of the redeemable exchangeable preferred stock under an amended Stock Purchase Agreement. PRI also had 246,000 outstanding detachable common stock purchase warrants which were issued in 1986 with the 13.5% senior subordinated notes and redeemable exchangeable preferred stock. The warrants were purchased by PRI for $13,856 on June 30, 1993. PRI also redeemed the Redeemable Exchangeable Preferred Stock on June 30, 1993 for $10,000 plus accrued dividends.

    Group acquired all issued and outstanding capital stock of PRI and, simultaneously with such transaction, Group caused PRI to reconstitute its capital structure through the replacement of its bank credit facility and redemption of its outstanding (i) 13.5% Senior Subordinated Notes due 1996, (ii) shares of Redeemable Exchangeable Preferred Stock, and (iii) warrants to purchase stock. In connection with this refinancing, Group made a capital contribution to PRI consisting of $37,500 in cash and 2,500 shares of Redeemable Convertible Junior Preferred Stock.

    In June 1993 HPH exchanged all of the outstanding shares of common stock of PRI, par value $.01 per share, for 56,250 shares of the common stock of Group, par value $.01 per share. HPH also exchanged its shares of PRI's Series B Redeemable Convertible Junior Preferred Stock, par value $.01 per share, for $2,500 principal amount of the 12.5% senior subordinated notes issued by Group.

    In connection with the March of 1995 restructured credit agreement, dividend payments are prohibited by PRI.

(10)NONRECURRING CHARGE
    During fiscal 1995 a nonrecurring charge was incurred relating to the following items:

Shutdown of manufacturing facilities................................................  $   6,363
Write-off of costs associated with the public debt offering that was not completed
 by PRI.............................................................................        894
                                                                                      ---------
                                                                                      $   7,257
                                                                                      ---------
                                                                                      ---------

(11)EARLY EXTINGUISHMENT OF DEBT
    During fiscal 1994, in connection with the reconstituting of the capital structure as discussed in note 8, the difference between the amount paid to extinguish the debt and net carrying amount of the debt was recorded as an extraordinary item, net of taxes in the accompanying statements of operations.

(12)INCOME TAXES
    As discussed in note 1, PRI adopted Statement 109 as of March 1, 1993. The cumulative effect of this change in accounting for income taxes of $2,300 is determined as of March 1, 1993 and is reported separately in the statement of operations for the year ended February 28, 1994.

    Total income tax expense (benefit) for the years ended February 28, 1994 and 1995 and February 29, 1996 was allocated as follows:

                                                                                         1994       1995       1996
                                                                                       ---------  ---------  ---------
Income (loss) from operations........................................................  $   5,057     (1,980)     1,006
Extraordinary item -- loss on early extinguishment of debt...........................     (1,906)    --         --
                                                                                       ---------  ---------  ---------
                                                                                       $   3,151     (1,980)     1,006
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------

                        PACKAGING RESOURCES INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS

                FEBRUARY 28, 1994 AND 1995 AND FEBRUARY 29, 1996
      (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE INFORMATION) (CONTINUED)

(12)INCOME TAXES (CONTINUED)
    Income tax expense (benefit) attributable to income before income taxes, extraordinary item, and cumulative effect of change in accounting principle for the years ended February 28, 1994 and 1995 and February 29, 1996 consists of:

                                                                                                     1994
                                                                                      -----------------------------------
                                                                                        CURRENT     DEFERRED      TOTAL
                                                                                      -----------  -----------  ---------
Federal.............................................................................   $   1,764        2,084       3,848
State...............................................................................         666          543       1,209
                                                                                      -----------  -----------  ---------
                                                                                       $   2,430        2,627       5,057
                                                                                      -----------  -----------  ---------
                                                                                      -----------  -----------  ---------


                                                                                                     1995
                                                                                      -----------------------------------
                                                                                        CURRENT     DEFERRED      TOTAL
                                                                                      -----------  -----------  ---------
Federal.............................................................................   $    (668)      (1,184)     (1,852)
State...............................................................................         169         (297)       (128)
                                                                                      -----------  -----------  ---------
                                                                                       $    (499)      (1,481)     (1,980)
                                                                                      -----------  -----------  ---------
                                                                                      -----------  -----------  ---------

                                                                                                     1996
                                                                                      -----------------------------------
                                                                                        CURRENT     DEFERRED      TOTAL
                                                                                      -----------  -----------  ---------
Federal.............................................................................   $     103          546         649
State...............................................................................         225          132         357
                                                                                      -----------  -----------  ---------
                                                                                       $     328          678       1,006
                                                                                      -----------  -----------  ---------
                                                                                      -----------  -----------  ---------

    Income tax expense (benefit) differed from the amounts computed by applying the U.S. Federal income tax rate of 34% in 1994, 1995 and 1996 to pretax income as a result of the following:

                                                                                          1994       1995       1996
                                                                                        ---------  ---------  ---------
Computed "expected" tax expense (benefit).............................................  $   4,194     (1,870)       795
Increase (decrease) in income taxes resulting from:
  State income taxes, net of Federal income tax benefit...............................        798       (185)       235
  Other, net..........................................................................         65         75        (24)
                                                                                        ---------  ---------  ---------
                                                                                        $   5,057     (1,980)     1,006
                                                                                        ---------  ---------  ---------
                                                                                        ---------  ---------  ---------

                        PACKAGING RESOURCES INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS

                FEBRUARY 28, 1994 AND 1995 AND FEBRUARY 29, 1996
      (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE INFORMATION) (CONTINUED)

(12)INCOME TAXES (CONTINUED)
    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at February 28, 1994 and 1995 and February 29, 1996 are presented below:

                                                                                      1994       1995       1996
                                                                                   ----------  ---------  ---------
Deferred tax assets:
  Compensated absences, principally due to accrual for financial reporting
   purposes......................................................................  $      419        345        343
  Net operating loss carryforwards...............................................       1,786      4,612      4,785
  Alternative minimum tax credit carryforwards...................................       1,103        395        495
  Other..........................................................................         906        844        686
                                                                                   ----------  ---------  ---------
Total gross deferred tax assets..................................................       4,214      6,196      6,309
                                                                                   ----------  ---------  ---------
Deferred tax liabilities:
  Plant and equipment, principally due to differences in depreciation............     (10,337)   (10,354)   (11,843)
  Intangible assets..............................................................      (1,518)    (2,243)    (1,520)
  Other..........................................................................        (323)       (82)      (107)
                                                                                   ----------  ---------  ---------
Total gross deferred liabilities.................................................     (12,178)   (12,679)   (13,470)
                                                                                   ----------  ---------  ---------
Net deferred liability...........................................................  $   (7,964)    (6,483)    (7,161)
                                                                                   ----------  ---------  ---------
                                                                                   ----------  ---------  ---------

    PRI has not recorded a valuation allowance related to the deferred tax assets, as management believes that it is more likely than not that the results of future operations will generate sufficient taxable income to realize the deferred tax assets.

    At February 29, 1996 PRI has net operating loss carryforwards of $12,269 which are available to reduce future taxable income for Federal income tax purposes under a tax sharing agreement with HPH. The operating loss carryforwards expire at various dates through 2011.

    PRI also has alternative minimum tax credit carryforwards of $495 which are available to reduce future Federal income taxes over an indefinite period under a tax sharing agreement with HPH.

(13)DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS
    Cash, receivables, accounts payable and accrued expenses: The carrying amounts approximate fair value due to the short maturity of these instruments.

    Notes payable: The carrying amounts approximate fair value as a majority of the obligations incur interest at a market rate. In addition, the significant terms of fixed rate obligations do not differ materially from those currently available to PRI.

(14)RETIREMENT PLAN
    PRI has a defined contribution retirement plan covering substantially all employees; contributions are based upon a defined percentage of compensation. Provisions for the plan's contributions amounted to $673, $775, and $670 for the years ended February 28, 1994 and 1995 and February 29, 1996, respectively. Provisions of the plan include 20% vesting per year.

                        PACKAGING RESOURCES INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS

                FEBRUARY 28, 1994 AND 1995 AND FEBRUARY 29, 1996
      (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE INFORMATION) (CONTINUED)

(15)RELATED-PARTY TRANSACTIONS
    PRI has various transactions with Group and HPH. These transactions include management fees and reimbursements to HPH of $699, $687 and $662 for each fiscal year 1994, 1995 and 1996, respectively. Additionally, PRI paid dividends of $115 to HPH on Series B preferred stock in 1994, and $2,083 and $2,500 to Group on common stock in 1994 and 1995, respectively.

(16)BUSINESS AND CREDIT CONCENTRATIONS
    PRI's business is substantially dependent on a limited number of large customers. In fiscal years 1994, 1995 and 1996, PRI's ten largest customers accounted for approximately 62%, 69% and 78%, respectively, of its net sales. PRI's largest customers are General Mills (including Yoplait), Dannon, and Ross Labs, which represented approximately 21.9%, 18.7%, and 15.2%, respectively, of PRI's net sales for fiscal 1996. No customer other than General Mills, Dannon, or Ross Labs accounted for more than 5% of PRI's net sales during fiscal 1996. Accounts receivable for General Mills, Dannon, and Ross Labs totaled $4,594,
$6,416, and  $5,976  at  February 28,  1994  and  1995 and  February  29,  1996,
respectively.

- -------------------------------------------
                                     -------------------------------------------
- -------------------------------------------
                                     -------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE EXCHANGE OFFER MADE BY THIS PROSPECTUS TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE EXCHANGE NOTES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
Available Information..........................          i
Prospectus Summary.............................          1
Risk Factors...................................         11
Use of Proceeds................................         17
The Exchange Offer.............................         18
Capitalization.................................         26
Selected Financial Data........................         27
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations....................................         29
Business.......................................         35
Management.....................................         46
Security Ownership of Certain Beneficial Owners
 and Management................................         49
Certain Transactions...........................         50
Description of Certain Indebtedness............         53
Description of Exchange Notes..................         54
Certain United States Federal Income Tax
 Consequences..................................         81
Old Notes Registration Rights..................         83
Old Notes Transfer Restrictions................         84
Plan of Distribution...........................         87
Legal Matters..................................         87
Experts........................................         88
Index to Financial Statements..................        F-1

                                     [LOGO]

                            OFFER TO EXCHANGE $1,000
                            PRINCIPAL AMOUNT OF ITS
                     11 5/8% SENIOR SECURED NOTES DUE 2003
                           WHICH HAVE BEEN REGISTERED
                            UNDER THE SECURITIES ACT
                        FOR EACH $1,000 PRINCIPAL AMOUNT
                               OF ITS OUTSTANDING
                     11 5/8% SENIOR SECURED NOTES DUE 2003

                             ---------------------

                                   PROSPECTUS
                             ---------------------

                               THE EXCHANGE AGENT
                           FOR THE EXCHANGE OFFER IS:
                             LASALLE NATIONAL BANK
                          BY FACSIMILE: (312) 904-2236
                    CONFIRMATION BY TELEPHONE:(312) 904-2444
                   BY MAIL/HAND DELIVERY/OVERNIGHT DELIVERY:
                             LaSalle National Bank
                            Corporate Trust Division
                            135 South LaSalle Street
                                   Suite 1825
                            Chicago, Illinois 60603
                            Attention: Sarah H. Webb

                                        , 1996

- -------------------------------------------
                                     -------------------------------------------
- -------------------------------------------
                                     -------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth all fees and expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered hereby. All of such expenses, except the SEC filing fee, are estimated.

SEC filing fee.....................................................  $  37,932
Legal fees and expenses............................................      *
Accounting fees and expenses.......................................      *
Printing and engraving.............................................      *
Trustee's fees and expenses........................................      *
Blue Sky fees and expenses.........................................      *
Miscellaneous......................................................      *
                                                                     ---------
    Total..........................................................  $   *
                                                                     ---------
                                                                     ---------

- ------------------------
*  To be provided by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    As authorized by Section 145 of the General Corporation Law of Delaware (the "Delaware Corporation Law"), each director and officer of the Registrant may be indemnified by the respective Registrant against expenses (including attorney's fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which he is involved by reason of the fact that he is or was a director or officer of that Registrant if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of that Registrant, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. If the legal proceeding, however, is by or in the right of the respective Registrant, the director or officer may not be indemnified in respect to any claim, issue or matters as to which he shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to that Registrant unless a court determines otherwise.

    Article 9 of the Certificate of Incorporation of PRI, a copy of which is filed as Exhibit 3.1 to this Registration Statement, provides that no director of PRI shall be personally liable to PRI or its stockholders for monetary damages for any breach of his fiduciary duty as a director, provided, however, that such clause shall not apply to any liability of a director (1) for any breach of his duty of loyalty to PRI or its stockholders, (2) for acts or omissions that are not in good faith or involve intentional misconduct or a knowing violation of the law, (3) under Section 174 of the Delaware Corporation law, or (4) for any transaction from which the director derived an improper personal benefit. In addition, Article VII of the By-Laws of PRI, a copy of which is filed as Exhibit 3.2 hereto, provides for the indemnification of the Registrant's officers and directors.

    In addition, the Registrant has entered into an Indemnification Agreement with each of its directors and officers which provides for indemnification to the fullest extent available under Delaware Corporation Law.

    Section 9 of the Purchase Agreement, a copy of which is filed as Exhibit 1.1 hereto, provides for indemnification by the Initial Purchasers of directors and officers of the Company against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"), under certain circumstances.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    On May 17, 1996, the Company sold $110,000,000 principal amount of 11 5/8% Senior Secured Notes due 2003 (the "Old Notes") to BT Securities Corporation and Donaldson, Lufkin & Jenrette Securities Corporation (the "Initial Purchasers") at 100% of the principal amount thereof (less aggregate discounts of

$3.3 million). Such transaction was exempt from the registration requirements of the Securities Act in reliance on Section 4(2) of the Securities Act and Rule 144A promulgated under the Securities Act on the basis that such transaction did not involve a public offering. In accordance with the agreement pursuant to which the Initial Purchasers purchased the Old Notes, the Initial Purchasers agreed to offer and sell the Old Notes only to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) or a limited number of institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or
(7) of Regulation D under the Securities Act).

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULE

    (a) Exhibits:

 EXHIBIT
   NO.                                                     EXHIBIT
- ---------  -------------------------------------------------------------------------------------------------------
   2.1     Purchase Agreement dated May 10, 1996 between PRI and BT Securities Corporation and Donaldson, Lufkin &
            Jenrette Securities Corporation
   3.1     Amended and Restated Certificate of Incorporation of PRI
   3.2     Amended and Restated By-Laws of PRI
   4.1     Indenture dated as of May 17, 1996 between PRI and LaSalle National Bank, as Trustee, relating to the
            Notes (including form of certificate to be delivered in connection with transfers to institutional accredited investors)
   4.2     Registration Rights Agreement dated as of May 17, 1996 between PRI and BT Securities Corporation and
            Donaldson, Lufkin & Jenrette Securities Corporation
   4.3     Credit Agreement dated as of May 17, 1996 among PRI, the lenders signatory thereto and LaSalle National
            Bank, as administrative agent
   5.1**   Opinion of Winston & Strawn regarding the validity of the issuance of the Notes
  10.1     Subordinated Promissory Note dated March 12, 1993, as amended March 12, 1995, issued to Bemis Company,
            Inc. by PRI
  10.2     Asset Purchase Agreement dated March 12, 1993 among PRI, Louisiana Plastics, Incorporated and Bemis
            Company, Inc.
  10.3     Asset and Stock Purchase Agreement dated December 15, 1993 among PRI, Miner Container Printing, Inc.
            and the stockholders signatory thereto
  10.4     Consulting Agreement dated December 15, 1993, as amended December 22, 1994 and April 12, 1995, between
            PRI and Kenneth W. Miner
  10.5     Form of Management Agreement between HPH Industries, Ltd. and PRI
  10.6     Agreement Apportioning the Consolidated Income Tax Liability of HPH Industries, Ltd. Affiliated Group
            effective as of May 17, 1996 among HPH, Group and PRI
  10.7     The Dannon Company, Inc. 4 oz. Sprinkl'ins Dannon Cup Mold and Cup Manufacture Agreement between The
            Dannon Company, Inc. and PRI dated July 10, 1992, as amended April 4, 1994 and February 6, 1995*
  10.8     The Dannon Company, Inc. 6 oz. Blended Cup Mold and Cup Manufacture Agreement between The Dannon
            Company, Inc. and PRI dated April 18, 1991, as amended July 10, 1992, April 4, 1994 and June 26, 1995*

- ------------------------
 * The Registrant has omitted certain portions of this agreement for which the Registrant seeks confidential treatment pursuant to Rule 406 of the Securities Act; unredacted copies have been filed with the Securities and Exchange Commission.

**  To be filed by amendment.

 EXHIBIT
   NO.                                                     EXHIBIT
- ---------  -------------------------------------------------------------------------------------------------------
  10.9     The Dannon Company, Inc. 8 oz. Mold Manufacture and Cup Production Agreement between The Dannon
            Company, Inc. and PRI dated December 9, 1991, as amended October 27, 1992, April 4, 1994 and February
            15, 1996*
  10.10    The Dannon Company 8 oz. Mold Manufacture and Cup Production Agreement between The Dannon Company, Inc.
            and PRI (as successor to Miner Container of Texas, Inc.) dated January 15, 1992, as amended November
            16, 1992*
  10.11    The Restated Parts Supply Agreement dated July 1, 1992 between Yoplait U.S.A., a Division of General
            Mills Products Corp., and PRI*
  10.12    The Cans Supply Agreement dated August 6, 1992 between Ross Laboratories, a Division of Abbott
            Laboratories, and PRI*
  10.13    Form of Indemnification Agreement between PRI and each of its directors and officers
  10.14    Description of Annual Bonus Plan
  12.1     Statements re Computation of Ratios
  23.1     Consent of KPMG Peat Marwick LLP
  23.2     Consent of Winston & Strawn (included in their opinion filed as Exhibit 5.1)
  24.1     Powers of Attorney (included on the signature pages hereto)
  25.1     Form T-1 for LaSalle National Bank, as Trustee
  27.1     Financial Data Schedule
  99.1     Form of Letter of Transmittal
  99.2     Form of Notice of Guaranteed Delivery
  99.3     Form of Letter to Securities Dealers, Commercial Banks, Trust Companies and Other Nominees
  99.4     Form of Letters to Clients
  99.5     Guidelines for Certification of Taxpayer Identification Number on Form W-9

- ------------------------
 * The Registrant has omitted certain portions of this agreement for which the Registrant seeks confidential treatment pursuant to Rule 406 of the Securities Act; unredacted copies have been filed with the Securities and Exchange Commission.

**  To be filed by amendment.

    (b) Financial Statement Schedule

Report of Independent Auditors

SCHEDULE II     --         Valuation and Qualifying Accounts

ITEM 17.  UNDERTAKINGS

    1. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    2.  The undersigned Registrant hereby undertakes that:

        (a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

        (b) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of Illinois on June 12, 1996.

                                          PACKAGING RESOURCES INCORPORATED

                                          By:        /s/ HOWARD P. HOEPER

                                             -----------------------------------
                                                      Howard P. Hoeper
                                              CHAIRMAN, CHIEF EXECUTIVE OFFICER
                                                        AND PRESIDENT

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Howard P. Hoeper and Jerry J. Corirossi and each of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant  to  the  requirements  of   the  Securities  Act  of  1933,   this
Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

                      SIGNATURE                                          TITLE                         DATE
- ------------------------------------------------------  ----------------------------------------  ---------------

                 /s/ HOWARD P. HOEPER
     -------------------------------------------        Chairman of the Board, Chief Executive     June 12, 1996
                   Howard P. Hoeper                      Officer and President

                /s/ JERRY J. CORIROSSI                  Vice President, Finance and
     -------------------------------------------         Administration (Principal Financial and   June 12, 1996
                  Jerry J. Corirossi                     Accounting Officer)

              /s/ DONALD L. MACLAUGHLIN
     -------------------------------------------        Director                                   June 12, 1996
                Donald L. MacLaughlin

                /s/ ANTONY P. RESSLER
     -------------------------------------------        Director                                   June 12, 1996
                  Antony P. Ressler

                 /s/ DAVID B. KAPLAN
     -------------------------------------------        Director                                   June 12, 1996
                   David B. Kaplan

                        PACKAGING RESOURCES INCORPORATED
                     INDEX TO FINANCIAL STATEMENT SCHEDULE

Independent Auditors' Report..........................................................        S-2
Schedule II -- Valuation and qualifying accounts......................................        S-3

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholder of
Packaging Resources Incorporated:

    The audits referred to in our report dated March 20, 1996, included the related financial statement schedule as of February 29, 1996, and for each of the years in the three-year period ended February 29, 1996, included in the Registration Statement. This financial statement schedule is the responsibility of Packaging Resources Incorporated's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, the financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          KPMG Peat Marwick LLP

Chicago, Illinois
March 20, 1996

                                  SCHEDULE II

                        PACKAGING RESOURCES INCORPORATED
                       VALUATION AND QUALIFYING ACCOUNTS
          YEAR ENDED FEBRUARY 28, 1994 AND 1995 AND FEBRUARY 29, 1996

                                                                     ADDITIONS
                                                              ------------------------
                                              BALANCE AT      CHARGED TO   CHARGED TO
                                             BEGINNING OF      COSTS AND      OTHER                   BALANCE AT
DESCRIPTION                                     PERIOD         EXPENSES     ACCOUNTS    DEDUCTIONS   END OF PERIOD
- ----------------------------------------  ------------------  -----------  -----------  -----------  -------------
1994
Allowance for Doubtful Accounts.........      $   68,000       $ 200,000    $   3,000   $   (63,000)  $   208,000

1995
Allowance for Doubtful Accounts.........      $  208,000       $  34,000    $  23,000   $   (65,000)  $   200,000

1996
Allowance for Doubtful Accounts.........      $  200,000       $  --        $  66,000   $  (110,000)  $   156,000

                                 EXHIBIT INDEX

                                                                                                        SEQUENTIALLY
EXHIBIT NO.                                          EXHIBIT                                            NUMBERED PAGE
- -----------  ---------------------------------------------------------------------------------------  -----------------
     2.1     Purchase Agreement dated May 10, 1996 between PRI and BT Securities Corporation and
              Donaldson, Lufkin & Jenrette Securities Corporation
     3.1     Amended and Restated Certificate of Incorporation of PRI
     3.2     Amended and Restated By-Laws of PRI
     4.1     Indenture dated as of May 17, 1996 between PRI and LaSalle National Bank, as Trustee, relating to the Notes (including form of certificate to be delivered in connection with transfers to institutional accredited investors)
     4.2     Registration Rights Agreement dated as of May 17, 1996 between PRI and BT Securities
              Corporation and Donaldson, Lufkin & Jenrette Securities Corporation
     4.3     Credit Agreement dated as of May 17, 1996 among PRI, the lenders signatory thereto and
              LaSalle National Bank, as administrative agent
     5.1 **  Opinion of Winston & Strawn regarding the validity of the issuance of the Notes
    10.1     Subordinated Promissory Note dated March 12, 1993, as amended March 12, 1995, issued to
              Bemis Company, Inc. by PRI
    10.2     Asset Purchase Agreement dated March 12, 1993 among PRI, Louisiana Plastics,
              Incorporated and Bemis Company, Inc.
    10.3     Asset and Stock Purchase Agreement dated December 15, 1993 among PRI, Miner Container
              Printing, Inc. and the stockholders signatory thereto
    10.4     Consulting Agreement dated December 15, 1993, as amended December 22, 1994 and April
              12, 1995, between PRI and Kenneth W. Miner
    10.5     Form of Management Agreement between HPH Industries, Ltd. and PRI
    10.6     Agreement Apportioning the Consolidated Income Tax Liability of HPH Industries, Ltd.
              Affiliated Group effective as of May 17, 1996 among HPH, Group and PRI
    10.7     The Dannon Company, Inc. 4 oz. Sprinkl'ins Dannon Cup Mold and Cup Manufacture
              Agreement between The Dannon Company, Inc. and PRI dated July 10, 1992, as amended
              April 4, 1994 and February 6, 1995*
    10.8     The Dannon Company, Inc. 6 oz. Blended Cup Mold and Cup Manufacture Agreement between
              The Dannon Company, Inc. and PRI dated April 18, 1991, as amended July 10, 1992, April
              4, 1994 and June 26, 1995*
    10.9     The Dannon Company, Inc. 8 oz. Mold Manufacture and Cup Production Agreement between
              The Dannon Company, Inc. and PRI dated December 9, 1991, as amended October 27, 1992,
              April 4, 1994 and February 15, 1996*
    10.10    The Dannon Company 8 oz. Mold Manufacture and Cup Production Agreement between The
              Dannon Company, Inc. and PRI (as successor to Miner Container of Texas, Inc.) dated
              January 15, 1992, as amended November 16, 1992*
    10.11    The Restated Parts Supply Agreement dated July 1, 1992 between Yoplait U.S.A., a
              Division of General Mills Products Corp., and PRI*

                              EXHIBIT INDEX PAGE 1

                                                                                                        SEQUENTIALLY
EXHIBIT NO.                                          EXHIBIT                                            NUMBERED PAGE
- -----------  ---------------------------------------------------------------------------------------  -----------------
    10.12    The Cans Supply Agreement dated August 6, 1992 between Ross Laboratories, a Division of
              Abbott Laboratories, and PRI*
    10.13    Form of Indemnification Agreement between PRI and each of its directors and officers
    10.14    Description of Annual Bonus Plan
    12.1     Statements re Computation of Ratios
    23.1     Consent of KPMG Peat Marwick LLP
    23.2     Consent of Winston & Strawn (included in their opinion filed as Exhibit 5.1)
    24.1     Powers of Attorney (included on the signature pages hereto)
    25.1     Form T-1 for LaSalle National Bank, as Trustee
    27.1     Financial Data Schedule
    99.1     Form of Letter of Transmittal
    99.2     Form of Notice of Guaranteed Delivery
    99.3     Form of Letter to Securities Dealers, Commercial Banks, Trust Companies and Other
              Nominees
    99.4     Form of Letters to Clients
    99.5     Guidelines for Certification of Taxpayer Identification Number on Form W-9

- ------------------------
* The Registrant has omitted certain portions of this agreement for which the Registrant seeks confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended; unredacted copies have been filed with the Securities and Exchange Commission.

**  To be filed by amendment.

                              EXHIBIT INDEX PAGE 2